Exhibit 10.5
LEASE
4000 MACARTHUR, L.P.,
a Delaware limited partnership,
Landlord
and
MINDSPEED TECHNOLOGIES, INC.,
a Delaware corporation,
Tenant
for
4000 MacArthur Boulevard
Newport Beach, California
March 23, 2010

(i)

(ii)

(iii)

Schedule of Exhibits

Exhibit A	Floor Plan of Premises

Exhibit A-1	Legal Description

Exhibit A-2	Outline of Data Room

Exhibit B	Definitions

Exhibit C	Intentionally Deleted

Exhibit D	Design Standards

Exhibit E	Cleaning Specifications

Exhibit F	Rules and Regulations

Exhibit G	Notice of Lease Term Dates

Exhibit H	Form of Subordination, Non-Disturbance and Attornment Agreement

Exhibit I	Location of Lobby Signs

(iv)

LEASE
THIS LEASE is made, for reference purposes only, as of the 23rd day of March, 2010, between 4000 MACARTHUR, L.P., a Delaware limited partnership (“Landlord”), and MINDSPEED TECHNOLOGIES, INC., a Delaware corporation (“Tenant”).
Landlord and Tenant hereby agree as follows:
ARTICLE 1
BASIC LEASE PROVISIONS

PREMISES	A total of 96,829 rentable square feet of space consisting of (i) a portion of the first (1st) floor of the Building consisting of approximately 5,156 rentable square feet (the “First Floor Premises”), (ii) a portion of the second (2nd) floor of the Building consisting of 12,737 rentable square feet (the “Second Floor Premises”), (iii) the entire third (3rd) floor of the Building consisting of approximately 19,737 rentable square feet, (iv) the entire seventh (7th) floor of the Building consisting of approximately 19,737 rentable square feet, (v) the entire eighth (8th) floor consisting of approximately 19,737 rentable square feet, and (vi) the entire tenth (10th) floor of the Building consisting of approximately 19,725 rentable square feet. The Premises is more particularly shown on Exhibit A.

BUILDING	The building, commonly known as the “East Tower,” and located at 4000 MacArthur Boulevard, Newport Beach, California.

COMMENCEMENT DATE	June 27, 2010.

EXPIRATION DATE	December 31, 2012, or the last day of any renewal or extended term, if the Term of this Lease is extended in accordance with any express provision hereof.

TERM	The period commencing on the Commencement Date and ending on the Expiration Date.

PERMITTED USES	Executive and general office use, consistent with the operation of a first-class office building (including the operation of engineering labs, sales and training facilities and testing labs), and any other lawful purpose consistent with the character of the Building as a first-class office building.

BASE YEAR	Calendar year 2010, calculated based upon Operating Expenses and Taxes attributable during the period commencing on July 1, 2010 and continuing through December 31, 2010, which amount shall be annualized so that the Base Year is a twelve (12) month period.

TENANT’S PROPORTIONATE SHARE	50.13%

AGREED AREA OF PROJECT	373,447 rentable square feet

AGREED AREA OF BUILDING	193,137 rentable square feet, as mutually agreed by Landlord and Tenant.

AGREED AREA OF PREMISES	96,829 rentable square feet, as mutually agreed by Landlord and Tenant.

FIXED RENT	$176,596.73 per month (i.e., $1.8238 per rentable square foot of the Premises).

ADDITIONAL RENT	All sums other than Fixed Rent payable by Tenant to Landlord under this Lease, including Tenant’s Tax Payment, Tenant’s Operating Payment, late charges, overtime or excess service charges, parking fees, damages, and interest and other costs related to Tenant’s failure to perform any of its obligations under this Lease.

RENT	Fixed Rent and Additional Rent, collectively.

INTEREST RATE	The lesser of (i) four percent (4%) per annum above the then-current Base Rate, and (ii) the maximum rate permitted by applicable Requirements.

SECURITY DEPOSIT	$176,596.73.

TENANT’S ADDRESS	Mindspeed Technologies, Inc.
FOR NOTICES	4000 MacArthur Boulevard, East Tower
First Floor
Newport Beach, California 92660
Attn: Brandi R. Steege, Esq., Vice President, Legal

with a copy to:

CresaPartners
610 Newport Center Drive, Suite 500
Newport Beach, California 92660
Attn: Jeff Manley

LANDLORD’S ADDRESS	4000 MacArthur, L.P.
FOR NOTICES	% Tishman Speyer Properties, L.P.
400 South Hope Street, Suite 200
Los Angeles, California 90071
Attn: Property Manager

with copies to:

Tishman Speyer Properties, L.P.
45 Rockefeller Plaza
New York, New York 10111
Attn: Chief Legal Officer

and:

Tishman Speyer Properties, L.P.
45 Rockefeller Plaza
New York, New York 10111
Attn: Chief Financial Officer

TENANT’S BROKER	Cresa Partners – West, Inc.

LANDLORD’S AGENT	Tishman Speyer Properties, L.P. or any other person or entity designated at any time and from time to time by Landlord as Landlord’s Agent.

LANDLORD’S CONTRIBUTION	$968,290.00 (i.e., $10.00 per rentable square foot of the Premises).
All capitalized terms used in this Lease without definition are defined in Exhibit B.

ARTICLE 2
PREMISES; TERM; RENT
Section 2.1 Lease of Premises.
(a) In General. Subject to the terms of this Lease, Landlord leases to Tenant and Tenant leases from Landlord the Premises for the Term. Landlord and Tenant hereby agree that the rentable square feet and usable square feet of the Premises, the rentable square feet of the Building and the rentable square feet of the Project have been agreed to by Landlord and Tenant and are as stipulated in Article 1, above. In addition, Landlord grants to Tenant the right to use, on a non-exclusive basis and in common with others, the Common Areas.
(b) Use of Conference Room and Shower Located on the First Floor of the Building. Landlord and Tenant hereby acknowledge that, as of the date of this Lease, a conference room and a shower are located on the first (1st) floor of the Building. The conference room and the shower located on the first (1st) floor of the Building shall collectively be referred to herein as the “First Floor Amenities.” Tenant shall have the non-exclusive right, at no additional cost to Tenant (except as otherwise provided below), to use the First Floor Amenities, subject to the following conditions: (i) any such use shall be subject to Landlord’s reasonable and non-discriminatory rules and regulations and be in compliance with all applicable Requirements; (ii) any such use shall not interfere unreasonably with any other tenant’s use of the Project; and (iii) Tenant’s indemnification and insurance obligations in Articles 11 and 26 of this Lease shall be fully applicable to Tenant’s use of the First Floor Amenities. Notwithstanding the foregoing, Tenant’s right to use the First Floor Amenities shall terminate and be of no further force effect upon Landlord’s written notice to Tenant that Landlord has leased the space on the first (1st) floor of the Building, upon which the First Floor Amenities are located, to a third party on an exclusive basis.
Section 2.2 Commencement Date. Upon the Effective Date (as that term is defined in Exhibit B, attached hereto), the terms and provisions hereof shall be fully binding on Landlord and Tenant. The Term of this Lease shall commence on the Commencement Date. Unless sooner terminated or extended as may be hereinafter provided, the Term shall end on the Expiration Date.
Section 2.3 Payment of Rent.
(a) In General. Tenant shall pay to Landlord, without notice or demand, and without any set-off, counterclaim, abatement or deduction whatsoever, except as may be expressly set forth in this Lease, in lawful money of the United States by check or wire transfer of funds, (i) Fixed Rent in equal monthly installments, in advance, on the first day of each month during the Term, commencing on the Commencement Date, and (ii) Additional Rent, at the times and in the manner set forth in this Lease.
(b) Abatement of Rent. Tenant hereby acknowledges that Tenant currently pays a monthly fee equal to $369,541.55 in connection with Tenant’s lease of the entire Building pursuant to the “Sublease,” as that term is defined in Article 4, below. Tenant shall be entitled to an abatement of rent (each, the “Abatement Amount”) under the Sublease in an amount equal to (i) $135,560.60 per month for the period commencing on January 1, 2010 and continuing through and including May 31, 2010 and (ii) $117,485.94 for the period commencing on June 1, 2010 and continuing through and including June 26, 2010. Accordingly, Landlord shall pay to Tenant, within fifteen (15) days following the Effective Date, an amount equal to the applicable Abatement Amount (for the applicable abatement period) for each month prior to the Effective Date for which Landlord has received from Tenant, or Conexant Systems, Inc., as applicable, the monthly rent then due under the Sublease. Following the Effective Date, Landlord shall pay to Tenant the applicable Abatement Amount for the applicable abatement period, within five (5) days following Landlord’s receipt from Tenant, or Conexant Systems, Inc., as applicable, of the monthly rent payment then due under the Sublease.

Section 2.4 First Month’s Rent. Tenant hereby acknowledges and agrees that Tenant is obligated to pay one month’s Fixed Rent upon the execution of this Lease (“Advance Rent”). Landlord and Tenant hereby agree, however, that in lieu of Tenant’s obligation to deliver the Advance Rent upon execution of this Lease, the Advance Rent shall be deducted from the Abatement Amount otherwise due from Landlord, and applied as set forth below. If the Commencement Date is on the first (1st) day of a month, the Advance Rent shall be credited towards the first month’s Fixed Rent payment. If the Commencement Date is not the first (1st) day of a month, then on the Commencement Date Tenant shall pay Fixed Rent for the period from the Commencement Date through the last day of such month, and the Advance Rent shall be credited towards Fixed Rent for the next succeeding calendar month.
Section 2.5 Renewal Term.
(a) Renewal Term. Subject to the terms of this Section 2.5, Landlord hereby grants to the originally named Tenant (“Original Tenant”), and any Related Entity (defined in Section 13.8, below) to whom this Lease is assigned (an “Affiliate Assignee”), the right to renew the initial Term for all of the initial Premises and, at its option, any “First Offer Space,” as that term is defined in Section 2.6, below for one renewal term of five (5) years (the “Renewal Term”) commencing on the day after the expiration of the initial Term (the “Renewal Term Commencement Date”) and ending (the “Renewal Term Expiration Date”) on the day immediately preceding the fifth (5th) anniversary of the Renewal Term Commencement Date, unless the Renewal Term shall sooner terminate pursuant to any of the terms of this Lease or otherwise. The Renewal Term shall commence only if (i) Tenant notifies Landlord in writing (the “Exercise Notice”) of Tenant’s exercise of such renewal right not later than nine (9) months, prior to the Expiration Date, (ii) at the time of the exercise of such right and immediately prior to the Renewal Term Commencement Date, no material non-monetary and no monetary default under this Lease beyond any applicable notice and cure period set forth herein shall have occurred and be continuing hereunder, and (iii) Tenant exercises its renewal option, if at all with respect to the entire Premises, excluding any First Offer Space; provided that Tenant shall, in the Exercise Notice, designate whether Tenant is exercising the renewal right with respect to any First Offer Space then being leased by Tenant, the term of which First Offer Space expires prior to the Renewal Term Expiration Date. In the event that Tenant elects to renew the Term of the Lease pursuant to the terms of this Section 2.5, but fails to designate whether Tenant desires to renew the term of any First Offer Space in the Exercise Notice, then Tenant shall be deemed to have elected to extend the term of all First Offer Space. In the event that Tenant elects, or is deemed to have elected, to renew the term of any First Offer Space then being leased by Tenant, then the extended term of any such First Offer Space shall commence (the “First Offer Renewal Commencement Date”) following the expiration of the applicable First Offer Term (defined in Section 2.6(e), below), and shall thereafter expire on the Renewal Term Expiration Date. The period commencing on the First Offer Renewal Commencement Date and expiring on the Renewal Term Expiration Date shall be referred to herein as the “First Offer Renewal Term.” Time is of the essence with respect to the giving of the Exercise Notice. The Renewal Term shall be upon all of the agreements, terms, covenants and conditions of this Lease, except that (a) the Rent for the Renewal Term shall be as set forth in Section 2.5(b) below and (b) if Tenant exercises the renewal option set forth in this Section 2.5, then Tenant shall have no further right to renew the Term unless otherwise agreed to in writing by Landlord and Tenant. Upon the commencement of the Renewal Term, (1) the Renewal Term shall be added to and become part of the Term, (2) any reference to “this Lease”, to the “Term”, the “term of this Lease” or any similar expression shall be deemed to include the Renewal Term and (3) the expiration of the Renewal Term shall become the Expiration Date. Any termination, cancellation or surrender of the entire interest of Tenant under this Lease at any time during the Term shall automatically terminate the renewal right set forth in this Section 2.5. The terms of this Section 2.5 shall be applicable to Tenant’s lease of the First Offer Space subject to the terms set forth herein.

(b) Renewal Term Rent. The annual Fixed Rent payable by Tenant for the initial Premises (i.e., excluding any First Offer Space) during the Renewal Term shall be equal to Twenty-Two and 80/100 Dollars ($22.80) per rentable square foot of the Premises (the “Renewal Rent”), which Renewal Rent shall be subject to a three percent (3%) increase effective on the first anniversary of the commencement of the Renewal Term and on each anniversary of the Renewal Term thereafter. The Base Year during the Renewal Term for the initial Premises only shall be calendar year 2013. In the event that Tenant elects to renew, or is deemed to have elected to renew, the term of any First Offer Space then being leased by Tenant, the rent (the “First Offer Renewal Rent”) payable by Tenant for any such First Offer Space during the First Offer Renewal Term shall be equal to the annual “Fair Market Value,” as that term is defined in Section 2.6(c), below, of the First Offer Space as of the First Offer Renewal Commencement Date, provided that such First Offer Renewal Rent shall be determined at the time that the Fair Market Value is determined for any such First Offer Space for the applicable First Offer Term.
(c) Renewal Allowance. In the event that Tenant elects to renew the Term, then Landlord shall deliver to Tenant, on or before January 31, 2013, an amount equal to $1,936,580.00 (the “Renewal Allowance”) (i.e., $20.00 per rentable square feet of the initial Premises), which may be used by Tenant for costs relating to the design and construction of improvements in the Premises and/or for moving related expenses or as a payment against the Rent due under this Lease.
Section 2.6 Right of First Offer. Landlord hereby grants to the Original Tenant a continuous right of first offer with respect to all leasable areas located on the first (1st), second (2nd) and ninth (9th) floors of the Building, which space is not part of the Premises as of the date of this Lease (collectively, the “First Offer Space”); provided that the First Offer Space shall exclude any Common Areas located on the floors upon which the First Offer Space is located, which Common Areas shall be designated by Landlord. Tenant’s right of first offer shall be on the terms and conditions set forth in this Section 2.6.
(a) Procedure for Offer. Landlord shall notify Tenant (the “First Offer Notice”) from time to time when and if Landlord receives a “third party offer” for lease of the First Offer Space. Pursuant to such First Offer Notice, Landlord shall offer to lease to Tenant the First Offer Space. The First Offer Notice shall describe the space so offered to Tenant and set forth the “First Offer Rent,” as that term is defined in Section 2.6(c), below, the First Offer Renewal Rent and other economic terms upon which Landlord is willing to lease such space to Tenant. Tenant hereby acknowledges and agrees that the First Offer Renewal Rent shall be determined concurrently with the determination of the First Offer Rent for the applicable First Offer Term pursuant to the terms of Sections 2.6(c) and (d), below.
(b) Procedure for Acceptance. If Tenant wishes to exercise Tenant’s right of first offer with respect to the space described in the First Offer Notice, then within ten (10) Business Days of delivery of the First Offer Notice to Tenant, Tenant shall deliver notice to Landlord (the “First Offer Exercise Notice”) irrevocably exercising its right of first offer with respect to the entire space described in the First Offer Notice on the terms contained in such notice, except that, if Tenant wishes to dispute Landlord’s determination of First Offer Rent or the First Offer Renewal Rent set forth in the First Offer Notice, then Tenant’s First Offer Exercise Notice shall so notify Landlord of such dispute, and the First Offer Rent or the First Offer Renewal Rent, as the case may be, shall be determined in accordance with Sections 2.6(c) and 2.6(f) below. If Tenant does not deliver the First Offer Exercise Notice to Landlord within the ten (10) Business Day period, then Landlord shall be free to lease the space described in the First Offer Notice to anyone to whom Landlord desires on any terms Landlord desires for a period of twelve (12) months following Landlord’s delivery of the First Offer Notice; provided, however, that Tenant’s continuing First Offer Right for such space shall thereafter arise only following the expiration of such twelve (12) month period if Landlord has failed to lease such space or following the expiration or earlier termination of such lease of such space (including renewals thereof). Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of first offer, if at all, with respect to all of the space offered by Landlord to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof.

(c) First Offer Rent and First Offer Renewal Rent. The rent payable by Tenant for the First Offer Space during the First Offer Term (the “First Offer Rent”) and the First Offer Renewal Rent, as applicable, shall be equal to the annual Fair Market Value (as hereinafter defined) of the First Offer Space as of the First Offer Commencement Date, as that term is defined in Section 2.6(e) below, and the First Offer Renewal Commencement Date, as applicable (each, the “Calculation Date”). “Fair Market Value” shall mean the fair market annual rent (including additional rent and considering any “base year” or “expense stop” applicable thereto), taking into account all escalations, at which, as of the Calculation Date, tenants are leasing non-sublease, non-encumbered, non-equity, non-renewal space comparable in size, location and quality to the First Offer Space for a term equal to the First Offer Term (as that term is defined in Section 2.6(e), below) or for a term equal to the First Offer Renewal Term, as applicable, in an arm’s-length transaction, which comparable space is located in the Building or in the “Comparable Buildings,” as that term is defined in Exhibit B attached hereto, and which comparable transactions (collectively, the “Comparable Transactions”) are entered into within the six (6) month period immediately preceding Landlord’s delivery of the First Offer Notice to Tenant, taking into consideration the following concessions (the “Concessions”): (a) rental abatement concessions, if any, being granted such tenants in connection with such comparable space; (b) tenant improvements or allowances provided or to be provided for such comparable space, taking into account, and deducting the value of, the existing improvements in the First Offer Space, such value to be based upon the age, condition, design, quality of finishes and layout of the improvements and the extent to which the same can be utilized by a general office user; and (c) other reasonable monetary concessions being granted such tenants in connection with such comparable space; provided, however, that in calculating the Fair Market Value, no consideration shall be given to the fact that Landlord is or is not required to pay a real estate brokerage commission in connection with Tenant’s lease of the First Offer Space or the fact that landlords are or are not paying real estate brokerage commissions in connection with such comparable space. The determination of Fair Market Value shall additionally include a determination (the “Financial Security Determination”) as to whether, and if so to what extent, Tenant must provide Landlord with financial security, such as a letter of credit or guaranty, for Tenant’s rent obligations in connection with Tenant’s lease of the First Offer Space during the First Offer Term or the First Offer Renewal Term, as applicable. Such determination shall be made by reviewing the extent of financial security then generally being imposed in Comparable Transactions from tenants of comparable financial condition and credit history to the then existing financial condition and credit history of Tenant (with appropriate adjustments to account for differences in the then-existing financial condition of Tenant and such other tenants).
(d) Construction In First Offer Space. Subject to any concessions granted to Tenant in accordance with Section 2.6(c), above, Tenant shall take the First Offer Space in its “as is” condition, and the construction of improvements in the First Offer Space shall comply with the terms of Article 5 of this Lease.
(e) Amendment to Lease. If Tenant timely exercises Tenant’s right to lease the First Offer Space as set forth herein, Landlord and Tenant shall promptly thereafter execute a lease amendment for such First Offer Space upon the terms and conditions as set forth in the First Offer Notice and this Section 2.6; provided, however, an otherwise valid exercise of such right of first offer shall be fully effective whether or not a lease amendment is executed. Tenant shall commence payment of Rent for the First Offer Space, and the term (the “First Offer Term”) of the First Offer Space shall commence upon such commencement date (the “First Offer Commencement Date”) as is determined as a part of the determination of the Fair Market Value of the First Offer Space in accordance with Section 2.6(c), above, and shall terminate on the date set forth in the First Offer Notice, provided that in the event that Tenant exercises its right of first offer (i) (x) during the initial Term of this Lease or (y) during the Renewal Term with respect to First Offer Space consisting of more than 10,000 rentable square feet of space and (ii) the First Offer Notice sets forth a First Offer Term longer than three (3) years, then Tenant, may designate in its First Offer Exercise Notice, that Tenant desires to lease the First Offer Space for a period of three (3) years only. In the event that Tenant fails to make such a designation in the First Offer Exercise Notice, then the First Offer Term shall be as set forth in the First Offer Notice. In the event that Tenant exercises its right of first offer pursuant to the terms of this Section 2.6 during the Renewal Term with respect to First Offer Space consisting of 10,000 rentable square feet or less, then the First Offer Term shall expire on the Renewal Term Expiration Date.

(f) Arbitration. If Tenant wishes to dispute Landlord’s determination of Fair Market Value of the First Offer Space for the First Offer Term and/or the First Offer Renewal Term, then Tenant shall give notice to Landlord of such dispute in the First Offer Exercise Notice. Failure on the part of Tenant to dispute Landlord’s determination of the Fair Market Value of the First Offer Space for the First Offer Term or the First Offer Renewal Term shall constitute a waiver of the right thereto and the Rent shall be as set forth in the First Offer Notice. In the event Tenant timely and appropriately objects to Landlord’s determination of Fair Market Value of the First Offer Space for the First Offer Term or the First Offer Renewal Term, Landlord and Tenant shall thereafter attempt to agree upon the Fair Market Value using their best good-faith efforts. If Landlord and Tenant fail to reach agreement within ten (10) Business Days following Tenant’s objection to the Fair Market Value as set forth in the First Offer Exercise Notice (the “Outside Agreement Date”) for the First Offer Space, then such dispute shall thereafter be determined by arbitration in accordance with the then prevailing Expedited Procedures of the American Arbitration Association or its successor for arbitration of commercial disputes, except that the Expedited Procedures shall be modified as follows:
(i) Within ten (10) Business Days following the Outside Agreement Date, Tenant shall notify Landlord in writing of the name and address of the person to act as the arbitrator on Tenant’s behalf. The arbitrator shall be a real estate broker with at least ten (10) years full-time commercial brokerage experience who is familiar with the Fair Market Value of first-class office space in the City of Newport Beach, California. If Tenant fails to notify Landlord of the appointment of its arbitrator within such ten (10) Business Day period, and such failure continues for three (3) Business Days after Landlord delivers a second notice to Tenant then the arbitrator appointed by Landlord shall be the arbitrator to determine the Fair Market Value for the First Offer Space. Within ten (10) Business Days following the Outside Agreement Date, Landlord shall give notice to Tenant specifying the name and address of the person designated by Landlord to act as arbitrator on its behalf, which arbitrator shall be similarly qualified. If Landlord fails to notify Tenant of the appointment of its arbitrator within such ten (10) Business Day period, and such failure continues for three (3) Business Days after Tenant delivers a second notice to Landlord, then the arbitrator appointed by Tenant shall be the arbitrator to determine the Fair Market Value for the First Offer Space.
(ii) If two arbitrators are chosen pursuant to Section 2.6(f)(i) above, the arbitrators so chosen shall meet within ten (10) Business Days after the second arbitrator is appointed and shall seek to reach agreement on Fair Market Value. If within twenty (20) Business Days after the second arbitrator is appointed the two arbitrators are unable to reach agreement on Fair Market Value then the two arbitrators shall appoint a third arbitrator, who shall be a competent and impartial person with qualifications similar to those required of the first two arbitrators pursuant to Section 2.6(f)(i) above. If the arbitrators are unable to agree upon such appointment within five (5) Business Days after expiration of such twenty (20) Business Day period, the third arbitrator shall be selected by the parties themselves. If the parties do not agree on the third arbitrator within five (5) Business Days after expiration of the foregoing five (5) Business Day period, then either party, on behalf of both, may request appointment of such a qualified person under the provisions of the American Arbitration Association. The third arbitrator shall decide the dispute, if it has not been previously resolved, by following the procedures set forth in Section 2.6(f)(iii) below. Each party shall pay the fees and expenses of its respective arbitrator and both shall share the fees and expenses of the third arbitrator. Attorneys’ fees and expenses of counsel and of witnesses for the respective parties shall be paid by the respective party engaging such counsel or calling such witnesses.
(iii) Fair Market Value shall be fixed by the third arbitrator in accordance with the following procedures. Concurrently with the appointment of the third arbitrator, each of the arbitrators selected by the parties shall state, in writing, his or her determination of the Fair Market Value supported by the reasons therefor. The third arbitrator shall have the right to consult experts and competent authorities for factual information or evidence pertaining to a determination of Fair Market Value, but any such determination shall be made in the presence of both parties with full right on their part to cross-examine. The third arbitrator shall conduct such hearings and investigations as he or she deem appropriate and shall, within thirty (30) days after being appointed, select which of the two proposed determinations most closely approximates his or her determination of Fair Market Value. The third arbitrator shall have no right to propose a middle ground or any modification of either of the two proposed determinations. The determination he or she chooses as that most closely approximating his or her determination of the Fair Market Value shall constitute the decision of the third arbitrator and shall be final and binding upon the parties. The third arbitrator shall render the decision in writing with counterpart copies to each party. The third arbitrator shall have no power to add to or modify the provisions of this Lease.

(iv) In the event of a failure, refusal or inability of any arbitrator to act, his or her successor shall be appointed by him or her, but in the case of the third arbitrator, his or her successor shall be appointed in the same manner as that set forth herein with respect to the appointment of the original third arbitrator.
(g) Termination of Right of First Offer. The rights contained in this Section 2.6 shall be personal to the Original Tenant, an “Affiliate,” as that term is defined in Section 13.8(a), below or any entity to whom this Lease is assigned to (an “Assignee”) pursuant to the terms of Article 13, below, and may only be exercised by the Original Tenant, an Affiliate or an Assignee (and not any other assignee, sublessee or transferee of the Original Tenant’s interest in this Lease). The right of first offer granted herein shall terminate as to all First Offer Space and thereafter shall be of no further force or effect on the earlier of the date that is one (1) year prior to the Expiration Date (as the same may be extended hereunder), provided, however, that in the event that (i) Tenant’s right to renew the Term has not expired and Tenant exercises its right to renew the Term of the Lease pursuant to Section 2.5, above, concurrently with its exercise of its right of first offer in the First Offer Exercise Notice, or (ii) Tenant has previously exercised its right to renew the Term of the Lease, then the right of first offer granted herein shall terminate as to all First Offer Space and thereafter shall be of no further force or effect on the date that is one (1) year prior to the Renewal Term Expiration Date. Additionally, Tenant shall not have the right to lease First Offer Space, as provided in this Section 2.6, if, as of the date of the attempted exercise of any right of first offer by Tenant, or as of the scheduled date of delivery of such First Offer Space to Tenant, Tenant is in material non-monetary or monetary default under this Lease beyond any applicable notice and cure period set forth in this Lease.
Section 2.7 Early Termination Right. Provided that Tenant is not in material non-monetary or monetary default under this Lease beyond any applicable notice and cure period as of the date of Tenant’s delivery of the “Termination Notice,” as that term is defined below, Tenant shall have the one-time option to terminate and cancel this Lease with respect to the initial Premises only (and not any First Offer Space) effective as of December 31, 2011 (the “Termination Date”), provided that (i) Landlord receives written notice (the “Termination Notice”) from Tenant on or before June 30, 2011 stating that Tenant is electing to terminate this Lease pursuant to the terms and conditions of this Section 2.7, and (ii) Landlord receives from Tenant an amount equal to $813,363.60 (i.e., $8.40 per rentable square feet of the Premises (the “Termination Fee”)) on or before August 31, 2011, as consideration for and as a condition precedent to such early termination. The termination right contained in this Section 2.7 shall be personal to the Original Tenant and an Affiliate Assignee, and may only be exercised by the Original Tenant or an Affiliate Assignee (and not any other assignee, sublessee or other transferee of the Original Tenant’s interest in this Lease). In the event that Tenant shall deliver a Termination Notice, Tenant shall thereafter have no rights to exercise its right to lease the First Offer Space and the terms of Section 2.6 shall be void and of no further force or effect (but such delivery of the Termination Notice shall not affect Tenant’s lease of the First Offer Space to the extent Tenant exercised such right prior to Tenant’s delivery of the Termination Notice). Provided that Tenant terminates this Lease in accordance with the terms of this Section 2.7, then this Lease shall automatically terminate and be of no further force or effect, and Landlord and Tenant shall be relieved of their respective obligations under this Lease as of the Termination Date, except those obligations set forth in this Lease which specifically survive the expiration or earlier termination of this Lease, including, without limitation, the payment by Tenant of all amounts owed by Tenant under this Lease, up to and including the Termination Date.
ARTICLE 3
USE AND OCCUPANCY
Tenant shall use and occupy the Premises for the Permitted Uses and for no other purpose. Tenant shall not use or occupy or permit the use or occupancy of any part of the Premises in a manner constituting a Prohibited Use. If Tenant uses the Premises for a purpose constituting a Prohibited Use, violating any Requirement, violating the terms of the CC&Rs, or causing the Building or Project to be in violation of any Requirement, then Tenant shall promptly discontinue such use upon notice of such violation. Tenant, at its expense, shall procure and at all times maintain and comply with the terms and conditions of all licenses and permits required for the lawful conduct of the Permitted Uses in the Premises. Tenant, at its expense, shall procure and at all times maintain and comply with the terms and conditions of all licenses and permits required for the lawful conduct of the Permitted Uses in the Premises. Landlord agrees to reasonably cooperate with Tenant, at no cost or expense to Landlord, in procuring and maintaining any such licenses and permits.
Landlord hereby represents and warrants that the CC&Rs and the Requirements in effect as of the date hereof permit the use of the Premises for general office purposes.

ARTICLE 4
CONDITION OF THE PREMISES
Section 4.1 In General. Tenant hereby acknowledges and agrees that Tenant currently occupies the Premises, excluding that certain portion of the First Floor Premises designated on Exhibit A-2, attached hereto (the “Data Room”), under that certain Amended And Restated Sublease, dated March 24, 2005 (the “Sublease”), and, in connection therewith that (i) under the Sublease, Tenant’s right to occupy the Premises (excluding the Data Room) terminates as of the date immediately preceding the Commencement Date, (ii) based upon item (i), Landlord shall have no obligation to “deliver” the Premises (excluding the Data Room, the “delivery” of which shall be governed by the terms of Section 4.2, below) to Tenant, and (iii) upon the Commencement Date, Tenant shall continue to accept possession of the Premises (excluding the Data Room) in the condition existing on the Commencement Date “as is”, and, except for Landlord’s Contribution, Landlord has no obligation to perform any work, supply any materials, incur any expense or make any alterations or improvements to prepare the Premises for Tenant’s occupancy. Landlord hereby represents that, to the actual knowledge of Steve Hanus, the Director of Engineering for Landlord, the “Base Building,” as that term is defined in Section 6.1, below, is in good working order and condition. Tenant hereby acknowledges that since Tenant has been in occupancy of the Building pursuant to the Sublease, that Tenant is knowledgeable about the condition of the “Building Systems,” as that term is defined in Exhibit B attached hereto, located in the Premises. Accordingly, Tenant hereby represents that, to its actual knowledge, the Building Systems located in the Premises are in good working order and condition.
Section 4.2 The Data Room.
(a) In General. Landlord and Tenant hereby acknowledge that the Data Room is currently occupied by Conexant Systems, Inc. (the “Existing Tenant”). Landlord and Tenant further acknowledge that the Existing Tenant’s lease of the Data Room expires on June 26, 2010 (the “Data Room Expiration Date”). Landlord shall use commercially reasonable efforts to deliver the Data Room to Tenant on or before the Commencement Date in an “as is”, broom clean condition. Tenant hereby acknowledges that except for Landlord’s Contribution, Landlord has no obligation to perform any work, supply any materials, incur any expense or make any alterations or improvements to prepare the Data Room for Tenant’s occupancy. In connection with the foregoing, Landlord shall, on or before May 26, 2010, deliver written notice to the Existing Tenant, which notice shall advise the Existing Tenant of its obligation to vacate the Data Room on or before the Data Room Expiration Date. In the event that the Existing Tenant fails to vacate the Data Room on or before the Data Room Expiration Date, then Landlord shall, following the Data Room Expiration Date, take all reasonable actions necessary, including the commencement of an unlawful detainer action, to force the Existing Tenant to vacate the Data Room. Notwithstanding any provision to the contrary set forth herein, if Landlord does not tender possession of the Data Room to Tenant on or before the Commencement Date, Landlord shall not be liable for any damage thereby, this Lease shall not be void or voidable thereby, and Tenant’s obligations hereunder shall not be affected.
(b) Termination Right. Landlord and Tenant hereby agree to each use their commercially reasonable, good-faith efforts to resolve the dispute with the Existing Tenant regarding the Existing Tenant’s occupancy of the Data Room (the “Data Room Resolution”) on or before the Commencement Date. In the event that Landlord fails to achieve the Data Room Resolution on or before July 26, 2010, then Tenant shall have the right to terminate and cancel this Lease with respect to the Data Room only at any time on or after July 26, 2010 by delivering written notice (the “Termination Notice”) thereafter to Landlord. Provided that Tenant terminates this Lease with respect to the Data Room in accordance with the terms of this Section 4.2(b), then (i) this Lease shall automatically terminate and be of no further force or effect with respect to the Data Room only as of the date (the “Termination Date”) upon which Tenant delivers the Termination Notice to Landlord, (ii) Landlord and Tenant shall be relieved of their respective obligations under this Lease with respect to the Data Room only as of the Termination Date, (iii) the Fixed Rent due hereunder shall be reduced by $911.00 per month to exclude the Data Room which the parties hereby stipulate contains five hundred (500) rentable square feet, (iv) Tenant’s Proportionate Share shall be reduced to 49.88% to exclude the Data Room, (v) Landlord shall refund to Tenant within thirty (30) days following the Termination Date an amount equal to $911.00, as a reduction of the Security Deposit and (vi) the number of “Parking Spaces,” as that term is defined in Article 28 below shall be reduced by two (2) based upon the exclusion of the Data Room.

(c) Other Terms. Subject to the terms of Section 4.2(b) above, in the event that Landlord fails to deliver the Data Room to Tenant on or before the Commencement Date, then Tenant shall be entitled to an abatement of Rent attributable to the Data Room on a day-for-day basis for each day that Landlord fails to deliver the Data Room to Tenant following the Commencement Date. In connection with the foregoing, Tenant shall commence paying Rent attributable to the Data Room upon the date that Landlord delivers the Data Room to Tenant pursuant to the terms hereof (but in no event prior to the Commencement Date).
ARTICLE 5
ALTERATIONS
Section 5.1 Tenant’s Alterations.
(a) Tenant shall have the right, without Landlord’s prior written consent, but upon five (5) Business Days prior written notice to Landlord (which notice shall contain a description of the contemplated work), to make strictly cosmetic, non-structural additions and alterations, such as painting, wall coverings and floor coverings to the Premises, or other non-structural additions and alterations that (i) do not require that Tenant obtain a permit, approval or certificate from a Governmental Entity before constructing any such addition or alteration and (ii) do not contain a Design Problem (defined below) (the foregoing additions and alterations described in this sentence are collectively referred to herein as “Non-Consent Alterations”). Except in connection with Non-Consent Alterations, Tenant shall not make any alterations, additions or other physical changes in or about the Premises (collectively, “Alterations”), without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that it shall be deemed reasonable for Landlord to withhold its consent to any Alterations that contain a Design Problem. Landlord shall consent to any proposed Alterations within ten (10) Business Days following Landlord’s receipt of Tenant’s request to make any such Alterations, along with all documentation and information relating thereto required to be submitted to Landlord under this Article 5. If Landlord fails to notify Tenant of its approval and/or disapproval of any such Alterations within such ten (10) Business Day period, and such failure continues for two (2) Business Days after Tenant delivers a second notice to Landlord, which notice states at the top of its first page, in twelve (12) point, bold, all caps font, “LANDLORD’S FAILURE TO RESPOND TO THIS NOTICE SHALL RESULT IN TENANT’S PROPOSED ALTERATIONS BEING DEEMED APPROVED”, then Landlord shall be deemed to have approved any such Alterations. A “Design Problem” is defined as and will be deemed to exist if any Alterations (i) are structural or adversely affect any Building Systems, (ii) are visible from outside of the Premises or affect the exterior appearance of the Building, (iii) adversely affect the certificate of occupancy issued for the Project, Building or the Premises, and (iv) violate any Requirement.
(b) Plans and Specifications. Prior to making any Alterations (other than Non-Consent Alterations), Tenant, at its expense, shall (i) submit to Landlord for its written approval, detailed plans and specifications (“Plans”) of each proposed Alteration (other than Non-Consent Alterations), and with respect to any Alteration affecting any Building System, evidence that the Alteration has been designed by, or reviewed and approved by, Landlord’s designated engineer for the affected Building System, (ii) obtain all permits, approvals and certificates required by any Governmental Authorities, and (iii) furnish to Landlord certificates of worker’s compensation (covering all persons to be employed by Tenant, and Tenant’s contractors and subcontractors in connection with such Alteration), commercial general liability (including property damage coverage) and business auto insurance and Builder’s Risk coverage (as described in Article 11) all in such form, with such companies, for such periods and in such amounts as Landlord reasonably requires, naming Landlord, Landlord’s Agent, any Lessor and any Mortgagee as additional insureds.

(c) Governmental Approvals. Tenant, at its expense, shall, as and when required, promptly obtain certificates of partial and final approval of such Alterations required by any Governmental Authority and shall furnish Landlord with copies thereof, together with “as-built” Plans for such Alterations prepared on an AutoCAD Computer Assisted Drafting and Design System (or such other system or medium as Landlord may reasonably accept), using naming conventions issued by the American Institute of Architects in June, 1990 (or such other naming conventions as Landlord may reasonably accept) and magnetic computer media of such record drawings and specifications translated in DFX format or another format reasonably acceptable to Landlord.
Section 5.2 Manner and Quality of Alterations. All Alterations shall be performed (a) in a good and workmanlike manner and free from defects, (b) substantially in accordance with the Plans, and by contractors designated by Tenant, but subject to Landlord’s reasonable approval of any Alteration other than Non-Consent Alterations, (c) in compliance with all Requirements, the terms of this Lease and all reasonable construction procedures and regulations then prescribed by Landlord, and (d) at Tenant’s expense. All materials and equipment shall be of first quality and at least equal to the applicable standards for the Building then established by Landlord, and no such materials or equipment (other than Tenant’s Property) shall be subject to any lien or other encumbrance. Upon completion of any Alterations hereunder, Tenant shall provide Landlord with copies of all final unconditional waivers of lien from all contractors, subcontractors, materialmen, suppliers and others having lien rights with respect to such Alterations, in the form prescribed by California law. In addition and if required by the Requirements, Tenant shall cause a Notice of Completion to be recorded in the Office of the Recorder of the county in which the Project is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute and shall timely give all notices required pursuant to Section 3259.5 of the Civil Code of the State of California or any successor statute.
Section 5.3 Removal of Tenant’s Property. Tenant’s Property shall remain the property of Tenant and Tenant may remove the same at any time on or before the Expiration Date. Tenant shall not be required to remove any Alterations, including any Non-Consent Alterations, existing in the Premises as of the Commencement Date. On or before the Expiration Date (provided Landlord notified Tenant that Landlord would require the removal of any Alteration constructed in the Premises following the Commencement Date at the time Landlord approved or consented to such Alteration), Tenant shall, at Tenant’s expense, remove any such Alterations constructed in the Premises following the Commencement Date, and close up any slab penetrations in the Premises; provided, however, Tenant shall not be obligated to remove any Non-Consent Alterations made to the Premises following the Commencement Date. Tenant shall repair and restore, in a good and workmanlike manner, any damage to the Premises, the Building or the Project caused by Tenant’s removal of any such Alterations or Tenant’s Property or by the closing of any slab penetrations, and upon default thereof, Tenant shall reimburse Landlord for Landlord’s cost of repairing such damage. Any Alterations or Tenant’s Property not so removed shall be deemed abandoned and Landlord may retain or remove and dispose of same, and repair and restore any damage caused thereby, at Tenant’s cost and without accountability to Tenant. All other Alterations shall become Landlord’s property upon termination of this Lease.
Section 5.4 Mechanic’s Liens. Tenant, at its expense, shall discharge any lien or charge recorded or filed against the Project in connection with any work done or claimed to have been done by or on behalf of, or materials furnished or claimed to have been furnished to, Tenant, within twenty (20) days after Tenant’s receipt of notice thereof by payment, filing the bond required by law or otherwise in accordance with applicable Requirements.
Section 5.5 Labor Relations. Tenant shall not employ, or permit the employment of, any contractor, mechanic or laborer, or permit any materials to be delivered to or used in the Building, if, in Landlord’s reasonable judgment, such employment, delivery or use will materially interfere or cause any material conflict with other contractors, mechanics or laborers engaged in the construction, maintenance or operation of the Building by Landlord, Tenant or others. If such interference or conflict occurs, upon Landlord’s request, Tenant shall cause all contractors, mechanics or laborers causing such interference or conflict to leave the Building promptly.

Section 5.6 Tenant’s Costs. Tenant shall pay to Landlord, upon demand, all out-of-pocket costs actually incurred by Landlord in connection with Alterations, including costs incurred in connection with (a) except in connection with Non-Consent Alterations, Landlord’s review of the Alterations (including review of requests for approval thereof) and (b) the provision of Building personnel during the performance of any Alteration, to operate elevators or otherwise to facilitate the Alterations.
Section 5.7 Tenant’s Equipment. Tenant shall provide notice to Landlord prior to moving any heavy machinery, heavy equipment, freight, bulky matter or fixtures (collectively, “Equipment”) into or out of the Building and shall pay to Landlord any costs actually incurred by Landlord in connection therewith. If such Equipment requires special handling, Tenant agrees (a) to employ only persons holding all necessary licenses to perform such work, (b) all work performed in connection therewith shall comply with all applicable Requirements and (c) such work shall be done only during hours designated by Landlord.
Section 5.8 Legal Compliance. The approval of Plans, or consent by Landlord to the making of any Alterations, does not constitute Landlord’s representation that such Plans or Alterations comply with any Requirements. Landlord shall not be liable to Tenant or any other party in connection with Landlord’s approval of any Plans, or Landlord’s consent to Tenant’s performing any Alterations. If any Alterations made by or on behalf of Tenant require Landlord to make any alterations or improvements to any part of the Building or Project in order to comply with any Requirements, Tenant shall pay all costs and expenses incurred by Landlord in connection with such alterations or improvements.
Section 5.9 Floor Load. Tenant shall not place a load upon any floor of the Premises that exceeds fifty (50) pounds per square foot “live load”. Landlord reserves the right to reasonably designate the position of all Equipment which Tenant wishes to place within the Premises, and to place limitations on the weight thereof.
Section 5.10 Landlord’s Contribution. Landlord shall deliver to Tenant, within thirty (30) days following the full execution and delivery of this Lease by Landlord and Tenant (the “Contribution Date”), an amount equal to $968,290.00 (the “Landlord’s Contribution”) (i.e., $10.00 per rentable square feet of the initial Premises), for costs incurred by Tenant in connection with the construction of any Alterations in the initial Premises (and/or for moving related expenses within the initial Premises) or as a payment against the Rent due under this Lease.
ARTICLE 6
REPAIRS
Section 6.1 Landlord’s Repair and Maintenance. Landlord shall operate, maintain and, except as provided in Section 6.2 hereof, make all necessary repairs (both structural and non-structural) to (i) the Base Building (defined below), (ii) the Common Areas, in conformance with standards applicable to Comparable Buildings, and (iii) subject to the terms of Section 8.2, below, the existing heating, ventilation and air conditioning system of the Building (the “Existing HVAC System”), specifically excluding any supplemental HVAC system exclusively serving the Premises. For purposes of this Lease, the “Base Building” shall mean the following: (a) roof structure and membrane; (b) floor/ceiling slabs and other structural portions of the Building, including, without limitation, the foundation, footings, curtain wall, exterior glass, and mullions, columns, beams, shafts (including elevator shafts); and (c) Building Systems.

Section 6.2 Tenant’s Repair and Maintenance. Tenant shall promptly, at its expense and in compliance with Article 5 including, without limitation, the requirement that any repairs affecting any Building System be reviewed and approved by Landlord’s designated engineer for the affected Building System, make all non-structural repairs to the Premises and the fixtures, equipment, appliances and appurtenances therein (including all non-building standard lighting/electrical systems, any supplemental HVAC equipment servicing only the Premises, and any plumbing systems in and serving the Premises from the point of connection to the Building Systems) (collectively, “Tenant Fixtures”) as and when needed to preserve the Premises in good working order and condition, except for reasonable wear and tear and damage which is Landlord’s obligation to repair pursuant to the express provisions of this Lease. Subject to Section 11.2, below, all damage to the Building or to any portion thereof, or to any Tenant Fixtures, requiring structural or non-structural repair caused by or resulting from the negligence or willful misconduct of a Tenant Party or the moving of Tenant’s Property or Equipment into, within or out of the Premises by a Tenant Party, shall be repaired at Tenant’s expense by (i) Tenant, if the required repairs are non-structural in nature and do not affect any Building System, or (ii) Landlord, if the required repairs are structural in nature, involve replacement of exterior window glass or affect any Building System. All Tenant repairs shall be of good quality utilizing new construction materials.
Section 6.3 Reserved Rights. Landlord reserves the right to make all changes, alterations, additions, improvements, repairs or replacements to the Building and/or the Project, including the Building Systems, including changing the arrangement or location of entrances or passageways, doors and doorways, corridors, elevators, stairs, toilets or other Common Areas (collectively, “Work of Improvement”), as Landlord deems necessary or desirable, and to take all materials into the Premises required for the performance of such Work of Improvement, provided that (a) the level of any Building service shall not decrease in any material respect from the level required of Landlord in this Lease as a result thereof (other than temporary changes in the level of such services during the performance of any such Work of Improvement), (b) Tenant is not deprived of reasonable access to the Premises, and (c) Tenant’s use of the Premises for the operation of its business is not materially adversely affected, except that the foregoing requirements shall not apply to the extent that such Work of Improvement is required by applicable Requirements. Landlord shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises during the performance of such Work of Improvement. Provided that Landlord complies with the terms of this Section 6.3, there shall be no Rent abatement or allowance to Tenant for a diminution of rental value, no actual or constructive eviction of Tenant, in whole or in part, no relief from any of Tenant’s other obligations under this Lease, and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from Landlord, Tenant or others performing, or failing to perform, any Work of Improvement.
Section 6.4 Tenant’s Right to Make Repairs. Notwithstanding any of the terms set forth in this Lease to the contrary, if Tenant provides notice (the “Repair Notice”) to Landlord of an event or circumstance which requires the action of Landlord with respect to repair and/or maintenance required on any full floor of the Building leased by Tenant, including repairs to the Base Building located on such floor, which event or circumstance with respect to the Base Building materially adversely affects the conduct of Tenant’s business from the Premises, and Landlord fails to commence corrective action within a reasonable period of time, given the circumstances, after the receipt of such Repair Notice, but in any event not later than thirty (30) days after receipt of such Repair Notice (or, in the event of an “Emergency,” as that term is defined, below, not later than two (2) Business Days after receipt of such Repair Notice), then Tenant may proceed to take the required action upon delivery of an additional ten (10) Business Days’ Notice to Landlord specifying that Tenant is taking such required action (provided, however, that the initial thirty (30) day Repair Notice and the subsequent ten (10) day Repair Notice shall not be required in the event of an Emergency) and if such action was required under the terms of this Lease to be taken by Landlord and was not commenced by Landlord within such ten (10) Business Day period and thereafter diligently pursued to completion, then Tenant shall be entitled to prompt reimbursement by Landlord of Tenant’s reasonable costs and expenses in taking such action. In the event Tenant takes such action, Tenant shall use only those contractors used by Landlord in the Building for work unless such contractors are unwilling or unable to perform, or timely perform, such work, in which event Tenant may utilize the services of any other qualified contractor which normally and regularly performs similar work in Comparable Buildings. Following completion of any work taken by Tenant pursuant to the terms of this Section 6.4, Tenant shall deliver a detailed invoice of the work completed, the materials used and the costs relating thereto. If Landlord does not deliver a detailed written objection to Tenant within thirty (30) days after receipt of an invoice from Tenant, then Tenant shall be entitled to deduct from Rent payable by Tenant under this Lease, the amount set forth in such invoice. If, however, Landlord delivers to Tenant, within thirty (30) days after receipt of Tenant’s invoice, a written objection to the payment of such invoice, setting forth with reasonable particularity

Landlord’s reasons for its claim that such action did not have to be taken by Landlord pursuant to the terms of this Lease or that the charges are excessive (in which case Landlord shall pay the amount it contends would not have been excessive), then Tenant shall not then be entitled to such deduction from Rent. In the event that Tenant does not agree with Landlord’s objection, Tenant shall advise Landlord of such objection within sixty (60) days and submit such dispute to arbitration before one (1) arbitrator in the City of Newport Beach, which shall be administered by JAMS pursuant to its Streamlined Arbitration Rules & Procedures. The determination rendered by the arbitrator shall be binding upon the parties and judgment on the arbitrator’s award may be entered in any court having jurisdiction. If Tenant prevails in the arbitration, the amount of the arbitration award (which shall include interest at the Interest Rate from the time of each expenditure by Tenant until the date Tenant receives such amount by payment or offset) and all costs and expenses, including reasonable attorneys’ fees, incurred by Tenant in connection with such dispute may be deducted by Tenant from the Rent next due and owing under this Lease. If, however, Landlord prevails, then all costs and expenses, including reasonable attorneys’ fees, incurred by Landlord in connection with such dispute shall be paid by Tenant to Landlord within thirty (30) days following demand thereof. For purposes of this Section 6.4, an “Emergency” shall mean an event threatening immediate and material danger to people located in the Building or immediate, material damage to the Building, Base Building, or Alterations, or creating a realistic possibility of an immediate and material interference with, or immediate and material interruption of a material aspect of Tenant’s business operations.
ARTICLE 7
INCREASES IN TAXES AND OPERATING EXPENSES
Section 7.1 Definitions. For the purposes of this Article 7, the following terms shall have the meanings set forth below:
(a) “Assessed Valuation” shall mean the amount for which the Project is assessed by the County Assessor of Orange County for the purpose of imposition of Taxes.
(b) “Base Operating Expenses” shall mean the Operating Expenses for the Base Year.
(c) “Base Taxes” shall mean the Taxes payable for the Base Year.
(d) “Comparison Year” shall mean each calendar year commencing subsequent to the Base Year.
(e) “Operating Expenses” shall mean the aggregate of all costs and expenses paid or incurred by or on behalf of Landlord in connection with the ownership, operation, repair and maintenance of the Project and Development Expenses (as defined in Section 7.7(a) below), including the rental value of Landlord’s Building office and capital improvements incurred during or after the Base Year only if such capital improvement either (i) is reasonably intended to result in a reduction in Operating Expenses (as for example, a labor-saving improvement), provided the amount included in Operating Expenses in any Comparison Year shall not exceed an amount equal to the savings reasonably anticipated to result from the installation and operation of such improvement, and/or (ii) is made during any Comparison Year in compliance with Requirements, but only to the extent that the Project was not in violation of such Requirements as of the Commencement Date. Such capital improvements shall be amortized (with interest at the Base Rate) on a straight-line basis over such period as Landlord reasonably determines, and the amount included in Operating Expenses in any Comparison Year shall be equal to the annual amortized amount. Operating Expenses shall not include any Excluded Expenses. If during all or part of the Base Year or any Comparison Year, Landlord shall not furnish any particular item(s) of work or service (which would otherwise constitute an Operating Expense) to any occupable portions of the Project for any reason, then, for purposes of computing Operating Expenses for such period, the amount included in Operating Expenses for such period shall be increased by an amount equal to the costs and expenses that would have been reasonably incurred by Landlord during such period if Landlord had furnished such item(s) of work or service to such portion of the Project. Landlord shall exclude from Operating Expenses for the Base Year any non-recurring items. If Landlord eliminates from Operating Expenses for any Comparison Year a recurring category of expenses previously included in Operating

Expenses for the Base Year, Landlord shall subtract such category from Operating Expenses for the Base Year commencing with such Comparison Year. Without limiting the generality of the foregoing, if Landlord eliminates from Operating Expenses for any Comparison Year any particular type of insurance included in Operating Expenses for the Base Year, or if Landlord reduces the level of insurance coverage during any Comparison Year from that carried during the Base Year, then Landlord shall adjust the amount of any insurance premium included in Operating Expenses for the Base Year to equal that amount which Landlord reasonably estimates it would have incurred had Landlord maintained similar types and levels of insurance during the Base Year as maintained by Landlord during such Comparison Year. In determining the amount of Operating Expenses for the Base Year or any Comparison Year, if less than ninety-five percent (95%) of the Building rentable area is occupied by tenants at any time during any such Base Year or Comparison Year, Operating Expenses shall be determined for such Base Year or Comparison Year to be an amount equal to the like expenses which would normally be expected to be incurred had such occupancy been ninety-five percent (95%) throughout the Base Year or such Comparison Year. In no event shall the components of Operating Expenses for any Comparison Year related to Project utility, service or insurance costs be less than the amount of the components of Operating Expenses related to Project utility, service or insurance costs in the Base Year. Landlord agrees that the total amount of “Capped Expenses,” as that term is defined below, included in Operating Expenses in any particular Comparison Year shall not be greater than the amount which would be included in Operating Expenses had Capped Expenses increased at a rate of five percent (5%) per Comparison Year (the “Cap”), commencing with the first Comparison Year after the Base Year, on a cumulative, compounded basis, throughout the Term. For the purposes of this Lease, the term “Capped Expenses” shall mean all Operating Expenses, excluding (i) the cost of supplying all utilities, (ii) the cost of any insurance premiums, including earthquake insurance premiums, and (iii) any costs imposed on Landlord in connection with the Development and/or pursuant to the CC&Rs.
(f) “Statement” shall mean a statement containing a comparison of (i) Base Taxes and the Taxes for any Comparison Year, or (ii) Base Operating Expenses and the Operating Expenses for any Comparison Year.
(g) “Taxes” shall mean (i) all real estate taxes, assessments, sewer and water rents, rates and charges and other governmental levies, impositions or charges, whether general, special, ordinary, extraordinary, foreseen or unforeseen (including transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent), which may be assessed, levied or imposed upon all or any part of the Project, and (ii) all expenses (including reasonable attorneys’ fees and disbursements and experts’ and other witnesses’ fees) incurred in contesting any of the foregoing or the Assessed Valuation of the Project. Taxes shall not include (x) interest or penalties incurred by Landlord as a result of Landlord’s late payment of Taxes, or (y) franchise, documentary transfer, gift, inheritance, estate, excess profits or net income taxes imposed upon Landlord. Landlord shall elect to pay all assessments in annual installments if permitted by the Requirements, in which case (i) such assessment shall be deemed to have been so divided and to be payable in the maximum number of installments permitted by law, and (ii) there shall be deemed included in Taxes for each Comparison Year the installments of such assessment becoming payable during such Comparison Year, together with interest payable during such Comparison Year on such installments and on all installments thereafter becoming due as provided by law, all as if such assessment had been so divided. If at any time the methods of taxation prevailing on the Effective Date are altered so that in lieu of or as an addition to the whole or any part of Taxes, there shall be assessed, levied or imposed (1) a tax, assessment, levy, imposition or charge based on the income or rents received from the Project whether or not wholly or partially as a capital levy or otherwise, (2) a tax, assessment, levy, imposition or charge measured by or based in whole or in part upon all or any part of the Project and imposed upon Landlord, (3) a license fee measured by the rents, or (4) any other tax, assessment, levy, imposition, charge or license fee however described or imposed, including business improvement district impositions, then all such taxes, assessments, levies, impositions, charges or license fees or the part thereof so measured or based shall be deemed to be Taxes.

Section 7.2 Tenant’s Tax Payment.
(a) If the Taxes payable for any Comparison Year exceed the Base Taxes, Tenant shall pay to Landlord Tenant’s Proportionate Share of such excess (“Tenant’s Tax Payment”); provided, however, that in no event shall Tenant be obligated to pay the portion of Tenant’s Tax Payment for the period attributable to January 1, 2011 through June 26, 2011. For each Comparison Year, Landlord shall furnish to Tenant a statement setting forth Landlord’s reasonable estimate of Tenant’s Tax Payment for such Comparison Year (the “Tax Estimate”). Tenant shall pay to Landlord on the first (1st) day of each month during such Comparison Year an amount equal to one-twelfth (1/12) of the Tax Estimate for such Comparison Year. If Landlord furnishes a Tax Estimate for a Comparison Year subsequent to the commencement thereof, then (i) until the first (1st) day of the month following the month in which the Tax Estimate is furnished to Tenant, Tenant shall pay to Landlord on the first (1st) day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section 7.2 during the last month of the preceding Comparison Year, (ii) promptly after the Tax Estimate is furnished to Tenant or together therewith, Landlord shall give notice to Tenant stating whether the installments of Tenant’s Tax Estimate previously made for such Comparison Year were greater or less than the installments of Tenant’s Tax Estimate to be made for such Comparison Year in accordance with the Tax Estimate, and (x) if there shall be a deficiency, Tenant shall pay the amount thereof within twenty (20) Business Days after demand therefor, or (y) if there shall have been an overpayment, Landlord shall credit the amount thereof against subsequent payments of Rent due hereunder, and (iii) on the first (1st) day of the month following the month in which the Tax Estimate is furnished to Tenant, and on the first (1st) day of each month thereafter throughout the remainder of such Comparison Year, Tenant shall pay to Landlord an amount equal to one-twelfth (1/12) of the Tax Estimate. Landlord shall have the right, upon not less than 30 days prior written notice to Tenant, to reasonably adjust the Tax Estimate from time to time during any Comparison Year, provided that Landlord shall not have the right to make more than one (1) adjustment to the Tax Estimate during any Comparison Year, in addition to any adjustment made at the time the Statement was delivered to Tenant.
(b) As soon as reasonably practicable after Landlord has determined the Taxes for a Comparison Year, which Landlord shall endeavor to determine within one hundred twenty (120) days after each calendar year, Landlord shall furnish to Tenant a Statement for such Comparison Year. If the Statement shows that the sums paid by Tenant under Section 7.2(a) exceeded the actual amount of Tenant’s Tax Payment for such Comparison Year, Landlord shall credit the amount of such excess against subsequent payments of Rent due hereunder, or, following the expiration or earlier termination of this Lease, Landlord shall deliver any such overpayment to Tenant with its delivery of the Statement to Tenant. If the Statement for such Comparison Year shows that the sums so paid by Tenant were less than Tenant’s Tax Payment for such Comparison Year, Tenant shall pay the amount of such deficiency within twenty (20) Business Days after delivery of the Statement to Tenant. The provisions of this Section 7.2 shall survive the expiration or earlier termination of the Term.
(c) Only Landlord may institute proceedings to reduce the Assessed Valuation of the Project and the filings of any such proceeding by Tenant without Landlord’s consent shall constitute an Event of Default; provided, however, Landlord shall, upon Tenant’s written request, institute such proceeding if Tenant has demonstrated that there is a reasonable likelihood of succeeding in any such proceeding. If the Taxes payable for the Base Year are reduced, the Base Taxes shall be correspondingly revised for all Comparison Years following the date of any such reduction (including any period of time remaining in the then current Comparison Year), provided that any such reduction shall not be applied retroactively to any previous Comparison Years. If Landlord receives a refund of Taxes for any Comparison Year, Landlord shall credit against subsequent payments of Rent due hereunder, an amount equal to Tenant’s Proportionate Share of the refund, net of any expenses incurred by Landlord in achieving such refund, which amount shall not exceed Tenant’s Tax Payment paid for such Comparison Year. The benefit of any exemption or abatement relating to all or any part of the Project shall be taken into account in calculating the Taxes for the Base Year and any Comparison Years.
(d) Tenant shall be responsible for any applicable occupancy or rent tax now in effect or hereafter enacted and, if such tax is payable by Landlord, Tenant shall promptly pay such amounts to Landlord, upon Landlord’s demand.
(e) Tenant shall be obligated to make Tenant’s Tax Payment regardless of whether Tenant may be exempt from the payment of any Taxes as the result of any reduction, abatement or exemption from Taxes granted or agreed to by any Governmental Authority, or by reason of Tenant’s diplomatic or other tax-exempt status.

(f) Proposition 13 Protection. Notwithstanding any provision to the contrary contained in this Lease, in the event that, at any time during the initial Term only (the “Prop 13 Protection Period”), any sale or change in ownership of the Building and/or the Project or of Landlord at arm’s length is consummated or any construction on or any portion of the Building and/or the Project is completed, and as a result thereof, and to the extent that in connection therewith, the Building and/or the Project is reassessed (the “Reassessment”) for real estate tax purposes by the appropriate Governmental Authority pursuant to the terms of Proposition 13 (which was adopted by the voters of the State of California in the June 1978 election), then the terms of this Section 7.2(f) shall apply.
(i) For purposes of this Section 7.2(f), the term “Tax Increase” shall mean that portion of the Taxes, as calculated immediately following the Reassessment, which is attributable solely to the Reassessment. Accordingly, the term Tax Increase shall not include any portion of the Taxes, as calculated immediately following the Reassessment, which (i) is attributable to the existing Assessed Valuation of the Project, including the base building and the tenant improvements located in the Building and/or the Project prior to the Reassessment, or (ii) is attributable to the annual inflationary increase of real estate taxes, but not in excess of two percent (2.0%) per annum.
(ii) During the initial Term only and in connection with the initial Premises only (i.e., excluding any First Offer Space), Tenant shall not be obligated to pay any portion of any Tax Increase attributable to any Reassessment occurring during the Prop 13 Protection Period.
(iii) The amount of Taxes which Tenant is not obligated to pay or will not be obligated to pay during the initial Term in connection with the initial Premises only as a result of a particular Reassessment pursuant to the terms of this Section 7.2(f) shall be sometimes referred to hereafter as a “Proposition 13 Protection Amount.” If, in connection with a pending or anticipated sale of the Building and/or the Project by Landlord, the occurrence of a Reassessment is reasonably foreseeable by Landlord and the Proposition 13 Protection Amount attributable to such Reassessment can be reasonably quantified or estimated for each Lease Year commencing with the Lease Year in which the Reassessment will occur, the terms of this Section 7.2(f)(iii) shall apply to such Reassessment. Upon notice to Tenant, Landlord shall have the right to purchase the Proposition 13 Protection Amount relating to the applicable Reassessment (the “Applicable Reassessment”), within a reasonable period of time prior to the pending or anticipated sale of the Building and/or the Project by Landlord, by paying to Tenant an amount equal to the Proposition 13 Purchase Price (defined below), provided that the right of any successor of Landlord to exercise its right of repurchase hereunder shall not apply to any Reassessment which results from the event pursuant to which such successor of Landlord became the landlord under this Lease. As used herein, “Proposition 13 Purchase Price” shall mean the present value of the Proposition 13 Protection Amount remaining during the initial Term as of the date of payment of the Proposition 13 Purchase Price by Landlord. Such present value shall be calculated (i) by using the portion of the Proposition 13 Protection Amount attributable to each such remaining Lease Year (as though the portion of such Proposition 13 Protection Amount benefited Tenant at the end of each such Lease Year), as the amounts to be discounted, and (ii) by using discount rates for each amount to be discounted equal to the average rates of yield for United States Treasury Obligations with maturity dates as close as reasonably possible to the end of each Lease Year during which the portions of the Proposition 13 Protection Amount would have benefited Tenant, which rates shall be those in effect as of Landlord’s exercise of its right to purchase, as set forth in this Section 7.2(f)(iii). Upon such payment of the Proposition 13 Purchase Price, the provisions of Section 7.2(f)(ii) of this Lease shall not apply to any Tax Increase attributable to the Applicable Reassessment. Since Landlord is estimating the Proposition 13 Purchase Price because a Reassessment has not yet occurred, then when such Reassessment occurs, if Landlord has underestimated the Proposition 13 Purchase Price, then upon notice by Landlord to Tenant, Tenant’s Rent next due shall be credited with the amount of such underestimation, and if Landlord overestimates the Proposition 13 Purchase Price, then upon notice by Landlord to Tenant, Rent next due shall be increased by the amount of the overestimation.

Section 7.3 Tenant’s Operating Payment.
(a) If the Operating Expenses payable for any Comparison Year exceed the Base Operating Expenses, Tenant shall pay to Landlord Tenant’s Proportionate Share of such excess (“Tenant’s Operating Payment”); provided, however, that in no event shall Tenant be obligated to pay the portion of Tenant’s Operating Payment for the period attributable to January 1, 2011 through June 26, 2011. For each Comparison Year, Landlord shall furnish to Tenant a statement setting forth Landlord’s reasonable estimate of Tenant’s Operating Payment for such Comparison Year (the “Expense Estimate”). Tenant shall pay to Landlord on the first (1st) day of each month during such Comparison Year an amount equal to one-twelfth (1/12) of the Expense Estimate. If Landlord furnishes an Expense Estimate for a Comparison Year subsequent to the commencement thereof, then (i) until the first (1st) day of the month following the month in which the Expense Estimate is furnished to Tenant, Tenant shall pay to Landlord on the first (1st) day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section 7.3 during the last month of the preceding Comparison Year, (ii) promptly after the Expense Estimate is furnished to Tenant or together therewith, Landlord shall give notice to Tenant stating whether the installments of Tenant’s Operating Payment previously made for such Comparison Year were greater or less than the installments of Tenant’s Operating Payment to be made for such Comparison Year in accordance with the Expense Estimate, and (x) if there shall be a deficiency, Tenant shall pay the amount thereof within twenty (20) Business Days after demand therefor, or (y) if there shall have been an overpayment, Landlord shall credit the amount thereof against subsequent payments of Rent due hereunder, and (iii) on the first (1st) day of the month following the month in which the Expense Estimate is furnished to Tenant, and on the first (1st) day of each month thereafter throughout the remainder of such Comparison Year, Tenant shall pay to Landlord an amount equal to one-twelfth (1/12) of the Expense Estimate. Landlord shall have the right, upon not less than thirty (30) days prior written notice to Tenant, to reasonably adjust the Expense Estimate from time to time during any Comparison Year, provided that, in no event shall any such adjustment be made more than one (1) time during any Comparison Year in addition to any adjustment made at the time the Statement was delivered to Tenant.
(b) Landlord shall endeavor in good faith to furnish to Tenant a Statement for the immediately preceding Comparison Year by May 1st of each Comparison Year. If the Statement shows that the sums paid by Tenant under Section 7.3(a) exceeded the actual amount of Tenant’s Operating Payment for such Comparison Year, Landlord shall credit the amount of such excess against subsequent payments of Rent due hereunder, or, following the expiration or earlier termination of this Lease, Landlord shall deliver any such overpayment to Tenant with its delivery of the Statement to Tenant. If the Statement shows that the sums so paid by Tenant were less than Tenant’s Operating Payment for such Comparison Year, Tenant shall pay the amount of such deficiency within twenty (20) Business Days after delivery of the Statement to Tenant. Subject to the terms of Section 7.8 (a), below, the failure of Landlord to timely furnish the Statement for any Comparison Year shall not prejudice Landlord or Tenant from enforcing its rights under this Article 7. Tenant shall have the right, on or before the Expiration Date, to request (the “Statement Request”) from Landlord a Statement (the “Final Statement”) which reconciles and sets forth Tenant’s Operating Payment and Tenant’s Tax Payment due under this Lease for the Comparison Year in which the expiration of the Term occurs. In the event that Tenant timely submits to Landlord a Statement Request, then Landlord shall provide to Tenant, within sixty (60) days following the Expiration Date, a Final Statement, provided that Landlord’s delivery of any such Final Statement shall be subject to Landlord’s right to issue a corrected Statement subject to the terms of Section 7.8(a), below. The provisions of this Section 7.3 shall survive the expiration or earlier termination of the Term.
(c) All services rendered to and materials supplied to the Building shall be rendered or supplied at no greater cost than the market rate in arm’s-length transactions for similar services or materials rendered or supplied for similar purposes in the same geographical location or trade area as the Building.
(d) Notwithstanding anything in this 7.3 to the contrary, Landlord shall not (i) make a profit by charging items to Operating Expenses that are otherwise charged separately to others nor (ii) collect Operating Expenses from Tenant and all other tenants in the Building in an amount in excess of what Landlord incurred for the items included in Operating Expenses.

Section 7.4 Intentionally Omitted.
Section 7.5 Proration. If the commencement date for payment of Tenant’s Tax Payment and Tenant’s Operating Payment is not January 1, Tenant’s Tax Payment and Tenant’s Operating Payment for the Comparison Year in which such payment commences shall be apportioned on the basis of the number of days in the year from such date to the following December 31. If the Expiration Date occurs on a date other than December 31st, Tenant’s Tax Payment and Tenant’s Operating Payment for the Comparison Year in which such Expiration Date occurs shall be apportioned on the basis of the number of days in the period from January 1st to the Expiration Date. Upon the expiration or earlier termination of this Lease, any Additional Rent under this Article 7 shall be adjusted or paid within thirty (30) days after submission of the Statement for the last Comparison Year.
Section 7.6 No Reduction in Rent. In no event shall any decrease in Operating Expenses or Taxes in any Comparison Year below the Base Operating Expenses or Base Taxes, as the case may be, result in a reduction in the Fixed Rent or any other component of Additional Rent payable hereunder, or result in a reduction of the Base Operating Expenses or Base Taxes.
Section 7.7 Allocation of Operating Expenses and Taxes.
(a) Method of Allocation. The parties acknowledge that the Building is a part of the multi-building Project and the Project is part of a larger Development (as defined below) and that certain Operating Expenses incurred in connection with the Project and the Development will be shared among the tenants of the Building, the tenants of the other building in the Project, and the tenants of other buildings in the Development. For the purposes of this Lease, “Development” shall mean the development commonly known as the “Koll Center Newport,” which development is subject to the CC&Rs. The Development consists of approximately 11 parcels of real property, various office buildings located thereon (including the Project) and common areas consisting of common driveways and drive aisles, parking areas, loading areas, sidewalks, landscaped areas and the like which are not intended or designated for the exclusive use of any occupant(s) of the Development (collectively, the “Development Common Areas”). Costs and expenses which are assessed against the Project pursuant to the CC&Rs and attributable to any period during the Term (as the same may be extended) shall be referred to herein as the “Development Expenses.” Development Expenses shall be included in Operating Expenses.
(b) Cost Pools. Landlord may equitably allocate some or all of the Operating Expenses and Taxes for the Project among different portions or occupants of the Project (the “Cost Pools”), in Landlord’s reasonable discretion. A portion of Operating Expenses and Taxes, which portion shall be determined by Landlord on an equitable basis, may be allocated solely to the tenants of the Building or the other building in the Project. Other Cost Pools may include, but shall not be limited to, the office space tenants and the retail space tenants of a building in the Project or the Project as a whole. The Operating Expenses and Taxes within each such Cost Pool shall be allocated and charged to the tenants within such Cost Pool in an equitable manner.
Section 7.8 Non Waiver; Disputes.
(a) Non Waiver. Landlord’s failure to render any Statement on a timely basis with respect to any Comparison Year shall not prejudice Landlord’s right to thereafter render a Statement with respect to such Comparison Year or any subsequent Comparison Year, nor shall the rendering of a Statement prejudice Landlord’s right to thereafter render a corrected Statement for that Comparison Year. Notwithstanding the foregoing, Tenant shall not be responsible for Operating Expenses or Taxes attributable to any Comparison Year which are first billed to Tenant more than one (1) calendar year after the expiration of the applicable Comparison Year.

(b) Landlord’s Books and Records. Within one (1) year after receipt of a Statement by Tenant, if Tenant disputes the amount of Additional Rent set forth in the Statement, an independent certified public accountant or a consultant (“Tenant’s Representative”), designated and paid for by Tenant, may, after reasonable notice to Landlord and at reasonable times, inspect Landlord’s records with respect to the Statement at Landlord’s offices, provided that Tenant is not then in material non-monetary or monetary default beyond the applicable notice and cure period under this Lease and Tenant has paid all amounts required to be paid under the applicable year end Statement of Operating Expenses or Taxes, as the case may be. In connection with such inspection, Tenant and Tenant’s agents must agree in advance to follow Landlord’s reasonable rules and procedures regarding inspections of Landlord’s records, and shall execute a commercially reasonable confidentiality agreement regarding such inspection. Tenant’s failure to dispute the amount of Additional Rent set forth in any Statement within one (1) year of Tenant’s receipt of such Statement shall be deemed to be Tenant’s approval of such Statement and Tenant, thereafter, waives the right or ability to dispute the amounts set forth in such Statement. If after such inspection, it is determined that Operating Expenses or Taxes were overstated and Landlord agrees that such Operating Expenses and Taxes were in fact overstated by more than five percent (5%) (the “Threshold Amount”), then the cost of Tenant’s Representative shall be paid for by Landlord. If however, after such inspection, Tenant still disputes such Additional Rent and Landlord disagrees with the determinations of Tenant’s Representative, a determination as to the proper amount shall be made, at Landlord’s expense, by an independent certified public accountant (the “Accountant”) reasonably selected by Landlord and Tenant; provided that if such determination by the Accountant proves that Operating Expenses or Taxes were overstated by more than the Threshold Amount, then the cost of the Accountant, Tenant’s Representative and the cost of such determination shall be paid for by Landlord. Tenant hereby acknowledges that Tenant’s sole right to inspect Landlord’s books and records and to contest the amount of Operating Expenses or Taxes payable by Tenant shall be as set forth in this Section 7.8, and Tenant hereby waives any and all other rights pursuant to applicable law to inspect such books and records and/or to contest the amount of Operating Expenses or Taxes payable by Tenant. Landlord shall maintain accurate and complete books and records evidencing Operating Expenses for a period of not less than three (3) years after Landlord issues a Statement for any calendar year. The books and records shall be located in the Building or another reasonable location in the area in which the Building is located.
ARTICLE 8
REQUIREMENTS OF LAW
Section 8.1 Compliance with Requirements.
(a) Tenant’s Compliance. Except as otherwise expressly set forth in this Lease, Tenant, at its expense, shall comply with all Requirements applicable to the Premises and/or Tenant’s use or occupancy thereof; provided, however, that Tenant shall not be obligated to comply with any Requirements requiring any alterations to the Building unless the application of such Requirements arises from (i) the specific manner and/or nature of Tenant’s use or occupancy of the Premises, as distinct from general office use, (ii) Alterations made by Tenant, or (iii) a breach by Tenant of any provisions of this Lease. Any repairs or alterations required for compliance with applicable Requirements shall be made at Tenant’s expense (1) by Tenant in compliance with Article 5 if such repairs or alterations are non-structural and do not affect any Building System, and to the extent such repairs or alterations do not affect areas outside the Premises, or (2) by Landlord if such repairs or alterations are structural or affect any Building System, or to the extent such repairs or alterations affect areas outside the Premises. If Tenant obtains knowledge of any failure to comply with any Requirements applicable to the Premises, Tenant shall give Landlord prompt notice thereof.
(b) Hazardous Materials.
(i) Tenant shall not (i) cause any Hazardous Materials to be brought onto the Project, (ii) cause the storage or use of Hazardous Materials in or about the Building (subject to the second sentence of this Section 8.1(b)), (iii) cause or permit the storage or use of Hazardous Materials in or Premises (subject to the second sentence of this Section 8.1(b)), or (iv) cause the escape, disposal or release of any Hazardous Materials within or in the vicinity of the Project. Nothing herein shall be deemed to prevent Tenant’s use of any Hazardous Materials customarily used in the ordinary course of office work or the operation of Tenant’s business, provided such use is in accordance with all Requirements. Tenant shall be responsible, at its expense, for all matters directly or indirectly based on, or arising or resulting from the presence of Hazardous Materials at the Project which is caused by a Tenant Party. Tenant shall provide to Landlord copies of all communications received by Tenant with respect to any Requirements relating to Hazardous Materials, and/or any claims made in connection therewith. At Landlord’s cost and expense, Landlord or its agents may perform environmental inspections of the Premises at any time if Landlord has a reasonable, good faith belief that Tenant has caused or permitted the escape, disposal or release of Hazardous Materials within the Premises; provided that Tenant shall pay for such inspection if Landlord determines that Tenant has caused or permitted the escape, disposal or release of Hazardous Materials within the Premises.

(ii) Landlord hereby represents that, to the actual knowledge of Doug Akins, the property manager of the Building, Landlord has neither received any notices of nor has actual knowledge of any violation of applicable Requirements relating to Hazardous Materials as of the date hereof.
(c) Landlord’s Compliance. Landlord shall comply with (or cause to be complied with) all Requirements applicable to the Building which are not the obligation of Tenant, to the extent that non-compliance would (i) prohibit Tenant from obtaining or maintaining a certificate of occupancy for the Premises for the Permitted Uses, or (ii) unreasonably and materially affect the safety of Tenant’s employees or create a significant health hazard for Tenant’s employees. In addition to the foregoing, in the event that the construction of any Alterations to the Second Floor Premises completed at any time during the Term (as the same may be extended), triggers the need to make certain improvements to the Common Areas located on the second (2nd) floor of the Building under the Americans With Disabilities Act, 42 U.S.C. §12101 (et seq.) (and any law of like import, and any rules, regulations and governmental order with respect thereto), then Landlord, at Landlord’s sole cost and expense (which shall not be included in Operating Expenses), shall make any such improvements to the extent that Landlord’s failure to make such improvements would (a) prohibit Tenant from obtaining or maintaining a certificate of occupancy for the Second Floor Premises for the Permitted Uses, or (b) unreasonably and materially affect the safety of Tenant’s employees or create a significant health hazard for Tenant’s employees. Except as set forth in the second sentence of this Section 8.1(c), all costs incurred by Landlord in connection with this Section 8.1(c) shall be included in Operating Expenses to the extent permitted under Section 7.1 of this Lease.
(d) Landlord’s Insurance. Tenant shall not cause or permit any action or condition that would (i) invalidate or materially conflict with Landlord’s insurance policies, (ii) materially violate applicable rules, regulations and guidelines of the Fire Department, or any other authority having jurisdiction over the Building or Project, (iii) cause an increase in the premiums of insurance for the Building or the Project over that payable with respect to Comparable Buildings, unless Tenant agrees to pay such increased amounts, or (iv) result in Landlord’s insurance companies’ refusing to insure the Building or the Project or any property therein in amounts and against risks as reasonably determined by Landlord. If insurance premiums increase as a result of Tenant’s failure to comply with the provisions of this Section 8.1, Tenant shall promptly cure such failure and shall reimburse Landlord for the increased insurance premiums paid by Landlord as a result of such failure by Tenant.
Section 8.2 HVAC, Fire and Life Safety. Landlord shall maintain in good order and repair the Existing HVAC System, the sprinkler, fire-alarm and life-safety system in the Premises in accordance with this Lease including, without limitation, the provisions of Section 6.1, the Rules and Regulations and all Requirements. If the Fire Insurance Rating Organization or any Governmental Authority or any of Landlord’s insurers requires any modifications and/or alterations be made or any additional equipment be supplied in connection with the Existing HVAC System, the sprinkler system or fire alarm and life-safety system serving the Building by reason of Tenant’s unique and specific use of the Premises, as compared to a general office use, or any Alterations performed by Tenant or the location of the partitions, Landlord shall make such modifications and/or alterations, and supply such additional equipment, at Tenant’s expense.
ARTICLE 9
SUBORDINATION
Section 9.1 Subordination and Attornment.
(a) Concurrently with Landlord’s execution and delivery of this Lease to Tenant, Landlord shall deliver to Tenant a commercially reasonable subordination, nondisturbance, and attornment agreement, substantially in the form attached hereto as Exhibit H (the “SNDA”) in favor of Tenant, from Landlord’s current lender for the Project (the “Existing Mortgage Holder”). Landlord hereby represents that, other than the Existing Mortgage Holder, there are no additional Lessors or Mortgagees currently holding an interest in the Project.

(b) If any future Lessor or Mortgagee or any other person or entity shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or the delivery of a new lease or deed, then such successor landlord shall accept in writing Tenant’s attornment and recognize Tenant’s interest under this Lease, and Tenant shall attorn to and recognize such successor landlord as Landlord under this Lease. The provisions of this Section 9.1 are self-operative and require no further instruments to give effect hereto; provided, however, that Tenant shall promptly execute and deliver any instrument that such successor landlord may reasonably request (i) evidencing such attornment, (ii) setting forth the terms and conditions of Tenant’s tenancy, and (iii) containing such other terms and conditions as may be required by such Mortgagee or Lessor, provided such terms and conditions do not increase the Rent, increase Tenant’s other obligations or adversely affect Tenant’s rights under this Lease. Upon such attornment this Lease shall continue in full force and effect as a direct lease between such successor landlord and Tenant upon all of the terms, conditions and covenants set forth in this Lease except that such successor landlord shall not be:
(i) liable for any act or omission of Landlord (except to the extent such act or omission continues beyond the date when such successor landlord succeeds to Landlord’s interest and Tenant gives notice of such act or omission);
(ii) subject to any defense, claim, counterclaim, set-off or offset which Tenant may have against Landlord (other than in connection with Tenant’s right to the Abatement Amount, Landlord’s Contribution or the Renewal Allowance as set forth herein);
(iii) bound by any prepayment of more than one month’s Rent to any prior landlord;
(iv) bound by any obligation to make any payment to Tenant which was required to be made prior to the time such successor landlord succeeded to Landlord’s interest (other than in connection with Tenant’s right to the Abatement Amount, Landlord’s Contribution or the Renewal Allowance as set forth herein);
(v) bound by any obligation to perform any work or to make improvements to the Premises except for (x) repairs, maintenance, replacement or alterations which are required to be made by Landlord under this Lease, and (y) repairs to the Premises as a result of damage by fire or other casualty or a partial condemnation to the extent required pursuant to the provisions of this Lease;
(vi) bound by any modification, amendment or renewal of this Lease made without successor landlord’s consent; or
(vii) liable for the repayment of any security deposit or surrender of any letter of credit, unless and until such security deposit actually is paid or such letter of credit is actually delivered to such successor landlord.
(c) Tenant shall from time to time within ten (10) Business Days of request from Landlord execute and deliver any documents or instruments that may be reasonably required by any Mortgagee or Lessor to confirm any subordination.
Section 9.2 Mortgage or Superior Lease Defaults. Any Mortgagee may elect that this Lease shall have priority over the Mortgage and, upon notification to Tenant by such Mortgagee, this Lease shall be deemed to have priority over such Mortgage, regardless of the date of this Lease. In connection with any financing of the Building and/or the Project, Tenant shall consent to any reasonable modifications of this Lease requested by any lending institution, provided such terms and conditions do not increase the Rent, increase the other obligations, or adversely affect the rights, of Tenant under this Lease.

Section 9.3 Tenant’s Termination Right. As long as any Superior Lease or Mortgage exists, Tenant shall not seek to terminate this Lease by reason of any act or omission of Landlord until (a) Tenant shall have given notice of such act or omission to all Lessors and/or Mortgagees, and (b) a reasonable period of time shall have elapsed following the giving of notice of such default and the expiration of any applicable notice or grace periods (unless such act or omission is not capable of being remedied within a reasonable time period), during which period such Lessors and/or Mortgagees shall have the right, but not the obligation, to remedy such act or omission and thereafter diligently proceed to so remedy such act or omission. If any Lessor or Mortgagee elects to remedy such act or omission of Landlord, Tenant shall not seek to terminate this Lease so long as such Lessor or Mortgagee is proceeding with reasonable diligence to effect such remedy.
Section 9.4 Provisions. The provisions of this Article 9 shall inure to the benefit of Landlord, Tenant, any future owner of the Building or the Project, any Lessor or Mortgagee and any sublessor thereof.
Section 9.5 Future Condominium Declaration. This Lease and Tenant’s rights hereunder are and will be subject and subordinate to any condominium declaration, by-laws and other instruments (collectively, the “Declaration”) which may be recorded regardless of the reason therefor, in order to permit a condominium form of ownership of the Building pursuant to the California Subdivision Map Act or any successor Requirement, provided that the Declaration does not by its terms increase the Rent, materially increase Tenant’s other obligations or adversely affect Tenant’s rights under this Lease. At Landlord’s request, and subject to the foregoing proviso, Tenant will execute and deliver to Landlord an amendment of this Lease confirming such subordination and modifying this Lease to conform to such condominium regime.
ARTICLE 10
SERVICES
Section 10.1 Electricity. Landlord shall contract for electricity service for the Premises from a utility company that provides such service (an “Electric Service Provider”). All electricity used by Tenant in the Premises shall be by a separate charge or charges to Tenant billed by Landlord based upon Landlord’s payment to the Electrical Service Provider for the actual cost of Tenant’s use of electricity in the Premises. Tenant shall cooperate with Landlord, and the applicable Electric Service Provider, at all times and, as reasonably necessary, shall allow Landlord and such Electric Service Provider reasonable access to the Building’s electric lines, feeders, risers, wiring, and any other machinery within the Premises. Landlord, at Landlord’s cost, shall separately meter electrical usage for the Premises. Notwithstanding any provision to the contrary contained in this Lease, the cost incurred by Landlord for electricity in the Building and the Common Areas (excluding any tenant premises areas of the Project) shall be included as part of Operating Expenses.
Section 10.2 Excess Electricity. Tenant shall at all times comply with the rules and regulations of the Electrical Service Provider. Landlord acknowledges that Tenant’s consumption of electrical service for the Premises as of the date of this Lease does not exceed the capacity of the Building’s Electrical Equipment (as that term is defined below). If after the date hereof, Tenant increases the electricity used by Tenant in the Premises and Landlord reasonably determines that Tenant’s increased electrical requirements necessitate installation of any additional risers, feeders or other electrical distribution equipment (collectively, “Electrical Equipment”), or if Tenant provides Landlord with evidence reasonably satisfactory to Landlord of Tenant’s need for excess electricity and requests that additional Electrical Equipment be installed, Landlord shall, at Tenant’s expense, install such additional Electrical Equipment, provided that Landlord, in its reasonable judgment, determines that (a) such installation is practicable and necessary, (b) such additional Electrical Equipment is permissible under applicable Requirements, and (c) the installation of such Electrical Equipment will not cause permanent damage to the Building or the Premises, cause or create a hazardous condition, entail excessive or unreasonable alterations, interfere with or limit electrical usage by other tenants or occupants of the Building or exceed the limits of the switchgear or other facilities serving the Building, or require power in excess of that available from the utility company serving the Building. Any costs incurred by Landlord in connection therewith shall be paid by Tenant within ten (10) days after the rendition of a bill therefor.

Section 10.3 Elevators. Landlord shall provide passenger elevator service to the Premises twenty-four (24) hours per day, seven (7) days per week; provided, however, Landlord may limit passenger elevator service during times other than Ordinary Business Hours. Landlord shall provide at least one elevator serving the Premises. Tenant shall have the right, upon reasonable notice to Landlord, and in compliance with Landlord’s reasonable rules and regulations, to use one of the passenger elevators as a freight elevator, provided that Tenant shall (i) be responsible for any damage to any such passenger elevator resulting from such use, and (ii) be permitted to use the passenger elevator for such use only after Ordinary Business Hours.
Section 10.4 Heating, Ventilation and Air Conditioning. Landlord shall furnish to the Premises heating, ventilation and air-conditioning (“HVAC”) in accordance with the Design Standards set forth in Exhibit D during Ordinary Business Hours, provided that to the extent Tenant desires that Landlord furnish the Premises with HVAC during the Ordinary Business Hours on Saturdays, then Tenant shall notify Landlord using the same method as designated by Landlord for the providing of HVAC during Overtime Periods (provided that Landlord’s providing of HVAC during the Ordinary Business Hours on Saturday shall not be an Overtime Period and Tenant shall not be separately charged for such HVAC usage). Landlord shall have access to all air-cooling, fan, ventilating and machine rooms and electrical closets and all other mechanical installations of Landlord (collectively, “Mechanical Installations”), and Tenant shall not construct partitions or other obstructions which may interfere with Landlord’s access thereto or the moving of Landlord’s equipment to and from the Mechanical Installations. No Tenant Party shall at any time enter the Mechanical Installations or tamper with, adjust, or otherwise affect such Mechanical Installations. Landlord shall not be responsible if the HVAC System fails to provide cooled or heated air, as the case may be, to the Premises in accordance with the Design Standards by reason of (i) any equipment installed by, for or on behalf of Tenant, which has an electrical load in excess of the average electrical load and human occupancy factors for the HVAC System as designed, or (ii) any rearrangement of partitioning or other Alterations made or performed by, for or on behalf of Tenant. Tenant shall install, if missing, Building standard blinds or shades (as designated by Landlord in its sole and absolute discretion) on all windows, and shall keep operable windows in the Premises closed, and lower the blinds when necessary because of the sun’s position, whenever the HVAC System is in operation or as and when required by any Requirement. Tenant shall cooperate with Landlord and shall abide by the rules and regulations which Landlord may reasonably prescribe for the proper functioning and protection of the HVAC System.
Section 10.5 Overtime HVAC. The Fixed Rent does not include any charge to Tenant for the furnishing of HVAC to the Premises during any periods other than as set forth in Section 10.4 (collectively, “Overtime Periods”). HVAC service during Overtime Periods can be activated, at Tenant’s election, by means of an on-line system (or other automated system utilized by Landlord from time to time). If Landlord furnishes HVAC service during Overtime Periods, Tenant shall pay to Landlord the actual cost thereof, including the cost of the increased wear and tear on existing equipment caused by such excess consumption (but excluding an administrative fee) (the current rate for such after-hours HVAC service, is Eighty and No/100 Dollars ($80.00) per hour).
Section 10.6 Cleaning. Landlord shall cause the Premises (excluding any portions thereof used (a) for the storage, preparation, service or consumption of food or beverages such as a kitchen (provided that in such areas, Landlord shall be obligated to wipe the tables, mop the floors and remove trash once per day), (b) for storage, (c) as a computer server room, or (d) as an exhibition area or classroom, as a shipping room, mail room or for similar purposes, as a trading floor, or primarily for operation of computer processing, reproduction, duplicating or similar equipment (provided that in such areas, Landlord shall be obligated to vacuum the floors and remove trash once per day)) to be cleaned, substantially in accordance with the standards set forth in Exhibit E. Any areas of the Premises which Landlord is not required to clean hereunder or which require additional cleaning shall be cleaned, at Tenant’s expense, by Landlord’s cleaning contractor, at rates which shall be competitive with rates of other cleaning contractors providing comparable services to Comparable Buildings. Landlord’s cleaning contractor and its employees shall have access to the Premises at all times except between 8:00 a.m. and 5:30 p.m. on weekdays which are not Observed Holidays.

Section 10.7 Water. Landlord shall provide water in the core lavatories on each floor of the Building and to the kitchen areas in the Premises. If Tenant requires water for any additional purposes, Tenant shall pay for the cost of bringing water to the Premises and Landlord may install a meter to measure the water. Tenant shall pay the cost of such installation, and for all maintenance, repairs and replacements thereto, and for the reasonable charges of Landlord for the water consumed.
Section 10.8 Refuse Removal. Landlord shall provide refuse removal services at the Building for ordinary office refuse and rubbish. Tenant shall pay to Landlord, within ten (10) Business Days after delivery of an invoice therefor, Landlord’s reasonable charge for such removal to the extent that the refuse generated by Tenant exceeds the refuse customarily generated by general office tenants. Tenant shall not dispose of any refuse in the Common Areas, and if Tenant does so, Tenant shall be liable for Landlord’s reasonable charge for such removal.
Section 10.9 Directory. In the event that Landlord maintains a directory board in the lobby of the Building, then Tenant shall be entitled to use a proportionate share of the available lines on such directory, based on the rentable square footage of the Premises.
Section 10.10 Telecommunications. If Tenant requests that Landlord grant access to the Building to a telecommunications service provider designated by Tenant for purposes of providing telecommunications services to Tenant, Landlord shall use its good faith efforts to respond to such request within ten (10) days. Tenant acknowledges that nothing set forth in this Section 10.10 shall impose any affirmative obligation on Landlord to grant such request and that Landlord, in its reasonable discretion, shall have the right to determine which telecommunications service providers shall have access to Building facilities.
Section 10.11 Service Interruptions. Landlord reserves the right to suspend any service when necessary, by reason of Unavoidable Delays, accidents or emergencies, or for any Work of Improvement which are necessary under applicable Requirements, until such Unavoidable Delay, accident or emergency shall cease or such Work of Improvement is completed and Landlord shall not be liable for any interruption, curtailment or failure to supply services. Landlord shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises as a result of any such interruption, curtailment or failure of or defect in such service, or change in the supply, character and/or quantity of, electrical service, and to restore any such services, remedy such situation and minimize any interference with Tenant’s business. Subject to the terms of Section 15.8(b), below, the exercise of any such right or the occurrence of any such failure by Landlord shall not constitute an actual or constructive eviction, in whole or in part, entitle Tenant to any compensation, abatement or diminution of Rent, relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or any Indemnified Party by reason of inconvenience to Tenant, or interruption of Tenant’s business, or otherwise. Landlord shall not be liable in any way to Tenant for any failure, defect or interruption of, or change in the supply, character and/or quantity of, electric service furnished to the Premises for any reason except if attributable to the gross negligence or willful misconduct of Landlord.
Section 10.12 Supplemental HVAC. The installation of any supplemental HVAC system in or exclusively serving the Premises for the purpose of providing supplemental air-conditioning to the Premises (the “Supplemental HVAC System”) shall be governed by the terms of Article 5 of this Lease and this Section 10.12, and, if approved by Landlord pursuant to the terms of Article 5 of this Lease and this Section 10.12, shall be performed by Tenant at its sole cost and expense. All aspects of the Supplemental HVAC System (including, but not limited to, the plans and specifications therefor) shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, unless the structural aspects of the Building, the Building Systems, the exterior appearance of the Building and/or the certificate of occupancy issued for the Building or the Premises will be adversely affected and/or the installation of the Supplemental HVAC System will violate any applicable Requirements, in which event Landlord’s approval may be withheld in Landlord’s sole and absolute discretion. Tenant shall be permitted, at Tenant’s sole cost and expense, to access 277/480 volts of electricity (subject to availability) from the existing bus duct riser in connection with any approved Supplemental HVAC System. In connection with the foregoing, Landlord shall, at Landlord’s sole cost and expense, separately meter the electricity utilized by the Supplemental HVAC System, and Tenant shall reimburse Landlord for the cost as reasonably determined by Landlord of all electricity utilized by the Supplemental HVAC System. Tenant shall not be required to remove any Supplemental HVAC System existing in the Premises as of the Commencement Date. On or before the Expiration Date (provided Landlord notified Tenant that Landlord would require the removal of any Supplemental HVAC System installed in the Premises following the Commencement Date at the time Landlord approved or consented to such Supplemental HVAC System), Tenant shall remove any Supplemental HVAC System installed in the Premises following the Commencement Date prior to the expiration or earlier termination of this Lease, and repair all damage to the Building resulting from such removal, at Tenant’s sole cost and expense. If Tenant fails to timely perform such removal and/or repair work, then Landlord may (but shall not be obligated to) perform such work at Tenant’s sole cost and expense. Tenant shall be solely responsible, at Tenant’s sole cost and expense, for the monitoring, operation, repair, replacement, and removal (subject to the foregoing terms of this Section 10.12), of the Supplemental HVAC System. In no event shall the Supplemental HVAC System be permitted to interfere with Landlord’s operation of the Building. Any reimbursements owing by Tenant to Landlord pursuant to this Section 10.12 shall be payable by Tenant within twenty (20) Business Days of Tenant’s receipt of an invoice therefor.
Section 10.13 Access. Except in the event of an emergency or as otherwise specifically required pursuant to applicable Requirements or the terms of this Lease, Tenant shall be granted access to the Premises, the Building and the Building parking facility twenty-four (24) hours per day, seven (7) days per week, every day of the year, during the Term, subject to all applicable Requirements, Landlord’s reasonable access control procedures, the Rules and Regulations and the terms of this Lease. In connection with the foregoing, Landlord shall maintain or cause to be maintained access to the Building entrances and the elevator controls located in the Building through a key card access system. The main Building entrance and the elevators located in the Building shall be accessible to Tenant, other tenants of the Building and third parties without the use of a key card during Ordinary Business Hours, Monday through Friday. A key card shall be required for entrance into the Building and use of the elevators located in the Building at all times after Ordinary Business Hours (and during Saturday Ordinary Business Hours). Notwithstanding the foregoing, Tenant shall have the right, upon notice to Landlord, to lock off elevator access to the floors of the Building containing only Tenant’s Premises.
Section 10.14 Tenant Security Guard. Landlord hereby acknowledges that Tenant currently has one (1) security guard stationed behind a desk located on the First Floor Premises (the “Security Station”). Landlord hereby agrees that Tenant shall continue to have the right, at Tenant’s sole cost and expense, to use the services of one (1) unarmed security guard from a first-class, licensed and bonded security company reasonably acceptable to Landlord (“Tenant’s Security Guard”) to be stationed at the Security Station during Tenant’s hours of operation, solely for the purposes of providing security for Tenant’s personnel and visitors; provided, however, in no event shall Tenant’s Security Guard be allowed to wander around the Building and/or Project, obstruct or otherwise interfere with Landlord’s other security personnel, security measures or other operations in the Building or Project. Neither Landlord nor the Parties shall be liable for, and Landlord and the Parties are hereby released from any responsibility for any damage either to person or property sustained or incurred by Tenant or Tenant’s personnel or visitors in connection with any actions and/or failures of such Tenant’s Security Guard.
ARTICLE 11
INSURANCE; PROPERTY LOSS OR DAMAGE
Section 11.1 Tenant’s Insurance.
(a) Tenant, at its expense, shall obtain and maintain in full force and effect the following insurance policies throughout the Term:
(i) Commercial General Liability (CGL) Insurance on an occurrence basis covering liability arising from premises operations, independent contractors, product-completed operations, personal injury, advertising injury, bodily injury, death and/or property damage occurring in or about the Building, under which Tenant is insured and Landlord, Landlord’s Agent and any Lessors and any Mortgagees whose names have been furnished to Tenant are named as additional insureds (the “Insured Parties”). Such insurance shall provide primary coverage without contribution from any other insurance or self-insurance carried by or for the benefit of the Insured Parties, and such insurance shall include blanket broad-form contractual liability coverage. The minimum limits of liability applying exclusively to the Premises shall be a combined single limit with respect to each occurrence in an amount of not less than Five Million and No/100 Dollars ($5,000,000.00). If CGL contains a general aggregate limit, it shall apply separately to this location. Landlord shall retain the right to require Tenant to increase such coverage one (1) time during the Option Term to that amount of insurance which in Landlord’s reasonable judgment is then being customarily required by landlords for tenants comparable to Tenant in similar office space in Comparable Buildings. The deductible or self insured retention for such policy shall not exceed Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00), without the prior written consent of Landlord;

(ii) All-Risk Commercial Property Insurance insuring Tenant’s Property (as defined in Exhibit B) and the Above Building Standard Installations (as defined in Exhibit B), for the full replacement cost thereof, having a deductible amount, if any, not in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) without the prior written consent of Landlord. Tenant shall also carry earthquake sprinkler leakage coverage insuring Tenant’s Property and the Above Building Standard Installations with a limit as close to the full replacement cost of such property covered as is reasonably available, provided that any such coverage is commercially available on reasonable terms. The Insured Parties shall be included as loss payee(s) with respect to the Above Building Standard Installations;
(iii) Builder’s Risk during the performance of any Alteration, until completion thereof, on an “All Risk” basis, including a permission to complete and occupy and flood, including resulting water damage, endorsements, for full replacement cost covering the interest of Landlord and Tenant (and their respective contractors and subcontractors) in all work incorporated in the Building and all materials and equipment in or about the Premises, or evidence of such coverage under the property insurance policies set forth in (ii) above. The Insured Parties shall be named as additional insureds;
(iv) Workers’ Compensation Benefits Insurance and Employer’s Liability Insurance, with Worker’s Compensation Benefits Insurance as required by law and Employer’s Liability Insurance with a limit not less than One Million and No/100 Dollars ($1,000,000.00) each accident for bodily injury by accident and One Million and No/100 Dollars ($1,000,000.00) each employee for bodily injury by disease. A deductible or self-insured retention for such policy shall not exceed Twenty-Five Thousand and No/100 Dollars ($25,000.00) without the prior written consent of Landlord;
(v) Commercial Automobile Liability Insurance (if the Tenant is operating a fleet out of the leased Premises) covering any auto including owned, hired, and non-owned autos with a combined single limit with respect to each occurrence in an amount of not less than One Million and No/100 Dollars ($1,000,000.00). The Commercial auto policy shall include contractual liability coverage. The Insured Parties shall be named as additional insureds; and
(vi) such other insurance in such amounts as the Insured Parties may reasonably require from time to time, provided that in no event shall such insurance (a) be in excess of that customarily required by landlords for tenants comparable to Tenant in similar office space located in the Comparable Buildings, (b) be required during the initial Term, or (c) requested more than (1) time during the Option Term.
(b) All insurance required to be carried by Tenant shall contain a provision that the Insured Parties receive ten (10) days’ prior written notice in advance of any termination or material change to the policies that would affect the interest of any of the Insured Parties and shall be effected under valid and enforceable policies issued by reputable insurers authorized to do business in the State of California and rated in AM Best’s Insurance Guide, or any successor thereto as having an AM Best’s Rating of “A-” or better and a Financial Size Category of at least “VIII” or better, or, if such ratings are not then in effect, the equivalent thereof.
(c) On or prior to the Commencement Date, Tenant shall deliver to Landlord appropriate certificates of insurance that evidence insurance required to be covered by this Article 11, the waivers of subrogation required by Section 11.2 below, the Insured Parties are named as additional insureds/loss payees as required pursuant to this Article 11, and the commercial general liability is primary, non-contributory, and not excess of any other valid and collectible insurance. Evidence of each renewal or replacement policies shall be delivered by Tenant to Landlord at least ten (10) days after the expiration of the policies.

(d) By requiring insurance herein, Landlord and Tenant do not represent that coverage and limits will necessarily be adequate to protect Tenant or Landlord respectively, and such coverage and limits shall not be deemed a limitation on or transfer of Tenant’s or Landlord’s liability under the indemnities granted to Landlord and Tenant in this contract.
(e) All rights that inure to the benefit of the Landlord or the Tenant shall not be prejudiced by the expiration of the Lease.
(f) Tenant may satisfy the limits of liability required herein with a combination of umbrella and/or excess policies of insurance where applicable, provided that such policies comply with all of the provisions hereof (including, without limitation, with respect to scope of coverage and naming of the Insured Parties as additional insureds).
(g) Landlord shall carry commercial general liability insurance with respect to the Building during the Term, and shall further insure the Building during the Term against loss or damage due to fire and other casualties covered within the classification of fire and extended coverage, vandalism coverage and malicious mischief, sprinkler leakage, water damage and special extended coverage. Such coverage shall be in such amounts, from such companies, and on such other terms and conditions, as Landlord may from time to time reasonably determine. Additionally, at the option of Landlord, such insurance coverage may include the risks of earthquakes and/or flood damage and additional hazards, a rental loss endorsement and one or more loss payee endorsements in favor of the holders of any mortgages or deeds of trust encumbering the interest of Landlord in the Building or the ground or underlying lessors of the Building, or any portion thereof.
Section 11.2 Waiver of Subrogation. Landlord and Tenant shall have no liability to one another, or to any insurer, by way of subrogation or otherwise, on account of any loss or damage to their respective property, the Premises or its contents or the Building, regardless of whether such loss or damage is caused by the negligence of Landlord or Tenant, arising out of any of the perils or casualties insured against by the property insurance policies carried, or required to be carried, by the parties pursuant to this Lease, but only to the extent covered by such insurance policies carried, or required to be carried, by the parties pursuant to this Lease. In addition, Landlord and Tenant shall have no liability to one another for any deductible amount carried under any policy, except with respect to Tenant’s reimbursement of deductible amounts to Landlord as a part of Operating Expenses in accordance with Article 7 above. The insurance policies obtained by Landlord and Tenant pursuant to this Lease, shall permit waivers of subrogation which the insurer may otherwise have against the non-insuring party. In the event the policy or policies do not include blanket waiver of subrogation prior to loss, either Landlord or Tenant shall, at the request of the other party, arrange and deliver to the requesting party a waiver of subrogation endorsement in such form and content as may reasonably be required by the requesting party or its insurer. Tenant acknowledges that Landlord shall not carry insurance on, and shall not be responsible for, (i) damage to any Above Building Standard Installations, (ii) Tenant’s Property, and (iii) any loss suffered by Tenant due to interruption of Tenant’s business.
Section 11.3 Restoration.
(a) If the Premises are damaged by fire or other casualty, or if the Building is damaged such that Tenant is deprived of reasonable access to the Premises, the damage shall be repaired by Landlord, to substantially the condition of the Premises prior to the damage, subject to the provisions of any Mortgage or Superior Lease and subject to the terms of Section 11.4, below, but Landlord shall have no obligation to repair or restore (i) Tenant’s Property or (ii) except as provided in Section 11.3(b), any Above Building Standard Installations. So long as Tenant is not in default beyond applicable grace or notice provisions in the payment or performance of its obligations under this Section 11.3, and provided Tenant timely delivers to Landlord either Tenant’s Restoration Payment (as hereinafter defined) or the Restoration Security (as hereinafter defined) or Tenant expressly waives any obligation of Landlord to repair or restore any of Tenant’s Above Building Standard Installations, then until the restoration of the Premises is Substantially Completed (including restoration of any Above Building Standard Installations to the extent that Landlord has received Tenant’s Restoration Payment or Restoration Security in connection thereto) or would have been Substantially Completed but for Tenant Delay, Fixed Rent, Tenant’s Tax Payment and Tenant’s Operating Payment shall be reduced in the proportion by which the area of the part of the Premises which is not usable (or accessible) for the operation of Tenant’s business and is not used by Tenant bears to the total area of the Premises.

(b) As a condition precedent to Landlord’s obligation to repair or restore any Above Building Standard Installations, Tenant shall (i) pay to Landlord upon demand a sum (“Tenant’s Restoration Payment”) equal to the amount, if any, by which (A) the cost, as estimated by a reputable independent contractor designated by Landlord and reasonably approved by Tenant, of repairing and restoring all Alterations and improvements in the Premises to their condition prior to the damage, exceeds (B) the cost of restoring the Premises with Building Standard Installations, or (ii) furnish to Landlord security (the “Restoration Security”) in form and amount reasonably acceptable to Landlord to secure Tenant’s obligation to pay all costs in excess of restoring the Premises with Building Standard Installations. If Tenant shall fail to deliver to Landlord either (1) Tenant’s Restoration Payment or the Restoration Security, as applicable, or (2) a waiver by Tenant, in form satisfactory to Landlord, of all of Landlord’s obligations to repair or restore any of the Above Building Standard Installations, in either case within fifteen (15) Business Days after Landlord’s demand therefor, Landlord shall have no obligation to restore any Above Building Standard Installations and Tenant’s abatement of Fixed Rent, Tenant’s Tax Payment and Tenant’s Operating Payment shall cease when the restoration of the Premises (other than any Above Building Standard Installations) is Substantially Complete.
Section 11.4 Landlord’s Termination Right. Notwithstanding anything to the contrary contained in Section 11.3, (a) if the Premises are totally damaged or are rendered wholly untenantable, (b) if the Building shall be so damaged that, in Landlord’s reasonable opinion, substantial alteration, demolition, or reconstruction of the Building shall be required (whether or not the Premises are so damaged or rendered untenantable), (c) if any Mortgagee shall require that the insurance proceeds or any material portion thereof be used to retire the Mortgage debt or any Lessor shall terminate the Superior Lease, as the case may be, or (d) if the cost of damage which is not covered by Landlord’s insurance policies exceeds Two Million and No/100 Dollars ($2,000,000.00), excluding any deductibles, then in any of such events, Landlord may, not later than sixty (60) days following the date of the damage, terminate this Lease by notice to Tenant. If this Lease is so terminated, (a) the Term shall expire upon the thirtieth (30th) day after such notice is given, (b) Tenant shall vacate the Premises and surrender the same to Landlord, (c) Tenant’s liability for Rent shall cease as of the date of the damage, and (d) any prepaid Rent for any period after the date of the damage shall be refunded by Landlord to Tenant.
Section 11.5 Tenant’s Termination Right. If the Premises are totally damaged and are thereby rendered wholly untenantable, or if the Building shall be so damaged that Tenant is deprived of reasonable access to the Premises, and if Landlord elects to restore the Premises, Landlord shall, within forty-five (45) days following the date of the damage, cause a contractor or architect selected by Landlord to give notice (the “Restoration Notice”) to Tenant of the date by which such contractor or architect estimates the restoration of the Premises (excluding any Above Building Standard Installations) shall be Substantially Completed. If such date, as set forth in the Restoration Notice, is more than nine (9) months from the date of such damage, then Tenant shall have the right to terminate this Lease by giving notice (the “Termination Notice”) to Landlord not later than thirty (30) days following delivery of the Restoration Notice to Tenant. If Tenant delivers a Termination Notice, this Lease shall be deemed to have terminated as of the date of the giving of the Termination Notice, in the manner set forth in the second sentence of Section 11.4. If Landlord had previously indicated to Tenant that the Premises (excluding any Above Building Standard Installations) would be Substantially Completed within 9 months after the date of such damage and Landlord does not actually Substantially Complete the repairs within 9 months after the date of such damage for any reason other than a Tenant Delay or an Unavoidable Delay, Tenant shall have the right to terminate this Lease within five (5) Business Days after the end of such 9 month period and thereafter during the first five (5) Business Days after each calendar month following the end of such period until such time as the repairs are Substantially Completed, by notice to Landlord (the “Damage Termination Notice”), effective as of five (5) Business Days following Landlord’s receipt of the Damage Termination Notice.

Section 11.6 Final 12 Months. Notwithstanding anything to the contrary in this Article 11, if any damage during the final 12 months of the Term renders the Premises wholly untenantable, either Landlord or Tenant may terminate this Lease by notice to the other party within thirty (30) days after the occurrence of such damage and this Lease shall expire on the thirtieth (30th) day after the date of such notice. For purposes of this Section 11.6, the Premises shall be deemed wholly untenantable if Tenant shall be precluded from using more than fifty percent (50%) of the Premises for the conduct of its business and Tenant’s inability to so use the Premises is reasonably expected to continue for more than ninety (90) days.
Section 11.7 Landlord’s Liability. Any Building employee to whom any property shall be entrusted by or on behalf of Tenant shall be deemed to be acting as Tenant’s agent with respect to such property and neither Landlord nor its agents shall be liable for any damage to such property, or for the loss of or damage to any property of Tenant by theft or otherwise. Subject to the terms of Section 11.2, above, none of the Insured Parties shall be liable for any injury or damage to persons or property or interruption of Tenant’s business resulting from fire or other casualty, any damage caused by other tenants or persons in the Building or by construction of any private, public or quasi-public work, or any latent defect in the Premises, in the Building or in the Project (except that Landlord shall be required to repair the same to the extent provided in Article 6); provided that the foregoing shall not apply to physical damage or personal injury resulting from the negligence or willful misconduct of Landlord or its employees, agents or contractors. No penalty shall accrue for delays which may arise by reason of adjustment of casualty insurance on the part of Landlord or Tenant as long as such party is diligently pursuing final resolution of any such adjustment, or for any Unavoidable Delays arising from any repair or restoration of any portion of the Building, provided that Landlord shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises during the performance of any such repair or restoration.
ARTICLE 12
EMINENT DOMAIN
Section 12.1 Taking.
(a) Total Taking. If all or substantially all of the Project, the Building or the Premises shall be acquired or condemned for any public or quasi-public purpose (a “Taking”), this Lease shall terminate and the Term shall end as of the date of the vesting of title and Rent shall be prorated and adjusted as of such date.
(b) Partial Taking. Upon a Taking of only a part of the Project, the Building or the Premises then, except as hereinafter provided in this Article 12, this Lease shall continue in full force and effect, provided that from and after the date of the vesting of title, Fixed Rent and Tenant’s Proportionate Share shall be modified to reflect the reduction of the Premises and/or the Building as a result of such Taking.
(c) Landlord’s Termination Right. Whether or not the Premises are affected, Landlord may, by notice to Tenant, within thirty (30) days following the date upon which Landlord receives notice of the Taking of all or a portion of the Project, the Building or the Premises, terminate this Lease.
(d) Tenant’s Termination Right. If the part of the Project so Taken contains more than ten percent (10%) of the total area of the Premises occupied by Tenant immediately prior to such Taking, or if, by reason of such Taking, Tenant no longer has reasonable means of access to the Premises, Tenant may terminate this Lease by notice to Landlord given within thirty (30) days following the date upon which Tenant is given notice of such Taking. If Tenant so notifies Landlord, this Lease shall end and expire upon the thirtieth (30th) day following the giving of such notice. If a part of the Premises shall be so Taken and this Lease is not terminated in accordance with this Section 12.1, Landlord, shall, subject to the provisions of any Mortgage or Superior Lease, restore that part of the Premises not so Taken to a self-contained rental unit substantially equivalent (with respect to character, quality, appearance and services) to that which existed immediately prior to such Taking, excluding Tenant’s Property and any Above Building Standard Installations.

(e) Apportionment of Rent. Upon any termination of this Lease pursuant to the provisions of this Article 12, Rent shall be apportioned as of, and shall be paid or refunded up to and including, the date of such termination.
Section 12.2 Awards. Upon any Taking, Landlord shall receive the entire award for any such Taking, and Tenant shall have no claim against Landlord or the condemning authority for the value of any unexpired portion of the Term or Tenant’s Alterations, except to the extent that such Alterations were completed following the Commencement Date and paid for by Tenant, Tenant shall be entitled to receive the unamortized value of such Alterations; and Tenant hereby assigns to Landlord all of its right in and to such award. Nothing contained in this Article 12 shall be deemed to prevent Tenant from making a separate claim in any condemnation proceedings for the then value of any Tenant’s Property or Above Building Standard Installations included in such Taking or for the unamortized value of any Alterations which were completed following the Commencement Date and paid for by Tenant and for damage to its business.
Section 12.3 Temporary Taking. If all or any part of the Premises is Taken temporarily during the Term for any public or quasi-public use or purpose, Tenant shall give prompt notice to Landlord and the Term shall not be reduced or affected in any way and Tenant shall continue to pay all Rent payable by Tenant without reduction or abatement and to perform all of its other obligations under this Lease, except to the extent prevented from doing so by the condemning authority, and Tenant shall be entitled to receive any award or payment from the condemning authority for such use, which shall be received, held and applied by Tenant as a trust fund for payment of the Rent falling due with any remaining amounts being disbursed directly to Tenant.
ARTICLE 13
ASSIGNMENT AND SUBLETTING
Section 13.1 Consent Requirements.
(a) No Transfers. Except as expressly set forth herein, Tenant shall not assign, mortgage, pledge, encumber, or otherwise transfer this Lease, whether by operation of law or otherwise, and shall not sublet, or permit, or suffer the Premises or any part thereof to be used or occupied by others (whether for desk space, mailing privileges or otherwise), without Landlord’s prior consent in each instance, which consent shall not be unreasonably withheld, conditioned or delayed. Any assignment, sublease, mortgage, pledge, encumbrance or transfer in contravention of the provisions of this Article 13 shall be void and shall constitute an Event of Default.
(b) Collection of Rent. If, without Landlord’s consent, this Lease is assigned, or any part of the Premises is sublet or occupied by anyone other than Tenant or this Lease is encumbered (by operation of law or otherwise), Landlord may collect rent from the assignee, subtenant or occupant, and apply the net amount collected to the Rent herein reserved. No such collection shall be deemed a waiver of the provisions of this Article 13, an acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the performance of Tenant’s covenants hereunder, and in all cases Tenant shall remain fully liable for its obligations under this Lease. In the event that Tenant is not in default under the terms of this Lease beyond any applicable notice and cure period set forth herein, then Tenant shall have the right to collect all rent payable by a subtenant or assignee following a “Transfer,” as that term is defined in Section 13.2, below, and shall only be required to pay to Landlord the Rent owing under this Lease.
(c) Further Assignment/Subletting. Landlord’s consent to any assignment or subletting shall not relieve Tenant from the obligation to obtain Landlord’s consent to any further assignment or subletting. In no event shall any permitted subtenant assign or encumber its sublease or further sublet any portion of its sublet space, or otherwise suffer or permit any portion of the sublet space to be used or occupied by others, without Landlord’s prior consent in each instance, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 13.2 Tenant’s Notice. If Tenant desires to assign this Lease or sublet all or any portion of the Premises (sometimes referred to herein as a “Transfer”), Tenant shall give notice thereof to Landlord, which shall be accompanied by (a) with respect to an assignment of this Lease, the date Tenant desires the assignment to be effective, and (b) with respect to a sublet of all or a part of the Premises, a description of the portion of the Premises to be sublet, the commencement date of such sublease.
Section 13.3 Landlord’s Leaseback. Notwithstanding anything to the contrary contained in this Article 13, in the event Tenant contemplates a Transfer of all or a portion of the Premises (or in the event of any other Transfer or Transfers entered into by Tenant as a subterfuge in order to avoid the terms of this Section 13.3), Tenant shall give Landlord notice (the “Intention to Transfer Notice”) of such contemplated Transfer (whether or not the contemplated Transferee or the terms of such contemplated Transfer have been determined). The Intention to Transfer Notice shall specify the portion of and amount of rentable square feet of the Premises which Tenant intends to Transfer (the “Contemplated Transfer Space”), the contemplated date of commencement of the contemplated Transfer (the “Contemplated Effective Date”), and the contemplated length of the term of such contemplated Transfer, and shall specify that such Intention to Transfer Notice is delivered to Landlord pursuant to this Section 13.3 in order to allow Landlord to elect to recapture the Contemplated Transfer Space for the term set forth in the Intention to Transfer Notice. Thereafter, Landlord shall have the option, by giving written notice (the “Recapture Notice”) to Tenant within ten (10) Business Days after receipt of any Intention to Transfer Notice, to recapture the Contemplated Transfer Space. Such recapture shall cancel and terminate this Lease with respect to such Contemplated Transfer Space as of the Contemplated Effective Date. However, if Landlord delivers a Recapture Notice to Tenant, Tenant may, within ten (10) days after Tenant’s receipt of the Recapture Notice, deliver written notice to Landlord indicating that Tenant is rescinding its request for consent to the proposed Transfer, in which case such Transfer shall not be consummated and this Lease shall remain in full force and effect as to the portion of the Premises that was the subject of the Transfer. Tenant’s failure to so notify Landlord in writing within said ten (10) day period shall be deemed to constitute Tenant’s election to allow the Recapture Notice to be effective. In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. If Landlord declines, or fails to elect in a timely manner, to recapture such Contemplated Transfer Space under this Section 13.3, then, subject to the other terms of this Article 13, for a period of two hundred seventy (270) days (the “270 Day Period”) commencing on the last day of such thirty (30) day period, Landlord shall not have any right to recapture the Contemplated Transfer Space with respect to any Transfer made during the 270 Day Period, provided that any such Transfer is for substantially the same number of rentable square feet of the Premises and is for substantially the same length of term as set forth in the Intention to Transfer Notice, and provided further that any such Transfer shall be subject to the remaining terms of this Article 13. If such a Transfer is not so consummated within the 270 Day Period (or if a Transfer is so consummated, then upon the expiration of the term of any Transfer of such Contemplated Transfer Space consummated within such 270 Day Period), Tenant shall again be required to submit a new Intention to Transfer Notice to Landlord with respect any contemplated Transfer, as provided above in this Section 13.3.

Section 13.4 Conditions to Assignment/Subletting.
(a) If Landlord does not exercise Landlord’s option provided under Section 13.3, Landlord’s consent to the proposed assignment or subletting shall not be unreasonably withheld, conditioned or delayed. Such consent shall be granted or denied within fifteen (15) days after delivery to Landlord of (i) a true and complete statement reasonably detailing the identity of the proposed assignee or subtenant (“Transferee”), the nature of its business and its proposed use of the Premises, (ii) current financial information with respect to the Transferee, including its most recent financial statements, (iii) all of the terms of the proposed Transfer and the consideration therefor, together with a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, provided that Landlord shall have the right to require Tenant to utilize Landlord’s standard consent agreement in connection with such Transfer, and (iv) any other information Landlord may reasonably request, provided that:
(A) in Landlord’s reasonable judgment, the Transferee is of a character or reputation and engaged in a business or activity which is consistent with the quality of the Building and the Project, and the Premises will be used in a manner, which (1) is for the Permitted Uses, and (2) does not violate any restrictions set forth in this Lease, any Mortgage or Superior Lease;
(B) the Transferee has sufficient financial means to perform all of its obligations under this Lease or the sublease, as the case may be;
(C) the Transferee is not a person or entity (or affiliate of a person or entity) with whom Landlord is then or has been within the prior 3 months negotiating in connection with the rental of space in the Project;
(D) there shall be not more than 6 subtenants in each floor of the Premises;
(E) Tenant shall, upon demand, reimburse Landlord for all reasonable expenses incurred by Landlord in connection with such assignment or sublease, including any investigations as to the acceptability of the Transferee and all legal costs reasonably incurred in connection with the granting of any requested consent, but in no event in an amount exceeding One Thousand Five Hundred and No/100 Dollars ($1,500.00) for a Transfer in the ordinary course of business;
(F) the proposed Transfer is either a sublease or an assignment;
(G) the proposed Transfer would not cause Landlord to be in violation of any Requirements, Mortgage or Superior Lease;
(H) the Transferee shall not be either a governmental agency or an instrumentality thereof, unless Landlord, with respect to the Building, has leased comparably sized space to comparable (in terms of use, security issues, express or implied power of eminent domain, reputation, character and size of space in the Building) governmental agencies or instrumentalities thereof, nor shall the Transferee be entitled, directly or indirectly, to diplomatic or sovereign immunity, regardless of whether the Transferee agrees to waive such diplomatic or sovereign immunity, and shall be subject to the service of process in, and the jurisdiction of the courts of, Orange County, California; and
(I) Landlord has received assurances acceptable to Landlord in its sole discretion that all past due amounts owing from Tenant to Landlord, if any, will be paid and all defaults on the part of Tenant, if any, will be cured prior to the effective date of the proposed Transfer.
The parties hereby agree, without limitation as to other reasonable grounds for withholding consent, that it shall be reasonable under this Lease and under applicable Requirements for Landlord to withhold consent to any proposed Transfer based upon any of the foregoing criteria.
Landlord’s failure to respond within fifteen (15) days following receipt of the items set forth in Section 13(a) above, shall be deemed Landlord’s approval of any such proposed assignment or subletting.

(b) With respect to each and every subletting and/or assignment approved by Landlord under the provisions of this Lease:
(i) the form of the proposed assignment or sublease shall be reasonably satisfactory to Landlord;
(ii) no sublease shall be for a term ending later than the Expiration Date;
(iii) no Transferee shall take possession of any part of the Premises, until an executed counterpart of such sublease or assignment has been delivered to Landlord and approved by Landlord as provided in Section 13.4(a); and
(iv) each sublease shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate; and Tenant and each Transferee shall be deemed to have agreed that upon the occurrence and during the continuation of an Event of Default hereunder, Tenant has hereby assigned to Landlord, and Landlord may, at its option, either terminate the sublease or accept such assignment of, all right, title and interest of Tenant as sublandlord under such sublease, together with all modifications, extensions and renewals thereof then in effect and such Transferee shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (A) liable for any previous act or omission of Tenant under such sublease, (B) subject to any counterclaim, offset or defense not expressly provided in such sublease or which theretofore accrued to such Transferee against Tenant, (C) bound by any previous modification of such sublease not consented to by Landlord or by any prepayment of more than one month’s rent, (D) bound to return such Transferee’s security deposit, if any, except to the extent Landlord shall receive actual possession of such deposit and such Transferee shall be entitled to the return of all or any portion of such deposit under the terms of its sublease, or (E) obligated to make any payment to or on behalf of such Transferee, or to perform any work in the subleased space or the Building or Project, or in any way to prepare the subleased space for occupancy, beyond Landlord’s obligations under this Lease. The provisions of this Section 13.4(b)(iv) shall be self-operative, and no further instrument shall be required to give effect to this provision, provided that the Transferee shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such subordination and attornment.
Section 13.5 Binding on Tenant; Indemnification of Landlord. Notwithstanding any assignment or subletting or any acceptance of rent by Landlord from any Transferee, Tenant and any guarantor shall remain fully liable for the payment of all Rent due and for the performance of all the covenants, terms and conditions contained in this Lease on Tenant’s part to be observed and performed, and any default under any term, covenant or condition of this Lease by any Transferee or anyone claiming under or through any Transferee shall be deemed to be a default under this Lease by Tenant.
Section 13.6 Tenant’s Failure to Complete. If Landlord consents to a proposed assignment or sublease and Tenant fails to execute and deliver to Landlord such assignment or sublease within two hundred seventy (270) days after the giving of such consent, or the amount of space subject to any such sublease varies by more than fifteen percent (15%) from that specified in the notice given by Tenant to Landlord pursuant to Section 13.2 or Section 13.3, as applicable, or if there are any changes in the terms and conditions of the proposed assignment or sublease such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Article 13, then Tenant shall again comply with all of the provisions and conditions of Sections 13.2, 13.3 and 13.4 before assigning this Lease or subletting all or part of the Premises.

Section 13.7 Intentionally Deleted.
Section 13.8 Transfers.
(a) Related Entities. If Tenant is a legal entity, the transfer (by one or more transfers), directly or indirectly, by operation of law or otherwise, of fifty percent (50%) or more of the stock or other beneficial ownership interest in Tenant or of all or substantially all of the assets of Tenant (collectively, “Ownership Interests”) shall be deemed a voluntary assignment of this Lease; provided, however, that the provisions of this Article 13 shall not apply to the transfer of Ownership Interests in Tenant if and so long as such Ownership Interests are publicly traded on a nationally recognized stock exchange. For purposes of this Article the term “transfers” shall be deemed to include (x) the issuance of new Ownership Interests which results in a majority of the Ownership Interests in Tenant being held by a person or entity which does not hold a majority of the Ownership Interests in Tenant on the Effective Date, provided that the terms of this Section 13.8(a)(x) shall not apply as long as Tenant is a publicly traded company, (y) the sale, mortgage, hypothecation or pledge of more than an aggregate of fifty percent (50%) of Tenant’s net assets, and (z) except as provided below, the sale or transfer of all or substantially all of the assets of Tenant in one or more transactions or the merger, consolidation or conversion of Tenant into or with another business entity. Notwithstanding any provision to the contrary contained in this Article 13, an assignment or sublease of Tenant’s interest in this Lease to a Related Entity (defined below) of Tenant shall not be deemed an assignment or sublease requiring the consent of Landlord under this Article 13 (and Sections 13.1, 13.2, 13.3, 13.4, 13.6, and 13.9 of this Lease shall not apply to such assignment or sublease), provided that (a) Tenant notifies Landlord of any such assignment or sublease promptly following the completion of any such transaction and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such assignment or sublease or such Related Entity, (b) such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease, and (c) the successor to Tenant has a tangible net worth (the “Net Worth Test”) computed in accordance with generally accepted accounting principles consistently applied (and excluding goodwill, organization costs and other intangible assets) that is sufficient to meet the obligations of Tenant under this Lease and is at least equal to Thirty Million and No/100 Dollars ($30,000,000.00). Notwithstanding the foregoing, in no event shall any such assignment or sublease permitted under this Section 13.8 relieve Tenant of its obligations under this Lease. “Related Entity” shall mean any entity to whom Tenant’s interest in this Lease is assigned or sublet, provided such entity (i) is an entity controlled by, under common control with, or which controls Tenant (such entity to be referred to herein as an “Affiliate”), (ii) is the resulting entity (the “Merged Entity”) of a merger or consolidation of Tenant with another entity, (iii) any subsidiary of a Merged Entity, any parent company of any Merged Entity, or any subsidiary of the parent company of any Merged Entity or any subsidiary of any Merged Entity, or (iv) is an entity which acquires all or substantially all of the stock or business assets of Tenant. “Control,” as used in this Section 13.8, shall mean the ownership, directly or indirectly, of at least fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of at least fifty-one percent (51%) of the voting interest in, any person or entity. Notwithstanding the foregoing, Tenant shall have no right to assign this Lease or sublease all or any portion of the Premises without Landlord’s consent pursuant to this Section 13.8 if an Event of Default by Tenant exists under this Lease.
(b) Applicability. The limitations set forth in this Section 13.8 shall apply to Transferee(s) and guarantor(s) of this Lease, if any, and any transfer by any such entity in violation of this Section 13.8 shall be a transfer in violation of Section 13.1.
Section 13.9 Assumption of Obligations. No assignment or transfer shall be effective unless and until the Transferee executes, acknowledges and delivers to Landlord an agreement in form and substance reasonably satisfactory to Landlord whereby the Transferee (a) assumes Tenant’s obligations under this Lease and (b) agrees that, notwithstanding such assignment or transfer, the provisions of Section 13.1 hereof shall be binding upon it in respect of all future assignments and transfers.
Section 13.10 Tenant’s Liability. The joint and several liability of Tenant and any successors-in-interest of Tenant and the due performance of Tenant’s obligations under this Lease shall not be discharged, released or impaired by any agreement or stipulation made by Landlord, or any grantee or assignee of Landlord, extending the time, or modifying any of the terms and provisions of this Lease, or by any waiver or failure of Landlord, or any grantee or assignee of Landlord, to enforce any of the terms and provisions of this Lease.
Section 13.11 Listings in Building Directory. The listing of any name other than that of Tenant on the doors of the Premises, the Building directory or elsewhere shall not vest any right or interest in this Lease or in the Premises, nor be deemed to constitute Landlord’s consent to any assignment or transfer of this Lease or to any sublease of the Premises or to the use or occupancy thereof by others. Any such listing shall constitute a privilege revocable in Landlord’s discretion by notice to Tenant.

Section 13.12 Lease Disaffirmance or Rejection. If at any time after an assignment by Tenant named herein, this Lease is not affirmed or is rejected in any bankruptcy proceeding or any similar proceeding, or upon a termination of this Lease due to any such proceeding, Tenant named herein, upon request of Landlord given after such disaffirmance, rejection or termination (and actual notice thereof to Landlord in the event of a disaffirmance or rejection or in the event of termination other than by act of Landlord), shall (a) pay to Landlord all Rent and other charges due and owing by the assignee to Landlord under this Lease to and including the date of such disaffirmance, rejection or termination, and (b) as “tenant,” enter into a new lease of the Premises with Landlord for a term commencing on the effective date of such disaffirmance, rejection or termination and ending on the Expiration Date, at the same Rent and upon the then executory terms, covenants and conditions contained in this Lease, except that (i) the rights of Tenant named herein under the new lease shall be subject to the possessory rights of the assignee under this Lease and the possessory rights of any persons or entities claiming through or under such assignee or by virtue of any statute or of any order of any court, (ii) such new lease shall require all defaults existing under this Lease to be cured by Tenant named herein with due diligence, and (iii) such new lease shall require Tenant named herein to pay all Rent which, had this Lease not been so disaffirmed, rejected or terminated, would have become due under the provisions of this Lease after the date of such disaffirmance, rejection or termination with respect to any period prior thereto. If Tenant named herein defaults in its obligations to enter into such new lease for a period of ten (10) days after Landlord’s request, then, in addition to all other rights and remedies by reason of default, either at law or in equity, Landlord shall have the same rights and remedies against Tenant named herein as if it had entered into such new lease and such new lease had thereafter been terminated as of the commencement date thereof by reason of Tenant’s default thereunder.
ARTICLE 14
ACCESS TO PREMISES
Section 14.1 Landlord’s Access.
(a) Landlord, Landlord’s employees, agents, contractors and utility service providers servicing the Project may erect, use and maintain concealed ducts, pipes and conduits in and through the Premises provided such use does not cause the usable area of the Premises to be reduced beyond a de minimis amount. Landlord shall promptly repair any damage to the Premises caused by any work performed pursuant to this Article 14. Landlord shall use commercially reasonable efforts to minimize interference with the operation of Tenant’s business in exercising its rights under this Section 14.1(a).
(b) Landlord, any Lessor or Mortgagee and any other party designated by Landlord and their respective agents shall have the right to enter the Premises at all reasonable times, upon reasonable notice of at least twenty-four (24) hours (which notice may be oral) except in the case of emergency (in which event no notice shall be required), to examine the Premises, to show the Premises to prospective purchasers, Mortgagees, Lessors or, during the final nine (9) months of the initial Term or the Renewal Term, as the case may be, tenants and their respective agents and representatives or others and to perform Work of Improvement to the Premises or the Project to the extent necessary under applicable Requirements. Landlord shall use commercially reasonable efforts to minimize interference with the operation of Tenant’s business in exercising its rights under this Section 14.1(b). Landlord, and any third parties entering the Premises at Landlord’s invitation or request, shall at all times observe Tenant’s reasonable rules relating to security on the Premises. Tenant shall have the right, in its sole discretion, to designate a representative to accompany Landlord, or any third parties, while they are on the Premises.
(c) All parts (except surfaces facing the interior of the Premises) of all walls, windows and doors bounding the Premises, all balconies, terraces and roofs adjacent to the Premises, all space in or adjacent to the Premises used for shafts, stacks, stairways, mail chutes, conduits and other mechanical facilities, Building Systems, Building facilities and Common Areas are not part of the Premises, and Landlord shall have the use thereof and access thereto through the Premises for the purposes of Building operation, maintenance, alteration and repair. Landlord shall use commercially reasonable efforts to minimize interference with the operation of Tenant’s business in exercising its rights under this Section 14.1(c). Landlord shall promptly repair any damage to the Premises caused by any work performed pursuant to this Article 14.

Section 14.2 Building/Project Name. Landlord has the right at any time to change the name, number or designation by which the Building or Project is commonly known. In the event that Landlord changes the address of the Building, then Landlord shall provide Tenant with at least ninety (90) days prior notice of such address change.
Section 14.3 Light and Air. If at any time any windows of the Premises are temporarily darkened or covered over by reason of any Work of Improvement, any of such windows are permanently darkened or covered over due to any Requirement or there is otherwise a diminution of light, air or view by another structure which may hereafter be erected (whether or not by Landlord), Landlord shall not be liable for any damages and Tenant shall not be entitled to any compensation or abatement of any Rent, nor shall the same release Tenant from its obligations hereunder or constitute an actual or constructive eviction.
ARTICLE 15
DEFAULT
Section 15.1 Tenant’s Defaults. Each of the following events shall be an “Event of Default” hereunder:
(a) Tenant fails to pay when due any installment of Rent, and such failure continues for more than five (5) Business Days following written notice from Landlord; or
(b) Except for an Event of Default falling within the terms of subsections (a), (c), (d), (e) or (f) hereof, Tenant fails to observe or perform any other term, covenant or condition of this Lease and such failure continues for more than thirty (30) days after notice by Landlord to Tenant of such default, or if such default is of a nature that it cannot be completely remedied within thirty (30) days, failure by Tenant to commence to remedy such failure within said thirty (30) days, and thereafter diligently prosecute to completion all steps necessary to remedy such default, provided in all events the same is completed within one hundred eighty (180) days; or
(c) Tenant fails to observe or perform according to the provisions of Articles 3 or 9 or Section 26.10 of this Lease where such failure continues for more than five (5) Business Days after notice from Landlord; or
(d) if Landlord applies or retains any part of the security held by it hereunder, and Tenant fails to deposit with Landlord the amount so applied or retained by Landlord, within ten (10) days after notice by Landlord to Tenant stating the amount applied, retained, as applicable; or
(e) Tenant files a voluntary petition in bankruptcy or insolvency, or is adjudicated a bankrupt or insolvent, or files any petition or answer seeking any reorganization, liquidation, dissolution or similar relief under any present or future federal bankruptcy act or any other present or future applicable federal, state or other statute or law, or makes an assignment for the benefit of creditors or seeks or consents to or acquiesces in the appointment of any trustee, receiver, liquidator or other similar official for Tenant or for all or any part of Tenant’s property; or
(f) A court of competent jurisdiction shall enter an order, judgment or decree adjudicating Tenant bankrupt, or appointing a trustee, receiver or liquidator of Tenant, or of the whole or any substantial part of its property, without the consent of Tenant, or approving a petition filed against Tenant seeking reorganization or arrangement of Tenant under the bankruptcy laws of the United States, as now in effect or hereafter amended, or any state thereof, and such order, judgment or decree shall not be vacated or set aside or stayed within sixty (60) days from the date of entry thereof.
The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by applicable Requirements.

Section 15.2 Landlord’s Remedies.
(a) Upon the occurrence of an Event of Default, Landlord, at its option, and without limiting the exercise of any other right or remedy Landlord may have on account of such Event of Default, and without any further demand or notice, may give to Tenant three (3) days’ notice of termination of this Lease, in which event this Lease and the Term shall come to an end and expire (whether or not the Term shall have commenced) upon the expiration of such three (3) day period with the same force and effect as if the date set forth in the notice was the Expiration Date stated herein; and Tenant shall then quit and surrender the Premises to Landlord, but Tenant shall remain liable for damages as provided in this Article 15, and/or, to the extent permitted by law, Landlord may remove all persons and property from the Premises, which property shall be stored by Landlord at a warehouse or elsewhere at the risk, expense and for the account of Tenant.
(b) If Landlord elects to terminate this Lease, pursuant to Section 1951.2 of the California Civil Code, Landlord shall be entitled to recover from Tenant the aggregate of:
(i) The worth at the time of award of the unpaid rent earned as of the date of the termination hereof;
(ii) The worth at the time of award of the amount by which the unpaid rent which would have been earned after the date of termination hereof until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided;
(iii) The worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided;
(iv) Any other amount necessary to compensate Landlord for the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom; and
(v) Any other amount which Landlord may hereafter be permitted to recover from Tenant to compensate Landlord for the detriment caused by Tenant’s default.
For the purposes of this Section 15.2(b), “rent” shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others, the “time of award” shall mean the date upon which the judgment in any action brought by Landlord against Tenant by reason of such Event of Default is entered or such earlier date as the court may determine; the “worth at the time of award” of the amounts referred to in Sections 15.2(b)(i) and 15.2(b)(ii) shall be computed by allowing interest on such amounts at the Interest Rate; and the “worth at the time of award” of the amount referred to in Section 15.2(b)(iii) shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%) per annum. Tenant agrees that such charges shall be recoverable by Landlord under California Code of Civil Procedure Section 1174(b) or any similar, successor or related provision of law.
Section 15.3 Recovering Rent as It Comes Due. Upon any Event of Default, in addition to any other remedies available to Landlord at law or in equity or under this Lease, Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease, Landlord may, from time to time, enforce all of its rights and remedies under this Lease, including the right to recover all Rent as it becomes due. Such remedy may be exercised by Landlord without prejudice to its right thereafter to terminate this Lease in accordance with the other provisions contained in this Article 15. Landlord’s reentry to perform acts of maintenance or preservation of, or in connection with efforts to relet, the Premises, or any portion thereof, or the appointment of a receiver upon Landlord’s initiative to protect Landlord’s interest under this Lease shall not terminate Tenant’s right to possession of the Premises or any portion thereof and, until Landlord elects to terminate this Lease, this Lease shall continue in full force and Landlord may pursue all its remedies hereunder. Nothing in this Article 15 shall be deemed to affect Landlord’s right to indemnification, under the indemnification clauses contained in this Lease, for Losses arising from events occurring prior to the termination of this Lease.

Section 15.4 Reletting on Tenant’s Behalf. If Tenant abandons the Premises or if Landlord elects to reenter or takes possession of the Premises pursuant to any legal proceeding or pursuant to any notice provided by Requirements, and until Landlord elects to terminate this Lease, Landlord may, from time to time, without terminating this Lease, recover all Rent as it becomes due pursuant to Section 15.3 and/or relet the Premises or any part thereof for the account of and on behalf of Tenant, on any terms, for any term (whether or not longer than the Term), and at any rental as Landlord in its reasonable discretion may deem advisable, and Landlord may make any Work of Improvement to the Premises in connection therewith. Tenant hereby irrevocably constitutes and appoints Landlord as its attorney-in-fact, which appointment shall be deemed coupled with an interest and shall be irrevocable, for purposes of reletting the Premises pursuant to the immediately preceding sentence. If Landlord elects to so relet the Premises on behalf of Tenant, then rentals received by Landlord from such reletting shall be applied:
(a) First, to reimburse Landlord for the costs and expenses of such reletting (including costs and expenses of retaking or repossessing the Premises, removing persons and property therefrom, securing new tenants, and, if Landlord maintains and operates the Premises, the costs thereof) and necessary or reasonable Work of Improvement, provided that the cost of such Work of Improvement is amortized over the term of the new lease and Tenant is required to reimburse Landlord for only such portion of such amortized costs that falls within the remaining Term of this Lease.
(b) Second, to the payment of any indebtedness of Tenant to Landlord other than Rent due and unpaid hereunder.
(c) Third, to the payment of Rent due and unpaid hereunder, and the residue, if any, shall be held by Landlord and applied in payment of other or future obligations of Tenant to Landlord as the same may become due and payable.
Should the rentals received from such reletting, when applied in the manner and order indicated above, at any time be less than the total amount owing from Tenant pursuant to this Lease, then Tenant shall pay such deficiency to Landlord, and if Tenant does not pay such deficiency within five (5) days of delivery of notice thereof to Tenant, Landlord may bring an action against Tenant for recovery of such deficiency or pursue its other remedies hereunder or under California Civil Code Section 1951.8, California Code of Civil Procedure Section 1161 et seq., or any similar, successor or related Requirements.
Section 15.5 General.
(a) All rights, powers and remedies of Landlord hereunder and under any other agreement now or hereafter in force between Landlord and Tenant shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Landlord at law or in equity. The exercise of any one or more of such rights or remedies shall not impair Landlord’s right to exercise any other right or remedy including any and all rights and remedies of Landlord under California Civil Code Section 1951.8, California Code of Civil Procedure Section 1161 et seq., or any similar, successor or related Requirements.
(b) If, after Tenant’s abandonment of the Premises, Tenant leaves behind any of Tenant’s Property, then Landlord shall store such Tenant’s Property at a warehouse or any other location at the risk, expense and for the account of Tenant, and such property shall be released only upon Tenant’s payment of such charges, together with moving and other costs relating thereto and all other sums due and owing under this Lease. If Tenant does not reclaim such Tenant’s Property within the period permitted by law, Landlord may sell such Tenant’s Property in accordance with law and apply the proceeds of such sale to any sums due and owing hereunder, or retain said Property, granting Tenant credit against sums due and owing hereunder for the reasonable value of such Property.

(c) To the extent permitted by law, Tenant hereby waives all provisions of, and protections under, any Requirement to the extent same are inconsistent and in conflict with specific terms and provisions hereof.
Section 15.6 Interest. If any payment of Rent is not paid when due, interest shall accrue on such payment, from the date such payment became due until paid at the Interest Rate. Tenant acknowledges that late payment by Tenant of Rent will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impracticable to fix. Such costs include, without limitation, processing and accounting charges, and late charges that may be imposed on Landlord by the terms of any note secured by a Mortgage covering the Premises. Therefore, in addition to interest, if any amount is not paid when due, a late charge equal to five percent (5%) of such amount shall be assessed; provided, however, that on two (2) occasions during any calendar year of the Term, Landlord shall give Tenant notice of such late payment and Tenant shall have a period of five (5) days thereafter in which to make such payment before any late charge is assessed. Such interest and late charges are separate and cumulative and are in addition to and shall not diminish or represent a substitute for any of Landlord’s rights or remedies under any other provision of this Lease.
Section 15.7 Other Rights of Landlord. If Tenant fails to pay any Additional Rent when due, Landlord, in addition to any other right or remedy, shall have the same rights and remedies as in the case of a default by Tenant in the payment of Fixed Rent. If Tenant is in arrears in the payment of Rent, Tenant waives Tenant’s right, if any, to designate the items against which any payments made by Tenant are to be credited, and Landlord may apply any payments made by Tenant to any items Landlord sees fit, regardless of any request by Tenant. Landlord reserves the right, without liability to Tenant and without constituting any claim of constructive eviction, to suspend furnishing or rendering to Tenant any property, material, labor, utility or other service, whenever Landlord is obligated to furnish or render the same at the expense of Tenant, in the event that (but only for so long as) Tenant is in arrears in paying Landlord for such items for more than five (5) days after notice from Landlord to Tenant demanding the payment of such arrears.
Section 15.8 Landlord Default.
(a) In General. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall not be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease unless Landlord fails to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord’s failure to perform; provided, however, if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30) day period and thereafter diligently pursue the same to completion. Upon any such default by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary, exercise any of its rights provided at law or in equity. Notwithstanding anything to the contrary contained herein, in the event that any of the Abatement Amount, Landlord’s Contribution and the Renewal Allowance required to be paid by Landlord in accordance with the terms of this Lease are not paid when due, then Tenant shall have the right, if Landlord fails to pay such amount due within thirty (30) days following written notice to Landlord, to offset such amounts, together with interest at the Interest Rate from the date such payments were due, against the next payments of Rent, on a monthly basis, until such amounts are fully exhausted.
(b) Abatement of Rent. In the event that Tenant is prevented from using, and does not use, the Premises or any portion thereof, as a result of any failure to provide services, utilities or access to the Premises to the extent Landlord is obligated to provide same under this Lease (any such set of circumstances to be known as an “Abatement Event”), then Tenant shall give Landlord notice of such Abatement Event, and if such Abatement Event continues for five (5) consecutive days after Landlord’s receipt of any such notice (the “Eligibility Period”), then Rent shall be abated or reduced, as the case may be, after the expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises; provided, however, in the event that Tenant is prevented from using, and does not use, a portion of the Premises for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the Rent for the entire Premises shall be abated for such time as Tenant continues to be so prevented from using, and does not use, the Premises. If, however, Tenant reoccupies any portion of the Premises during such period, the Rent allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date Tenant reoccupies such portion of the Premises. Such right to abate Rent shall be Tenant’s sole and exclusive remedy at law or in equity for an Abatement Event; provided, however, that if Landlord has not cured such Abatement Event within one hundred eighty (180) days after receipt of notice from Tenant, Tenant shall have the right to terminate this Lease during the first five (5) days of each calendar month following the end of such 180-day period until such time as Landlord has cured the Abatement Event, which right may be exercised only by delivery of thirty (30) days’ notice to Landlord (the “Abatement Event Termination Notice”) during such five (5) day period, and shall be effective as of a date set forth in the Abatement Event Termination Notice (the “Abatement Event Termination Date”), which Abatement Event Termination Date shall not be less than thirty (30) days and not more than sixty (60) days, following the delivery of the Abatement Event Termination Notice. To the extent Tenant is entitled to abatement without regard to the Eligibility Period because of an event described in Section 11.3 or Article 12 of this Lease, then the Eligibility Period shall not be applicable. Except as provided in this Section 15.8(b), nothing contained herein shall be interpreted to mean that Tenant is excused from paying Rent due hereunder
ARTICLE 16
LANDLORD’S RIGHT TO CURE; FEES AND EXPENSES
If Tenant defaults in the performance of its obligations under this Lease, Landlord, without waiving such default, may perform such obligations at Tenant’s expense: (a) immediately, and without notice, in the case of emergency or if the default (i) materially interferes with the use by any other tenant of the Building or Project, (ii) results in a violation of any Requirement relating to the health and safety of tenants of the Building, or (iii) results or will result in a cancellation of any insurance policy maintained by Landlord, and (b) in any other case if such default continues after ten (10) Business Days from the date Landlord gives notice of Landlord’s intention to perform the defaulted obligation, unless Tenant commences to cure such default within such ten (10) Business Day period and diligently pursues such cure to completion. All costs and expenses incurred by Landlord in connection with any such performance by it and all costs and expenses, including reasonable counsel fees and disbursements, incurred by Landlord in any action or proceeding (including any unlawful detainer proceeding) brought by Landlord or in which Landlord is a party to enforce any obligation of Tenant under this Lease and/or right of Landlord in or to the Premises or as a result of any default by Tenant under this Lease, shall be paid by Tenant to Landlord on demand, with interest thereon at the Interest Rate from the date incurred by Landlord. Except as expressly provided to the contrary in this Lease, all costs and expenses which, pursuant to this Lease are incurred by Landlord and payable to Landlord by Tenant, and all charges, amounts and sums payable to Landlord by Tenant for any property, material, labor, utility or other services which, pursuant to this Lease, are attributable directly to Tenant’s use and occupancy of the Premises or presence at the Building or Project, or at the request and for the account of Tenant, are provided, furnished or rendered by Landlord, shall become due and payable by Tenant to Landlord within twenty (20) Business Days after receipt of Landlord’s invoice for such amount.
ARTICLE 17
NO REPRESENTATIONS BY LANDLORD; LANDLORD’S APPROVAL
Section 17.1 No Representations. Except as expressly set forth herein, Landlord and Landlord’s agents have made no warranties, representations, statements or promises with respect to the Building, the Project or the Premises and no rights, easements or licenses are acquired by Tenant by implication or otherwise. Tenant is entering into this Lease after full investigation and is not relying upon any statement or representation made by Landlord not embodied in this Lease.

Section 17.2 No Money Damages. Wherever in this Lease Landlord’s consent or approval is required, if Landlord refuses to grant such consent or approval, whether or not Landlord expressly agreed that such consent or approval would not be unreasonably withheld, Tenant shall not make or exercise, and Tenant hereby waives, any claim for money damages (including any claim by way of set-off, offset, counterclaim or defense) and/or any right to terminate this Lease based upon Tenant’s claim or assertion that Landlord unreasonably withheld or delayed its consent or approval; provided, however, Tenant shall have a right to file a claim for monetary damages resulting from Landlord’s failure to consent to (i) a proposed Alteration pursuant to the terms of Article 5 of this Lease or (ii) a proposed assignment or sublease pursuant to the terms of Article 13 of this Lease. Tenant’s sole remedy shall be an action or proceeding to enforce such provision, by specific performance, injunction or declaratory judgment. In no event shall Landlord or the Landlord Parties be liable for, and Tenant, on behalf of itself and all other Tenant Parties, hereby waives any claim for, any indirect, consequential or punitive damages, including loss of profits or business opportunity, arising under or in connection with the Lease Documents.
Section 17.3 Reasonable Efforts. For purposes of this Lease, “reasonable efforts” by Landlord shall not include an obligation to employ contractors or labor at overtime or other premium pay rates or to incur any other overtime costs or additional expenses whatsoever, unless such action is required to avoid material interference with the operation of Tenant’s business.
ARTICLE 18
END OF TERM
Section 18.1 Expiration. Upon the expiration or other termination of this Lease, Tenant shall quit and surrender the Premises to Landlord vacant, broom clean and in good order and condition, ordinary wear and tear and damage for which Tenant is not responsible under the terms of this Lease excepted, and Tenant shall remove all of Tenant’s Property and any Alterations required to be removed in accordance with Section 5.1(a), above.
Section 18.2 Holdover Rent. Landlord and Tenant recognize that Landlord’s damages resulting from Tenant’s failure to timely surrender possession of the Premises may be substantial, may exceed the amount of the Rent payable hereunder, and will be impossible to accurately measure. Accordingly, if possession of the Premises is not surrendered to Landlord on the Expiration Date or sooner termination of this Lease, in addition to any other rights or remedies Landlord may have hereunder or at law, Tenant shall (a) pay to Landlord for each month (or any portion thereof) during which Tenant holds over in the Premises after the Expiration Date or sooner termination of this Lease, a sum equal to (i) during the first two (2) months of such holdover, 1.25 times the Rent payable under this Lease for the last full calendar month of the Term, and (ii) thereafter, 1.5 times the Rent payable under this Lease for the last full calendar month of the Term, (b) commencing after 120 days of such holdover and continuing thereafter, be liable to Landlord for (1) any payment or rent concession which Landlord may be required to make to any tenant obtained by Landlord for all or any part of the Premises (a “New Tenant”) in order to induce such New Tenant not to terminate its lease by reason of the holding-over by Tenant, and (2) the loss of the benefit of the bargain if any New Tenant shall terminate its lease by reason of the holding-over by Tenant, and (c) commencing after 120 days of such holdover and continuing thereafter, indemnify Landlord against all claims for damages by any New Tenant. No holding-over by Tenant, nor the payment to Landlord of the amounts specified above, shall operate to extend the Term hereof. Nothing herein contained shall be deemed to permit Tenant to retain possession of the Premises after the Expiration Date or sooner termination of this Lease, and no acceptance by Landlord of payments from Tenant after the Expiration Date or sooner termination of this Lease shall be deemed to be other than on account of the amount to be paid by Tenant in accordance with the provisions of this Section 18.2.

ARTICLE 19
QUIET ENJOYMENT
Provided this Lease is in full force and effect and no Event of Default then exists, Tenant may peaceably and quietly enjoy the Premises without hindrance by Landlord or any person lawfully claiming by, through or under Landlord, subject to the terms and conditions of this Lease and to all Superior Leases and Mortgages.
ARTICLE 20
NO SURRENDER; NO WAIVER
Section 20.1 No Surrender or Release. No act or thing done by Landlord or Landlord’s agents or employees during the Term shall be deemed an acceptance of a surrender of the Premises, and no provision of this Lease shall be deemed to have been waived by Landlord, unless such waiver is in writing and is signed by Landlord.
Section 20.2 No Waiver. The failure of either party to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease, or any of the Rules and Regulations, shall not be construed as a waiver or relinquishment for the future performance of such obligations of this Lease or the Rules and Regulations, or of the right to exercise such election but the same shall continue and remain in full force and effect with respect to any subsequent breach, act or omission. The receipt by Landlord of any Rent payable pursuant to this Lease or any other sums with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Rent herein stipulated shall be deemed to be other than a payment on account of the earliest stipulated Rent, or as Landlord may elect to apply such payment, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease.
ARTICLE 21
WAIVER OF TRIAL BY JURY
Section 21.1 Jury Trial Waiver. TO THE EXTENT PERMITTED UNDER CALIFORNIA LAW, THE PARTIES HEREBY AGREE THAT THIS LEASE CONSTITUTES A WRITTEN CONSENT TO WAIVER OF TRIAL BY JURY PURSUANT TO THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 631 AND EACH PARTY DOES HEREBY CONSTITUTE AND APPOINT THE OTHER PARTY ITS TRUE AND LAWFUL ATTORNEY-IN-FACT, WHICH APPOINTMENT IS COUPLED WITH AN INTEREST, AND EACH PARTY DOES HEREBY AUTHORIZE AND EMPOWER THE OTHER PARTY, IN THE NAME, PLACE AND STEAD OF SUCH PARTY, TO FILE THIS LEASE WITH THE CLERK OR JUDGE OF ANY COURT OF COMPETENT JURISDICTION AS A STATUTORY WRITTEN CONSENT TO WAIVER OF TRIAL BY JURY.

LANDLORD’S INITIALS:	/s/ D.A.	TENANT’S INITIALS:	/s/ R.H.

/s/ B.J.

ARTICLE 22
NOTICES
Except as otherwise expressly provided in this Lease, all consents, notices, demands, requests, approvals or other communications given under this Lease shall be in writing and shall be deemed sufficiently given or rendered if delivered by hand (provided a signed receipt is obtained) or if sent by registered or certified mail (return receipt requested) or by a nationally recognized overnight delivery service making receipted deliveries, addressed to Landlord and Tenant as set forth in Article 1, and to any Mortgagee or Lessor who shall require copies of notices and whose address is provided to Tenant, or to such other address(es) as Landlord, Tenant or any Mortgagee or Lessor may designate as its new address(es) for such purpose by notice given to the other in accordance with the provisions of this Article 22. Any such approval, consent, notice, demand, request or other communication shall be deemed to have been given on the date of receipted delivery, refusal to accept delivery or when delivery is first attempted but cannot be made due to a change of address for which no notice is given.
ARTICLE 23
RULES AND REGULATIONS
All Tenant Parties shall observe and comply with the Rules and Regulations, as supplemented or amended from time to time. Landlord reserves the right, from time to time, to adopt additional reasonable Rules and Regulations and to reasonably amend the Rules and Regulations then in effect. Nothing contained in this Lease shall impose upon Landlord any obligation to enforce the Rules and Regulations or terms, covenants or conditions in any other lease against any other Building tenant, and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its employees, agents, visitors or licensees, provided that Landlord shall enforce the Rules or Regulations against Tenant and the other tenants of the Building in a consistent and non-discriminatory fashion. In the event of a conflict between this Lease and the Rules and Regulations, this Lease shall prevail.
ARTICLE 24
BROKER
Section 24.1 In General. Landlord has retained Landlord’s Agent as leasing agent in connection with this Lease and Landlord will be solely responsible for any fee that may be payable to Landlord’s Agent. Landlord agrees to pay a commission to Tenant’s Broker pursuant to a separate agreement. Each of Landlord and Tenant represents and warrants to the other that neither it nor its agents have dealt with any broker in connection with this Lease other than Landlord’s Agent and Tenant’s Broker. Each of Landlord and Tenant shall indemnify, defend, protect and hold the other party harmless from and against any and all Losses which the indemnified party may incur by reason of any claim of or liability to any broker, finder or like agent (other than Landlord’s Agent and Tenant’s Broker) arising out of any dealings claimed to have occurred between the indemnifying party and the claimant in connection with this Lease, and/or the above representation being false.
Section 24.2 Rental Offset. Notwithstanding anything to the contrary contained herein, in the event that any of the real estate brokerage commissions required to be paid by Landlord in accordance with the terms of that certain commission agreement between Tenant’s Broker and Landlord (the “Commission Agreement”) are not paid when due (provided that all applicable conditions for the payment of any such brokerage commissions in connection with this Lease have been fully satisfied, including, but not limited to, the expiration of any time period set forth herein or in the Commission Agreement for Landlord to pay any such amounts), Tenant shall have the right, following thirty (30) days written notice to Landlord, to pay the outstanding brokerage commissions directly, in which event such amounts, together with interest at the Interest Rate from the date such payments were due, shall be credited against the next payments of Rent, on a monthly basis, until such amounts are fully exhausted; provided, however, that Landlord shall have the right, in good faith, to notify Tenant in writing within thirty (30) days following Landlord’s receipt of Tenant’s notice that the amounts described in Tenant’s notice have been previously paid by Landlord, and upon Landlord providing evidence thereof to Tenant, Tenant shall not be entitled to offset such amount against Rent.

ARTICLE 25
INDEMNITY
Section 25.1 Waiver of Liability. Neither Landlord nor any of its Indemnitees shall be liable or responsible in any way for, and Tenant hereby waives all claims against the Indemnitees with respect to or arising out of (a) any death or any injury of any nature whatsoever that may be suffered or sustained by Tenant or any employee, licensee, invitee or agent of Tenant or any other person, from any causes whatsoever except to the extent such injury or death is caused by or arising from the negligence or willful misconduct of the Indemnitees; or (b) any loss or damage or injury to any property outside or within the Premises belonging to Tenant or its employees, agents, licensees or invitees; except to the extent such injury or damage is to property not covered by insurance carried (or required to be carried) by Tenant and is caused by or arises from the negligence or willful misconduct of the Indemnitees. Subject to the foregoing and the terms of Section 11.2, none of the Indemnitees shall be liable for any damage or damages of any nature whatsoever to persons or property caused by explosion, fire, theft or breakage, by sprinkler, drainage or plumbing systems, by failure for any cause to supply adequate drainage, by the interruption of any public utility or service, by steam, gas, water, rain or other substances leaking, issuing or flowing into any part of the Premises, by natural occurrence, acts of the public enemy, riot, strike, insurrection, war, court order, requisition or order of governmental body or authority, or for any damage or inconvenience which may arise through repair, maintenance or alteration of any part of the Building, or by anything done or omitted to be done by any tenant, occupant or person in the Building; provided, however, that the Indemnitees shall be liable for property damage and personal injury resulting from the negligence or willful misconduct of the Indemnitees. In addition, subject to the terms of Section 11.2, none of the Indemnitees shall be liable for any loss or damage for which Tenant is required to insure, nor for any loss or damage resulting from any construction, alterations or repair, unless any such loss or damage is caused by or arises from the negligence or willful misconduct of the Indemnitees.
Section 25.2 Tenant’s Indemnity. Tenant shall not do or permit to be done any act or thing upon the Premises, the Building or the Project which may subject Landlord to any liability or responsibility for injury, damages to persons or property or to any liability by reason of any violation of any Requirement, and shall exercise such control over the Premises as to fully protect Landlord against any such liability. Except to the extent of any such injury or damage resulting from the negligence or willful misconduct of Landlord or Landlord’s agents, employees or contractors, Tenant shall indemnify, defend, protect and hold harmless each of the Indemnitees from and against any and all Losses, resulting from any claims (i) against the Indemnitees arising from any act, omission or negligence of any Tenant Party, (ii) against the Indemnitees arising from any accident, injury or damage to any person or to the property of any person and occurring in the Premises, and (iii) against the Indemnitees resulting from any breach, violation or nonperformance of any covenant, condition or agreement of this Lease on the part of Tenant to be fulfilled, kept, observed or performed.
Section 25.3 Landlord’s Indemnity. Landlord shall indemnify, protect, defend and hold harmless Tenant and the other Tenant Indemnitees (as defined in Exhibit B) from and against all Losses, resulting from any claims (i) against the Tenant Indemnitees arising from any accident, injury or damage whatsoever caused to any person or the property of any person in or about the Project to the extent attributable to the negligence or willful misconduct of Landlord or its employees, agents or contractors or (ii) against the Tenant Indemnitees resulting from any breach, violation or nonperformance of any covenant, condition or agreement of this Lease on the part of Landlord to be fulfilled, kept, observed or performed.
Section 25.4 Defense and Settlement. If any claim, action or proceeding is made or brought against any Indemnitee or Tenant Indemnitee, then upon demand by an Indemnitee or a Tenant Indemnitee, Landlord or Tenant, as the case may be, at its sole cost and expense, shall resist or defend such claim, action or proceeding in the Indemnitee’s or Tenant Indemnitee’s name (if necessary), by attorneys approved by such party , which approval shall not be unreasonably withheld (attorneys for Tenant’s or Landlord’s insurer, as the case may be, shall be deemed approved for purposes of this Section 25.4). Notwithstanding the foregoing, an Indemnitee or a Tenant Indemnitee, may retain its own attorneys to participate or assist in defending any claim, action or proceeding involving potential liability in excess of the amount available under Tenant’s or Landlord’s liability insurance, as the case may be, carried under Article 11 for such claim and Tenant or Landlord, as the case may be, shall pay the reasonable fees and disbursements of such attorneys. If either Landlord or Tenant, as the case may be, fails to diligently defend or if there is a legal conflict or other conflict of interest, then Landlord or Tenant, as the case may be, may retain separate counsel at the other party’s expense. Notwithstanding anything herein contained to the contrary, Tenant may direct the Indemnitee or Landlord may direct the Tenant Indemnitee to settle any claim, suit or other proceeding provided that (a) such settlement shall involve no obligation on the part of the Indemnitee or Tenant Indemnitee other than the payment of money, (b) any payments to be made pursuant to such settlement shall be paid in full exclusively by Tenant or Landlord, as the case may be, at the time such settlement is reached, (c) such settlement shall not require the Indemnitee or the Tenant Indemnitee to admit any liability, and (d) the Indemnitee or the Tenant Indemnitee, as the case may be, shall have received an unconditional release from the other parties to such claim, suit or other proceeding.

ARTICLE 26
MISCELLANEOUS
Section 26.1 Delivery. This Lease shall not be binding upon Landlord or Tenant unless and until Landlord shall have executed and delivered a fully executed copy of this Lease to Tenant.
Section 26.2 Transfer of Project. Landlord’s obligations under this Lease shall not be binding upon the Landlord named herein after the sale, conveyance, assignment or transfer (collectively, a “Landlord Transfer”) by such Landlord (or upon any subsequent landlord after the Landlord Transfer by such subsequent Landlord) of its interest in the Building or the Project, as the case may be, and the transfer of the Security Deposit to such successor in interest, and in the event of any such Landlord Transfer, Landlord (and any such subsequent Landlord) shall be entirely freed and relieved of all covenants and obligations of Landlord hereunder arising with respect to the period from and after the date of the Landlord Transfer, and the transferee of Landlord’s interest (or that of such subsequent Landlord) in the Building or the Project, as the case may be, shall be deemed to have assumed all obligations under this Lease arising with respect to the period from and after the date of the Landlord Transfer.
Section 26.3 Limitation on Liability. The liability of Landlord for Landlord’s obligations under this Lease and any other documents executed by Landlord and Tenant in connection with this Lease (collectively, the “Lease Documents”) shall be limited to Landlord’s interest in the Project (including any rents and all sale, financing, insurance or condemnation proceeds thereof) and Tenant shall not look to any other property or assets of Landlord or the property or assets of any direct or indirect partner, member, manager, shareholder, director, officer, principal, employee or agent of Landlord (collectively, the “Parties”) in seeking either to enforce Landlord’s obligations under the Lease Documents or to satisfy a judgment for Landlord’s failure to perform such obligations; and none of the Parties shall be personally liable for the performance of Landlord’s obligations under the Lease Documents. Landlord shall not look to Tenant’s direct or indirect partners, members, managers, shareholders, directors, officers, principals, employees or agents in seeking to enforce Tenant’s obligations under the Lease Documents or to satisfy a judgment for Tenant’s failure to perform such obligations; and none of such parties shall be personally liable for the performance of Tenant’s obligations under the Lease Documents.
Section 26.4 Rent. All amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated Fixed Rent, Tenant’s Tax Payment, Tenant’s Operating Payment, Additional Rent or Rent, shall constitute rent for the purposes of Section 502(b)(6) of the United States Bankruptcy Code.
Section 26.5 Entire Document. This Lease (including any Schedules and Exhibits referred to herein and all supplementary agreements provided for herein) contains the entire agreement between the parties and all prior negotiations and agreements are merged into this Lease. All of the Schedules and Exhibits attached hereto are incorporated in and made a part of this Lease, provided that in the event of any inconsistency between the terms and provisions of this Lease and the terms and provisions of the Schedules and Exhibits hereto, the terms and provisions of this Lease shall control.

Section 26.6 Governing Law. This Lease shall be governed in all respects by the laws of the State of California.
Section 26.7 Unenforceability. If any provision of this Lease, or its application to any person or entity or circumstance, shall ever be held to be invalid or unenforceable, then in each such event the remainder of this Lease or the application of such provision to any other person or entity or any other circumstance (other than those as to which it shall be invalid or unenforceable) shall not be thereby affected, and each provision hereof shall remain valid and enforceable to the fullest extent permitted by law.
Section 26.8 Lease Disputes.
(a) Tenant agrees that all disputes arising, directly or indirectly, out of or relating to this Lease, and all actions to enforce this Lease, shall be dealt with and adjudicated in the state courts of the State of California or the United States District Court for the Central District of California and for that purpose hereby expressly and irrevocably submits itself to the jurisdiction of such courts. Tenant agrees that so far as is permitted under applicable law, this consent to personal jurisdiction shall be self-operative and no further instrument or action, other than service of process in one of the manners specified in this Lease, or as otherwise permitted by law, shall be necessary in order to confer jurisdiction upon it in any such court.
(b) To the extent that Tenant has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, Tenant irrevocably waives such immunity in respect of its obligations under this Lease.
(c) Should either party commence an action against the other to enforce any obligation hereunder, the prevailing party shall be entitled to recover its costs, reasonable attorneys’ fees and disbursements and court costs from the other, whether or not such action is pursued to judgment.
Section 26.9 Landlord’s Agent. Unless Landlord delivers notice to Tenant to the contrary, Landlord’s Agent is authorized to act as Landlord’s agent in connection with the performance of this Lease, and Tenant shall be entitled to rely upon correspondence received from Landlord’s Agent. Tenant acknowledges that Landlord’s Agent is acting solely as agent for Landlord in connection with the foregoing; and neither Landlord’s Agent nor any of its direct or indirect partners, members, managers, officers, shareholders, directors, employees, principals, agents or representatives shall have any liability to Tenant in connection with the performance of this Lease, and Tenant waives any and all claims against any and all of such parties arising out of, or in any way connected with, this Lease, the Building or the Project.
Section 26.10 Estoppel.
(a) Within ten (10) Business Days following request from Landlord, any Mortgagee or any Lessor, Tenant shall deliver to Landlord a statement executed and acknowledged by Tenant, in form reasonably satisfactory to Landlord, (a) stating the Commencement Date and the Expiration Date, and that this Lease is then in full force and effect and has not been modified (or if modified, setting forth all modifications), (b) setting forth the date to which the Fixed Rent and any Additional Rent have been paid, together with the amount of monthly Fixed Rent and Additional Rent then payable, (c) stating whether or not, to the Tenant’s actual knowledge, Landlord is in default under this Lease, and, if Landlord is in default, setting forth the specific nature of all such defaults, (d) stating the amount of the Letter of Credit, if any, and/or the Security Deposit, if any, under this Lease, (e) stating whether there are any subleases or assignments affecting the Premises, (f) stating the address of Tenant to which all notices and communications under the Lease shall be sent, and (g) responding to any other matters reasonably requested by Landlord, such Mortgagee or such Lessor. Tenant acknowledges that any statement delivered pursuant to this Section 26.10 may be relied upon by any purchaser or owner of the Project or the Building, or all or any portion of Landlord’s interest in the Project or the Building or any Superior Lease, or by any Mortgagee, or assignee thereof or by any Lessor, or assignee thereof.

(b) Within ten (10) Business Days following request from Tenant, Landlord shall deliver to Tenant a statement executed and acknowledged by Landlord, in form reasonably satisfactory to Tenant, covering the matters set forth in Section 26.10(a), to the extent applicable to Landlord.
Section 26.11 Certain Interpretational Rules. For purposes of this Lease, whenever the words “include”, “includes”, or “including” are used, they shall be deemed to be followed by the words “without limitation” and, whenever the circumstances or the context requires, the singular shall be construed as the plural, the masculine shall be construed as the feminine and/or the neuter and vice versa. This Lease shall be interpreted and enforced without the aid of any canon, custom or rule of law requiring or suggesting construction against the party drafting or causing the drafting of the provision in question. The captions in this Lease are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Lease or the intent of any provision hereof.
Section 26.12 Parties Bound. The terms, covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and, except as otherwise provided in this Lease, to their respective legal representatives, successors, and assigns.
Section 26.13 Memorandum of Lease. This Lease shall not be recorded; however, at Landlord’s request, Landlord and Tenant shall promptly execute, acknowledge and deliver a memorandum with respect to this Lease sufficient for recording and Landlord may record the memorandum. Within ten (10) days after the end of the Term, Tenant shall enter into such documentation as is reasonably required by Landlord to remove the memorandum of record.
Section 26.14 Counterparts. This Lease may be executed in 2 or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.
Section 26.15 Survival. All obligations and liabilities of Landlord or Tenant to the other which accrued before the expiration or other termination of this Lease, and all such obligations and liabilities which by their nature or under the circumstances can only be, or by the provisions of this Lease may be, performed after such expiration or other termination, shall survive the expiration or other termination of this Lease. Without limiting the generality of the foregoing, the rights and obligations of the parties with respect to any indemnity under this Lease, and with respect to any Rent and any other amounts payable under this Lease, shall survive the expiration or other termination of this Lease.
Section 26.16 Code Waivers. Tenant hereby waives any and all rights under and benefits of Subsection 1 of Section 1931, 1932, Subdivision 2, 1933, Subdivision 4, 1941, 1942 and 1950.7 (providing that a Landlord may only claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant or to clean the premises) of the California Civil Code, Section 1265.130 of the California Code of Civil Procedure (allowing either party to petition a court to terminate a lease in the event of a partial taking), and Section 1174(c) of the California Code of Civil Procedure and Section 1951.7 of the California Civil Code (providing for Tenant’s right to satisfy a judgment in order to prevent a forfeiture of this Lease or requiring Landlord to deliver written notice to Tenant of any reletting of the Premises), and any similar law, statute or ordinance now or hereinafter in effect.
Section 26.17 Inability to Perform. The obligation of Tenant to pay Rent, Tenant’s right to the Abatement Amount, or the obligation of Landlord to deliver Landlord’s Contribution or the Renewal Allowance shall not be affected, impaired or excused by any Unavoidable Delays. Landlord and Tenant shall each use reasonable efforts to promptly notify the other party of any Unavoidable Delay which prevents such party from fulfilling any of its obligations under this Lease and if this Lease specifies a time period for performance of such an obligation, that time period shall be extended to the extent of such Unavoidable Delay, except to the extent specifically set forth herein to the contrary.
Section 26.18 Reasonable Consent. Whenever this Lease requires the consent of either party, such consent, unless specifically stated otherwise in this Lease, shall not be unreasonably withheld, conditioned or delayed. Whenever this Lease grants either party the right to take action, exercise discretion, establish rules and regulations, or make an allocation or other determination, such party shall act reasonably and in good faith. If either party withholds its consent or approval, such party shall, upon request, promptly deliver to the other party a written statement specifying in detail the reason or reasons why such consent or approval was withheld or refused. Tenant hereby acknowledges and agrees that the terms of this Section 26.18 shall in no event apply to Landlord’s consent to (i) any Transfer, which consent shall be governed by the terms of Article 13, above, nor (ii) any Alteration, which consent shall be governed by the terms of Article 5, above.

Section 26.19 Financial Statements. If Tenant or Tenant’s parent no longer files periodic reports with the United States Securities and Exchange Commission pursuant to the Securities and Exchange Act of 1934, then within ten (10) Business Days following Landlord’s request, Tenant shall provide to Landlord financial statements for the most recently completed fiscal year and such additional information as Landlord may reasonably request to enable Landlord to assess the credit-worthiness of Tenant as a tenant of the Building. Landlord shall keep all financial statements furnished by Tenant confidential by Landlord and any Mortgagee or prospective purchaser that may receive the same, and that such statements are used only for the purpose of assessing the credit-worthiness of Tenant as a tenant of the Building.
Section 26.20 Development of the Project. Landlord reserves the right to subdivide all or a portion of the Project. Tenant agrees to execute and deliver, upon demand by Landlord and in the form reasonably requested by Landlord, any additional documents needed to conform this Lease to the circumstances resulting from such subdivision. If portions of the Project or property adjacent to the Project (collectively, the “Other Improvements”) are owned or later acquired by an entity other than Landlord or an affiliate of Landlord, Landlord, at its option, may enter into an agreement with the owner or owners of any or all of the Other Improvements to provide (i) for reciprocal rights of access and/or use of the Project and the Other Improvements, (ii) for the common management, operation, maintenance, improvement and/or repair of all or any portion of the Project and the Other Improvements, provided that Tenant’s rights under this Lease are not materially impaired, (iii) for the allocation of a portion of the Operating Expenses and Taxes to the Other Improvements and the operating expenses and taxes for the Other Improvements to the Project, and (iv) for the use or improvement of the Other Improvements and/or the Project in connection with the improvement, construction, and/or excavation of the Other Improvements and/or the Project. Nothing contained herein shall be deemed or construed to limit or otherwise affect Landlord’s right to convey all or any portion of the Project or any other of Landlord’s rights described in this Lease
Section 26.21 Tax Status of Beneficial Owner. Tenant recognizes and acknowledges that Landlord and/or certain beneficial owners of Landlord may from time to time qualify as real estate investment trusts pursuant to Sections 856, et seq. of the Internal Revenue Code and that avoiding (a) the loss of such status, (b) the receipt of any income derived under any provision of this Lease that does not constitute “rents from real property” (in the case of real estate investment trusts), and (c) the imposition of income, penalty or similar taxes (each an “Adverse Event”) is of material concern to Landlord and such beneficial owners. In the event that this Lease or any document contemplated hereby could, in the opinion of counsel to Landlord, result in or cause an Adverse Event, Tenant agrees to cooperate with Landlord in negotiating an amendment or modification thereof and shall at the request of Landlord execute and deliver such documents reasonably required to effect such amendment or modification. Any amendment or modification pursuant to this Section 26.21 shall be structured so that the economic results to Landlord and Tenant shall be substantially similar to those set forth in this Lease without regard to such amendment or modification. Without limiting any of Landlord’s other rights under this Section 26.21, Landlord may waive the receipt of any amount payable to Landlord hereunder and such waiver shall constitute an amendment or modification of this Lease with respect to such payment. Tenant expressly covenants and agrees not to enter into any sublease or assignment which provides for rental or other payment for such use, occupancy, or utilization based in whole or in part on the net income or profits derived by any person from the property leased, used, occupied, or utilized (other than an amount based on a fixed percentage or percentages of receipts or sales), and that any such purported sublease or assignment shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy, or utilization of any part of the Premises; provided, however, that this provision shall not prevent or restrict Tenant from entering into a transaction or series of transactions providing for the sale or transfer of all or substantially all of the assets of Tenant or the merger, consolidation or conversion of Tenant into or with another business entity, which transactions shall be governed by the terms of Article 13 of this Lease.

Section 26.22 Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal, and space planning consultants or as otherwise required by any Requirements, including any disclosure requirements under state or federal securities laws.
ARTICLE 27
SECURITY DEPOSIT
Section 27.1 Security Deposit. On or before the Commencement Date, Tenant shall deposit the Security Deposit with Landlord in cash as security for the faithful performance and observance by Tenant of the terms, covenants and conditions of this Lease.
Section 27.2 Application of Security. If an Event of Default by Tenant occurs in the payment or performance of any of the terms, covenants or conditions of this Lease, including the payment of Rent, Landlord may apply or retain the whole or any part of the Security Deposit, to the extent required for the payment of any Fixed Rent or any other sum as to which Tenant is in default including (i) any sum which Landlord may expend or may be required to expend by reason of Tenant’s default, and/or (i) any damages to which Landlord is entitled pursuant to this Lease, whether such damages accrue before or after summary proceedings or other reentry by Landlord. If Landlord applies or retains any part of the Security Deposit, Tenant, upon demand, shall deposit with Landlord the amount so applied or retained so that Landlord shall have the full Security Deposit on hand at all times during the Term. The Security Deposit shall be returned to Tenant after the Expiration Date and after delivery of possession of the Premises to Landlord in the manner required by this Lease.
Section 27.3 Transfer. Upon a sale or other transfer of the Project or the Building, or any financing of Landlord’s interest therein, Landlord shall transfer the Security Deposit to its transferee or lender. Following such transfer, Tenant shall look solely to the new landlord or lender for the return of such Security Deposit and the provisions hereof shall apply to every transfer or assignment made of the Security Deposit to a new landlord. Tenant shall not assign or encumber or attempt to assign or encumber the Security Deposit and neither Landlord nor its successors or assigns shall be bound by any such action or attempted assignment, or encumbrance.
ARTICLE 28
PARKING
Tenant shall be entitled to the use of unreserved parking spaces available within the Development Common Areas in accordance with the terms of this Article 28, the CC&Rs and any parking guidelines (the “Parking Guidelines”) adopted for use of parking within the Development Common Areas from time to time. Landlord and Tenant acknowledge that the following conditions apply with respect to the use, maintenance and allocation of parking within the Development Common Area under the CC&Rs: (i) the owners (and their respective tenants) of buildings within the Development (including, without limitation, the owner of the Project and its tenants) are entitled to 3.15 parking spaces for every 1,000 rentable square feet of space (as the same may be modified from time to time, the “Parking Ratio”), and (ii) the use of parking spaces within the Development Common Areas by the owner of the Project and their respective tenants is regulated through the issuance of parking cards (“Parking Key Cards”) by the parking company employed to monitor parking within the Development Common Areas (the “Parking Agent”). Based on the foregoing Parking Ratio, Tenant is entitled to a total of three hundred and five (305) unreserved parking spaces (the “Parking Spaces”) in connection with Tenant’s lease of the initial Premises, provided that the number of Parking Spaces that Tenant is entitled to shall be adjusted in the event that Tenant elects to exercise its termination right with respect to the Data Room pursuant to the terms of Section 4.2(b) above. Tenant shall not have an obligation to pay a fee in connection with the use of the Parking Spaces during the Term, as the same may be extended. Tenant covenants and agrees that if Tenant at any time requests Parking Key Cards for itself and/or its subtenants (including a request by Tenant to Landlord to obtain Parking Key Cards for Tenant) which causes Tenant to be using more than the number of Parking Spaces allocated to Tenant hereunder, then, upon written request by Landlord, the Parking Agent or any other party authorized to enforce the Parking Ratio, Tenant shall return the number of excess Parking Key Cards. Additionally, in the event that Tenant uses more than the number of Parking Spaces allocated to Tenant hereunder, then Tenant shall pay the prevailing fee (plus parking taxes) charged by the Parking Agent under the CC&Rs for any such Parking Spaces. In the event that Tenant uses more than the number of Parking Spaces allocated to Tenant hereunder, then Landlord shall have the right to require Tenant to pay directly to the Parking Agent the fees charged by the Parking Agent for any such additional Parking Key Cards or, at Landlord’s option, obtain such Parking Key Cards for Tenant, in which case Tenant shall pay to Landlord as Additional Rental, monthly in advance, the cost of such Parking Key Cards charged to Landlord by the Parking Agent; provided, however, except as otherwise set forth in Article 7, above, in no event shall Landlord charge Tenant a fee (x) in excess of the fee that Landlord is charged by the Parking Agent for Parking Key Cards and/or (y) for the Parking Spaces that are allocated to Tenant hereunder. Notwithstanding anything to the contrary in this Article 28 or elsewhere in this Lease, Tenant acknowledges that (a) Landlord’s rights with respect to parking are as set forth in the CC&Rs and the Parking Guidelines, and that, pursuant to the CC&Rs, Landlord does not control specific parking spaces or any specific number of spaces, (b) Landlord’s obligations with respect to parking hereunder are therefore necessarily limited to providing to Tenant parking pursuant to, and Landlord’s exercise of, its rights with respect to parking and the Project pursuant to the CC&Rs, and (c) Landlord has not made any representation or warranty concerning the location or number of parking spaces that may be made available to Tenant within the Development Common Areas. Subject to the terms of this Article 28, Landlord shall permit Tenant to post signage designating up to ten (10) parking spaces as reserved (the “Reserved Parking Spaces”), in lieu of an equal number of unreserved Parking Spaces, for its exclusive use, provided that (i) Tenant shall promptly stop using the Reserved Parking Spaces and shall promptly remove any signs designating such Reserved Parking Spaces in the event that Tenant is required to do so by the Parking Agent or any party enforcing the CC&Rs, and (ii) Tenant hereby acknowledges and agrees that Tenant’s ability to use the Reserved Parking Spaces shall not be a condition precedent to the effectiveness of this Lease nor Tenant’s performance of its obligations under the terms of this Lease.
ARTICLE 29
ROOFTOP SATELLITE DISH
Section 29.1 In General. Landlord and Tenant hereby acknowledge that Tenant has installed one (1) Satellite Dish and one (1) antenna on the roof of the Building (collectively the “Satellite Dish”). The location upon which the Satellite Dish is installed shall be referred to herein as the “Satellite Dish Area.” Tenant shall have the right to maintain and operate the Satellite Dish during the Term (as the same may be extended), pursuant to the terms of this Article 29. Tenant’s rights pursuant to this Article 29 may only be exercised by Tenant, subject to the following:
(a) Landlord shall have the right to impose reasonable requirements on the maintenance and operation of the Satellite Dish, including, without limitation, the requirement that Tenant erect fencing or other barriers to enclose or secure the Satellite Dish, or the requirement that Tenant install reinforcements necessary to support the weight of the Satellite Dish. Tenant hereby acknowledges that the CC&Rs may impose certain requirements with respect to the maintenance and operation of the Satellite Dish. Tenant agrees to comply with any such requirements.
(b) Tenant shall have no right to profit from or receive any income in connection with the Satellite Dish. Tenant shall pay any federal, state and local taxes applicable to the installation and use of the Satellite Dish and Tenant shall procure, maintain and pay for and obtain all fees, permits and governmental agency licenses necessary in connection with the installation, maintenance and operation of the Satellite Dish. Promptly following Landlord’s request, Tenant shall provide Landlord with copies of all such permits or licenses.

(c) Tenant, at its sole cost and expense, shall comply with all present and future Requirements and with any requirements of any applicable fire rating bureau relating to the maintenance, use, installation and operation of the Satellite Dishes. Tenant shall install, maintain and operate all of its equipment used in connection with the Satellite Dish in conformity with all laws and all regulations of all government agencies having jurisdiction over the installation, use and operation of the Satellite Dish, including, without limitation, the Federal Aviation Administration and the Federal Communications Commission; provided, however, that if compliance with such laws or regulations would require a change in the configuration or location of the Satellite Dish, such changes shall be subject to Landlord’s prior, reasonable written approval.
(d) Within five (5) Business Days after the expiration or earlier termination of the Term of this Lease, Tenant shall remove the Satellite Dish and all wires and cables used in connection with the Satellite Dish, and shall repair all damage to the Building occasioned by the installation, maintenance or removal of the Satellite Dish. If Tenant fails to timely complete such removal and repair, all sums incurred by Landlord to complete such work shall be paid by Tenant to Landlord within ten (10) days of demand therefor.
(e) Landlord makes no representations or warranties whatsoever with respect to the fitness or suitability of the Building or the Satellite Dish Area, maintenance and operation of the Satellite Dish, including, without limitation, with respect to the quality and clarity of any receptions and transmissions to or from the Satellite Dish and the presence of any interference with such signals, whether emanating from the Building or otherwise. Tenant acknowledges and agrees that Tenant’s use of the Satellite Dish and Satellite Dish Area shall be at their sole risk, and Tenant absolves and fully releases the Indemnitees from any and all Losses suffered or incurred by Tenant (including loss or damage to the Satellite Dishes or to Tenant’s other personal property located on the roof of the Building, in the designated chaseway of the Building or in the Premises) arising out of the Satellite Dish or Tenant’s use of the roof of the Building in connection therewith, provided that the terms of the foregoing release shall not apply to those Losses incurred by Tenant arising from any accident, injury or damage whatsoever caused to any person or the property of any person in or about the Common Areas (specifically excluding the Premises) to the extent attributable to the negligence or willful misconduct of Landlord or its employees, agents or contractors. In addition, Tenant agrees to indemnify, defend, protect and hold harmless each of the Indemnitees from and against any and all Losses resulting as a direct or indirect consequence of the Satellite Dish, Tenant’s use of the Satellite Dish, or Tenant’s use of or access to the roof of the Building or the designated chaseway of the Building in connection with the Satellite Dish, provided that the terms of the foregoing indemnity shall not apply to those Losses incurred by Landlord arising from the negligence or willful misconduct of Landlord or its employees, agents or contractors. Tenant, at its sole cost and expense, shall procure and maintain insurance in connection with the Satellite Dish and Tenant’s obligations in connection therewith in the same amounts and with the same types of coverage as required under Article 11.
(f) Landlord shall provide Tenant with a key to the roof of the Building for the purpose of accessing the Satellite Dish. Except as otherwise set forth herein, Tenant shall provide at least 24 hours notice to the manager of the Building (which may be telephonic by an individual or individuals previously granted authority by Tenant in writing) prior to accessing the Satellite Dish. Landlord shall have the right to have a representative accompany Tenant on the roof of the Building during any such access to the Satellite Dish. Notwithstanding the foregoing, in the event of an emergency, Tenant may access the roof of the Building without providing prior notice to Landlord, but, Tenant shall, as soon as reasonably practical following Tenant’s access to the roof, notify Landlord of any such access. In the event that Tenant accesses the Satellite Dish without notice to Landlord as required hereunder (which notice, in the event of an emergency, may be provided after such access) on two or more occasions, then Landlord shall have the right to require the return of the key to the roof of the Building from Tenant, in which event Tenant shall be required to thereafter coordinate access to the Satellite Dish with the manager of the Building.

(g) Tenant shall, at its sole cost and expense, provide adequate maintenance personnel in order to ensure the safe operation of the Satellite Dish. In addition, Tenant shall, at its sole cost and expense, install, maintain and operate all of its equipment used in connection with the Satellite Dish in a fashion and manner so as not to unreasonably interfere with the use and operation of any: (i) other television or radio equipment in the Building; (ii) Building Systems (including, without limitation, the elevators and any present or future electronic control system for any of the Building Systems), equipment or any other parts of the Building; (iii) other transmitting, receiving or master television, telecommunications or microwave antenna equipment currently or hereafter located on the roof of the Building; or (iv) any radio communication system now or hereafter used by Landlord or any other licensee or tenant of the Project. If Tenant shall violate the provisions of this paragraph (h), Tenant agrees to cease all operations from the Satellite Dish Area (except for testing reasonably approved by Landlord) within forty-eight (48) hours after receipt of written notice from Landlord until such unreasonable interference has been corrected, to the reasonable satisfaction of Landlord. Landlord shall impose substantially similar obligations on any other similar licensees or tenants of the roof of the Building and shall seek to enforce such obligations in a non-discriminatory fashion.
(h) Landlord shall have the right, but not the obligation, to install, at its sole cost and expense, a separate meter to monitor Tenant’s usage of utilities in connection with the Satellite Dish. All utilities used by Tenant in connection with the Satellite Dish shall be by a separate charge or charges to Tenant billed by Landlord based upon Landlord’s payment of the actual cost of Tenant’s use of utilities in connection with the Satellite Dish.
Section 29.2 Breach. If Tenant fails to cure the breach of any covenant or obligation set forth in this Article 29 within ten (10) Business Days following written notice from Landlord, Landlord shall have the right to terminate Tenant’s rights under this Article 29 upon notice to Tenant and without terminating this Lease; provided, however, if the nature of Tenant’s breach is such that the same cannot reasonably be cured within a ten (10) Business Day period, Landlord shall not have the right to terminate Tenant’s rights under this Article 29 if Tenant diligently commences such cure within such ten (10) Business Day period and thereafter diligently proceeds to rectify such breach. Notwithstanding the foregoing, at the option of Landlord, breach of any of any covenant or obligation set forth in this Article 29 by Tenant shall also constitute a default under this Lease.
ARTICLE 30
SIGNAGE
Section 30.1 In General. Subject to the terms of Section 30.2, Landlord shall have the right, at all times during the Term, to grant signage rights in any location on or within the Building and/or the Project (as determined by Landlord), to other tenants (and any other third party as determined by Landlord). Tenant hereby acknowledges and agrees that Tenant shall not be entitled to any signage rights except as otherwise expressly set forth herein.
Section 30.2 Tenant’s Signage.
(a) In General. Landlord and Tenant hereby acknowledge that Tenant has installed two (2) identification signs on top of the Building (collectively, the “Building Top Signs”), three (3) identification signs in the lobby of the Building (collectively, the “Lobby Signs”) in the locations generally set forth on Exhibit I attached hereto, and one (1) identification sign on the monument (the “Monument”) sign located outside of the Building (the “Monument Sign”), pursuant to the terms of the Sublease. The Building Top Signs, the Lobby Signs and the Monument Sign shall collectively be referred to herein as “Tenant’s Signage.” Subject to the terms of this Section 30.2, Tenant shall have the right to maintain Tenant’s Signage during the Term, as the same may be extended. Landlord hereby agrees that Landlord shall not provide any Building top signage rights to any other tenant during the Term, as the same may be extended, as long as Tenant complies with the terms of this Section 30.2; provided that Tenant acknowledges and agrees that Landlord shall have the right to grant other tenants of the Building signage rights in the lobby of the Building, on the Monument (provided that Tenant’s entity name shall be on the top tenant name on the Monument) and on other portions of the Project.

(b) Maintenance and Removal of Tenant’s Signage. During the Term (as the same may be extended), Tenant, at Tenant’s sole cost and expense, shall maintain Tenant’s Signage in good order, repair and condition and in accordance with Landlord’s standard maintenance program, reasonable wear and tear and damage by casualty which is not Tenant’s obligation to repair hereunder excepted. Within ten (10) days following the expiration or earlier termination of this Lease (or within ten (10) days following Tenant’s receipt of written notice (the “Signage Termination Notice”) from Landlord that Tenant’s rights to any of Tenant’s Signage have terminated as a result of at least three (3) monetary defaults by Tenant under this Lease beyond any applicable notice and cure period set forth in this Lease, or as a result of Tenant’s failure to satisfy the occupancy requirement set forth in this Section 30.2(c) below), Tenant shall, at Tenant’s sole cost and expense, cause (a) Tenant’s Signage to be removed from the Building and (b) repair any damage to the Building, the lobby of the Building and the Monument, as applicable, caused by such removal. If Tenant fails to remove Tenant’s Signage and repair the Building, the lobby of the Building or the Monument, as applicable, as provided in this Section 30.2(b) within ten (10) days following the expiration or earlier termination of this Lease (or, within ten (10) days following Tenant’s receipt of the Signage Termination Notice), then Landlord may (but shall not be obligated to) perform such work at Tenant’s sole cost and expense. All costs and expenses incurred by Landlord in connection with this Section 30.2 shall constitute Additional Rent under this Lease and shall be paid by Tenant to Landlord within ten (10) days of Tenant’s receipt of an invoice therefor.
(c) Other Terms. The signage rights granted to Tenant under this Section 30.2 are personal to the Original Tenant, a Related Entity, and an “Approved Subtenant,” as that term is defined below, and shall only inure to the benefit of the Original Tenant, a Related Entity and an Approved Subtenant (and not any other assignee, sublessee or transferee of the Original Tenant’s interest in this Lease) if the Original Tenant and/or Related Entity continually occupies at least twenty-five percent (25%) of the rentable square footage of the Premises. Original Tenant shall be entitled to modify the name on Tenant’s Signage at any time during the Term, at Tenant’s sole cost and expense, to a new name adopted by Original Tenant, or to the name of a Related Entity in occupancy at the Building or an Approved Subtenant, so long as the new name is not an Objectionable Name (defined below). The term “Objectionable Name” shall mean any name which relates to an entity which is of a character or reputation, or is associated with a political orientation or faction, which is inconsistent with the quality of the Building as a first-class office building, or which would otherwise reasonably offend a landlord of Comparable Buildings. The term “Approved Subtenant,” shall mean a subtenant that has been approved to sublease the Premises (or a portion thereof) pursuant to the terms of Article 13, above, and who continually occupies at least fifty percent (50%) of the rentable square footage of the Premises.
ARTICLE 31
GENERATOR
Section 31.1 In General. Subject to the terms hereof, Tenant shall have the right to install a generator (the “Generator”) in the parking area adjacent to the Building (the “Generator Area”). Tenant hereby acknowledges that Landlord does not own the Generator Area and can only consent to the installation of the Generator, subject to the terms of this Article 31. Accordingly, Tenant hereby acknowledges and agrees that Tenant’s ability to install the Generator pursuant to the terms of this Article 31 shall not be a condition precedent to the effectiveness of this Lease nor Tenant’s performance of its obligations under the terms of this Lease. Tenant shall have the right to install the Generator only in the event that such an installation is permitted by the terms of the CC&Rs and by any party having an interest in the Generator Area. Tenant’s rights pursuant to this Article 31 may only be exercised by Tenant, subject to the following:
(a) The physical appearance and all plans and specifications of the Generator shall be subject to Landlord’s reasonable approval. Additionally, Landlord shall have the right to impose reasonable requirements on the installation, maintenance and operation of the Generator, including, without limitation, the requirement that Tenant erect fencing or other barriers to enclose or secure the Generator. Tenant hereby acknowledges that the CC&Rs may impose certain requirements with respect to the installation, maintenance and operation of the Generator. Tenant agrees to comply with any such requirements.
(b) Tenant shall have no right to profit from or receive any income in connection with the Generator. Tenant shall pay any federal, state and local taxes applicable to the installation and use of the Generator and Tenant shall procure, maintain and pay for and obtain all fees, permits and governmental agency licenses necessary in connection with the installation, maintenance and operation of the Generator. Promptly following Landlord’s request, Tenant shall provide Landlord with copies of all such permits or licenses.

(c) Tenant, at its sole cost and expense, shall comply with all present and future Requirements relating to the maintenance, use, installation and operation of the Generator. Tenant shall install, maintain and operate all of its equipment used in connection with the Generator in conformity with all laws and all regulations of all government agencies having jurisdiction over the installation, use and operation of the Generator.
(d) Within five (5) Business Days after the expiration or earlier termination of the Term of this Lease, Tenant shall remove the Generator and equipment used in connection with the Generator, and shall repair all damage to the Building occasioned by the installation, maintenance or removal of the Generator. If Tenant fails to timely complete such removal and repair, all sums incurred by Landlord to complete such work shall be paid by Tenant to Landlord within ten (10) days of demand therefor.
(e) Tenant hereby agrees that in no event shall Tenant permit the Generator to interfere with normal and customary use or operation of the Building, Project or the Development by Landlord or other tenants and/or occupants (including, without limitation, by means of noise or odor).
(f) Landlord makes no representations or warranties whatsoever with respect to the fitness or suitability of the Building or the Generator Area for the maintenance and operation of the Generator. Tenant acknowledges and agrees that Tenant’s use of the Generator and Generator Area shall be at their sole risk, and Tenant absolves and fully releases the Indemnitees from any and all Losses suffered or incurred by Tenant (including loss or damage to the Generator) arising out of the Generator or Tenant’s use of the Generator Area in connection therewith, provided that the terms of the foregoing release shall not apply to those Losses incurred by Tenant arising from any accident, injury or damage whatsoever caused to any person or the property of any person in or about the Common Areas (specifically excluding the Premises) to the extent attributable to the negligence or willful misconduct of Landlord or its employees, agents or contractors. In addition, Tenant agrees to indemnify, defend, protect and hold harmless each of the Indemnitees from and against any and all Losses resulting as a direct or indirect consequence of the Generator, or Tenant’s use of the Generator, provided that the terms of the foregoing indemnity shall not apply to those Losses incurred by Landlord arising from the negligence or willful misconduct of Landlord or its employees, agents or contractors. Tenant, at its sole cost and expense, shall procure and maintain insurance in connection with the Generator and Tenant’s obligations in connection therewith in the same amounts and with the same types of coverage as required under Article 11. In addition to the foregoing, Tenant shall maintain, at Tenant’s cost, industry standard “boiler and machinery” insurance coverage with respect to the Generator.
(g) Tenant shall have the right to use the Generator during any period of electrical power outage in the Building, and to test and perform regular maintenance of the Generator.
(h) Notwithstanding anything to the contrary contained herein, Tenant shall pay directly to the utility company or governmental authority providing utilities all costs and charges for electricity or other sources of energy consumed in connection with the Generator, if any, and Landlord shall have no obligation to pay for any services provided to the Generator Area.
Section 31.2 Breach. If Tenant fails to cure the breach of any covenant or obligation set forth in this Article 31 within ten (10) Business Days following written notice from Landlord, Landlord shall have the right to terminate Tenant’s rights under this Article 31 upon notice to Tenant and without terminating this Lease; provided, however, if the nature of Tenant’s breach is such that the same cannot reasonably be cured within a ten (10) Business Day period, Landlord shall not have the right to terminate Tenant’s rights under this Article 31 if Tenant diligently commences such cure within such ten (10) Business Day period and thereafter diligently proceeds to rectify such breach. Notwithstanding the foregoing, at the option of Landlord, breach of any of any covenant or obligation set forth in this Article 31 by Tenant shall also constitute a default under this Lease.

ARTICLE 32
AIR COMPRESSOR
Section 32.1 In General. Landlord and Tenant hereby acknowledge that Tenant has installed a number of air compressors on the roof of the Building, which existing compressors shall collectively be referred to herein as the “Compressors”. The location upon which the Compressors are installed shall be referred to herein collectively as the “Compressor Area.” Tenant shall have the right to maintain and operate the Compressors during the Term (as the same may be extended), pursuant to the terms of this Article 32. Tenant’s rights pursuant to this Article 32 may only be exercised by Tenant, subject to the following:
(a) Landlord shall have the right to impose reasonable requirements in connection with the maintenance and operation of the Compressors, including, without limitation, the requirement that Tenant erect fencing or other barriers to enclose or secure the Compressor, or the requirement that Tenant install reinforcements necessary to support the weight of the Compressor. Tenant hereby acknowledges that the CC&Rs may impose certain requirements with respect to the maintenance and operation of the Compressors. Tenant agrees to comply with any such requirements.
(b) Tenant shall have no right to profit from or receive any income in connection with the Compressors. Tenant shall procure, maintain and pay for and obtain all fees, permits and governmental agency licenses necessary in connection with the installation, maintenance and operation of the Compressors. Promptly following Landlord’s request, Tenant shall provide Landlord with copies of all such permits or licenses.
(c) Tenant, at its sole cost and expense, shall comply with all present and future Requirements relating to the maintenance, use, installation and operation of the Compressors. Tenant shall install, maintain and operate all of its equipment used in connection with the Compressors in conformity with all laws and all regulations of all government agencies having jurisdiction over the installation, use and operation of the Compressors.
(d) Within five (5) Business Days after the expiration or earlier termination of the Term of this Lease, Tenant shall remove the Compressors and all wires and cables used in connection with the Compressors, and shall repair all damage to the Building occasioned by the installation, maintenance or removal of the Compressors. If Tenant fails to timely complete such removal and repair, all sums incurred by Landlord to complete such work shall be paid by Tenant to Landlord within ten (10) days of demand therefor.
(e) Landlord shall provide Tenant with a key to the roof of the Building for the purpose of accessing the Compressors. Except as otherwise set forth herein, Tenant shall provide at least 24 hours notice to the manager of the Building (which may be telephonic by an individual or individuals previously granted authority by Tenant in writing) prior to accessing the Compressors. Landlord shall have the right to have a representative accompany Tenant on the roof of the Building during any such access to the Compressors. Notwithstanding the foregoing, in the event of an emergency, Tenant may access the roof of the Building without providing prior notice to Landlord, but, Tenant shall, as soon as reasonably practical following Tenant’s access to the roof, notify Landlord of any such access. In the event that Tenant accesses the Compressors without notice to Landlord as required hereunder (which notice, in the event of an emergency, may be provided after such access) on two or more occasions, then Landlord shall have the right to require the return of the key to the roof of the Building from Tenant, in which event Tenant shall be required to thereafter coordinate access to the Compressors with the manager of the Building.
(f) Tenant shall, at its sole cost and expense, provide adequate maintenance personnel in order to ensure the safe operation of the Compressors.

(g) Landlord shall have the right, but not the obligation, to install, at its sole cost and expense, a separate meter to monitor Tenant’s usage of utilities in connection with the Compressors. All utilities used by Tenant in connection with the Compressors shall be by a separate charge or charges to Tenant billed by Landlord based upon Landlord’s payment of the actual cost of Tenant’s use of utilities in connection with the Compressors.
Section 32.2 Breach. If Tenant fails to cure the breach of any covenant or obligation set forth in this Article 32 within ten (10) Business Days following written notice from Landlord, Landlord shall have the right to terminate Tenant’s rights under this Article 32 upon notice to Tenant and without terminating this Lease; provided, however, if the nature of Tenant’s breach is such that the same cannot reasonably be cured within a ten (10) Business Day period, Landlord shall not have the right to terminate Tenant’s rights under this Article 32 if Tenant diligently commences such cure within such ten (10) Business Day period and thereafter diligently proceeds to rectify such breach. Notwithstanding the foregoing, at the option of Landlord, breach of any of any covenant or obligation set forth in this Article 32 by Tenant shall also constitute a default under this Lease.
[signatures appear on the following page]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD:		TENANT:

4000 MACARTHUR, L.P., a Delaware limited partnership		MINDSPEED TECHNOLOGIES, INC., a Delaware corporation

By:	/s/ David Augarten Its: Vice President and Assistant Secretary	By:	/s/ Raouf Y. Halim Its: Chief Executive Officer

		By:	/s/ Bret W. Johnsen Its: Senior Vice President,
Chief Financial Officer and Treasurer

EXHIBIT A
Floor Plan of Premises
The floor plan which follows is intended solely to identify the general location of the Premises, and should not be used for any other purpose. All areas, dimensions and locations are approximate, and any physical conditions indicated may not exist as shown.
EXHIBIT A

Premises = Areas Not Cross Hatched

*Cross Hatched Areas Are Not Part of the Premises

Premises
FLOOR LOCATION PLAN
0 5
20
40
80

TISHMAN SPEYER

SAA

4000 MacARTHUR BLVD.
NEWPORT BEACH, CA 92660

2nd FLOOR

1/32" = 1'-0"

6083 Bristol Parkway
Culver City, CA 90230
T (310) 553-3252
F (310) 553-9449

3/15/10

EXHIBIT A

K03
E03

FLOOR LOCATION PLAN

SAA
SHLEMMER+ALGAZE+ASSOCIATES
interiors and architecture

TISHMAN SPEYER

4000 MacARTHUR BLVD.
NEWPORT BEACH, CA 92660

3rd FLOOR EAST

6083 Bristol Parkway
Culver City, CA 90230
T (310) 553-3252
F (310) 553-9449

3/15/10

EXHIBIT A

FLOOR LOCATION PLAN
E07

SAA
SHLEMMER+ALGAZE+ASSOCIATES
interiors and architecture

TISHMAN SPEYER

4000 MacARTHUR BLVD.
NEWPORT BEACH, CA 92660

7th FLOOR EAST

6083 Bristol Parkway
Culver City, CA 90230
T (310) 553-3252
F (310) 553-9449

3/15/10

EXHIBIT A

FLOOR LOCATION PLAN

TISHMAN SPEYER

4000 MacARTHUR BLVD.
NEWPORT BEACH, CA 92660

8th FLOOR EAST

SAA
SHLEMMER+ALGAZE+ASSOCIATES
interiors and architecture

6083 Bristol Parkway
Culver City, CA 90230
T (310) 553-3252
F (310) 553-9449

3/15/10

EXHIBIT A

K10
E10

FLOOR LOCATION PLAN

SAA
SHLEMMER+ALGAZE+ASSOCIATES
interiors and architecture

TISHMAN SPEYER

4000 MacARTHUR BLVD.
NEWPORT BEACH, CA 92660

10th FLOOR EAST

6083 Bristol Parkway
Culver City, CA 90230
T (310) 553-3252
F (310) 553-9449

3/15/10

EXHIBIT A

Exhibit A-1
Legal Description of Project
The buildings located within the crossed hatched area set forth on the Site Plan attached hereto as Schedule 1, which is situated on a portion of Parcel 1, as shown on that certain Parcel Map recorded in Book 114, Pages 22, 23, 24 of Parcel Maps, in the City of Newport Beach, County of Orange, State of California.
Exhibit A-1

SCHEDULE 1 to Exhibit A-1
Site Plan of Project
SCHEDULE 1 to
Exhibit A-1

EXHIBIT A-2
Outline of Data Room

FLOOR LOCATION PLAN
Data Room

TISHMAN SPEYER

0 5 10 20 40

SAA

4000 MacARTHUR BLVD.
NEWPORT BEACH, CA 92660

1st FLOOR

1/16" = 1'-0"

6083 Bristol Parkway
Culver City, CA 90230
T (310) 553-3252
F (310) 553-9449

3/15/10

EXHIBIT A-2

EXHIBIT B
Definitions
Above Building Standard Installations: Any Alterations or improvements installed in the Premises after the Commencement Date to the extent such Alterations or improvements exceed Building Standard Installations.
Base Rate: The annual rate of interest publicly announced from time to time by Citibank, N.A., or its successor, in New York, New York as its “base rate” (or such other term as may be used by Citibank, N.A., from time to time, for the rate presently referred to as its “base rate”).
Building Standard Installations: The type of leasehold improvements typically performed by Landlord in connection with the initial occupancy of tenants in the Building.
Building Systems: The mechanical, electrical, plumbing, sanitary, sprinkler, heating, ventilation and air conditioning, security, life-safety, elevator and other service systems or facilities of the Building (excluding, however, (i) supplemental HVAC systems servicing the Premises, (ii) non-building standard lighting/electrical systems servicing the Premises, (iii) any plumbing lines and/or fixtures from the point of distribution on the floor or floors of the Building containing the Premises, and (iv) any security systems installed in the Premises by or through Tenant).
Business Days: All days, excluding Saturdays, Sundays and Observed Holidays.
CC&Rs: Declaration of Covenants, Conditions and Restrictions of Koll Center Newport recorded July 20, 1973, in Book 10811, Page 643 of the Official Records of Orange County, California, as amended.
Common Areas: The lobby, plaza and sidewalk areas, balconies, subterranean garage and other similar areas of general access and the areas on individual multi-tenant floors in the Building devoted to corridors, elevator lobbies, restrooms, and other similar facilities serving the Premises (or the First Offer Space, as the case may be).
Comparable Buildings: Class A office buildings located in Newport Beach, California.
Effective Date: The date upon which this Lease is fully executed by and delivered to both Landlord and Tenant.
Excluded Expenses: (a) Taxes; (b) franchise or income taxes imposed upon Landlord; (c) mortgage amortization and interest, except to the extent the same may be included in Operating Expenses pursuant to the terms of Section 7.1(e), above; (d) leasing commissions; (e) the cost of tenant installations and decorations incurred in connection with preparing space for any Building tenant, including work letters, permits, licenses, designs, space planning, inspection costs and concessions; (f) fixed rent under Superior Leases, if any; (g) management fees to the extent in excess of three percent (3%) of the gross receipts collected for the Project; (h) wages, salaries and benefits paid to any persons above the grade of property manager or chief engineer and their immediate supervisor; (i) marketing costs, legal and accounting fees relating to (A) disputes with tenants, prospective tenants or other occupants of the Building, (B) disputes with purchasers, prospective purchasers, mortgagees or prospective mortgagees of the Building or the Project or any part of either, or (C) negotiations of leases (including this Lease), contracts of sale or mortgages; (j) costs of services provided to other tenants of the Building on a “rent-inclusion” basis which are not provided to Tenant on such basis; (k) cost of repairs or other work incurred by reason of fire, windstorm or other casualty or by the exercise of the right of eminent domain to the extent Landlord is compensated through proceeds of insurance or condemnation awards, or would have been so reimbursed if Landlord had in force all of the insurance required to be carried by Landlord under this Lease, or which are reimbursed by Tenant or other tenants other than pursuant to an expense escalation clause; (l) costs in the nature of penalties or fines;
EXHIBIT B

(m) costs for services, supplies or repairs paid to any related entity in excess of costs that would be payable in an “arm’s length” or unrelated situation for comparable services, supplies or repairs; (n) allowances, concessions or other costs and expenses of improving or decorating any demised or demisable space in the Building; (o) advertising and promotional expenses in connection with leasing of the Building; (p) the costs of installing, operating and maintaining a specialty improvement, including a cafeteria, lodging or private dining facility, a telecommunications facility, a retail facility, a public meeting room, an art gallery or an athletic, luncheon or recreational club unless Tenant is permitted to make use of such facility without additional cost (other than payments for key deposits, use of towels, or other incidental items) or on a subsidized basis consistent with other users; (q) any costs or expenses (including fines, interest, penalties and legal fees) arising out of Landlord’s failure to timely pay Operating Expenses or Taxes; (r) costs incurred in connection with the removal, encapsulation or other treatment of asbestos or any other Hazardous Materials (classified as such on the Effective Date) existing in the Premises in violation of applicable Requirements as of the date hereof and costs incurred in connection with the removal, encapsulation or other treatment of Hazardous Materials, which Hazardous Materials are brought into the Building or onto the Project after the date of this Lease by Landlord or any other tenant of the Building and is of such a nature, at that time, that a federal, State or municipal governmental authority, if it had then had knowledge of the presence of such Hazardous Materials, in the state, and under the conditions, that it then existed in the Building or on the Project, would have then required the removal of such Hazardous Materials or other remedial or containment action with respect thereto; (s) the cost of capital repairs and alterations, and costs of capital improvements and equipment other than those expressly included in Operating Expenses pursuant to Section 7.1; (t) all items and services for which Tenant or any other tenant in the Project reimburses Landlord or which Landlord provides selectively to one or more tenants (other than Tenant) or occupants without reimbursement; (u) except as otherwise set forth in this Lease, depreciation, interest and principal payments on mortgages and other debt costs, if any, penalties and interest; (v) costs of electricity utilized in the Premises or other space leased to other tenants and occupants of the Building (as distinguished from the Common Areas or other non-tenant premises areas of the Project); (w) costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants or occupants; (x) any bad debt loss, rent loss, or reserves for bad debts or rent loss; (y) the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-a-vis time spent on matters unrelated to operating and managing the Project; (z) any compensation paid to clerks, attendants or other persons in commercial concessions operated by the Landlord; (aa) costs of signs in or on the Building identifying the owner of the Building or other tenants’ signs; (bb) costs arising from Landlord’s charitable or political contributions; (cc) rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment which if purchased the cost of which would be excluded from Operating Expenses as a capital cost, except equipment not affixed to the Project which is used in providing janitorial or similar services and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Project; (dd) costs arising from the gross negligence or willful misconduct of Landlord or its agents, employees, vendors, contractors, or providers of materials or services; (ee) costs relating to sculptures, paintings or other art; and (ff) costs associated with the operation of the business of the partnership or entity which constitutes the Landlord include costs of partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord’s interest in the Project .
Governmental Authority: The United States of America, the City of Newport Beach, County of Orange, or State of California, or any political subdivision, agency, department, commission, board, bureau or instrumentality of any of the foregoing, now existing or hereafter created, having jurisdiction over the Project.
Hazardous Materials: Any substances, materials or wastes currently or in the future deemed or defined in any Requirement as “hazardous substances,” “toxic substances,” “contaminants,” “pollutants” or words of similar import.
HVAC System: The Building System designed to provide heating, ventilation and air conditioning.
EXHIBIT B

Indemnitees: Landlord, Landlord’s Agent, each Mortgagee and Lessor, and each of their respective direct and indirect partners, officers, shareholders, directors, members, managers, trustees, beneficiaries, employees, principals, contractors, servants, agents, and representatives.
Lease Year: The first Lease Year shall commence on the Commencement Date and shall end on the last day of the calendar month preceding the month in which the first anniversary of the Commencement Date occurs. Each succeeding Lease Year shall commence on the day following the end of the preceding Lease Year and shall extend for 12 consecutive months; provided, however, that the last Lease Year shall expire on the Expiration Date.
Lessor: A lessor under a Superior Lease.
Losses: Any and all losses, liabilities, damages, claims, judgments, fines, suits, demands, costs, interest and expenses of any kind or nature (including reasonable attorneys’ fees and disbursements) incurred in connection with any claim, proceeding or judgment and the defense thereof, and including all costs of repairing any damage to the Premises, the Building or the Project or the appurtenances of any of the foregoing to which a particular indemnity and hold harmless agreement applies.
Mortgage(s): Any mortgage, trust indenture or other financing document which may now or hereafter affect the Premises, the Project, the Building or any Superior Lease and the leasehold interest created thereby, and all renewals, extensions, supplements, amendments, modifications, consolidations and replacements thereof or thereto, substitutions therefor, and advances made thereunder.
Mortgagee(s): Any mortgagee, trustee or other holder of a Mortgage.
Observed Holidays: New Years Day, Presidents Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day, and, at Landlord’s discretion, other locally or nationally recognized holidays.
Ordinary Business Hours: 7:00 a.m. to 6:00 p.m. on Business Days and from 9:00 a.m. to 1:00 p.m. on Saturdays (excluding Observed Holidays).
Prohibited Use: Any use or occupancy of the Premises that in Landlord’s reasonable judgment would: (a) cause damage to the Project, the Building or any equipment, facilities or other systems therein; (b) impair the appearance of the Building or Project; (c) materially interfere with the efficient and economical maintenance, operation and repair of the Premises, the Building or the Project or the equipment, facilities or systems thereof; (d) materially adversely affect any service provided to, and/or the use and occupancy by, any Project or Building tenant or occupants; (e) violate the certificate of occupancy issued for the Premises or the Building Project or the provisions of any applicable governmental permit or document related to the Project or any recorded covenants, conditions or restrictions; (f) materially and adversely affect the first-class image of the Building or Project; (g) result in protests or civil disorder or commotions at, or other disruptions of the normal business activities in, the Project; or (h) cause sounds, sound-related vibrations or other noise or vibrations to be heard or felt from outside the Premises in excess of general office use. Prohibited Use also includes the use of any part of the Premises for: (i) a restaurant or bar; (ii) the preparation, consumption, storage, manufacture or sale of food or beverages (except in connection with vending machines (provided that each machine, where necessary, shall have a waterproof pan thereunder and be connected to a drain) and/or warming kitchens installed for the use of Tenant’s employees only), liquor, tobacco or drugs; (iii) the business of photocopying, multilith or offset printing (except photocopying in connection with Tenant’s own business); (iv) a school or classroom, other than for internal training purposes or as a part of sales facilities; (v) lodging or sleeping; (vi) the operation of retail facilities (meaning a business whose primary patronage arises from the generalized solicitation of the general public to visit Tenant’s offices in person without a prior appointment) of a savings and loan association or retail facilities of any financial, lending, securities brokerage or investment activity; (vii) a payroll office; (viii) a barber, beauty or manicure shop; (ix) an employment agency or similar enterprise; (x) offices of any Governmental Authority, any foreign government, the United Nations, or any agency or department of the foregoing; (xi) the manufacture, retail sale, storage of merchandise or auction of merchandise, goods or property of any kind to the general public which could reasonably be expected to create a volume of pedestrian traffic substantially in excess of that normally encountered in the Premises; (xii) the rendering of medical, dental or other therapeutic or diagnostic services; (xiii) any illegal purposes or any activity constituting a nuisance, or (xiv) violate the CC&Rs. Notwithstanding the foregoing, executive and general office use, including the operation of engineering labs and sales and training facilities, are specifically excluded from the Prohibited Uses.
EXHIBIT B

Project: The property located in the City of Newport Beach, County of Orange, State of California, commonly known as 4000 MacArthur Boulevard, together with all improvements, parks, plazas and appurtenances now located or hereafter constructed upon the property, including, without limitation, two buildings connected by a two-story bridge, one commonly known as the “East Tower,” and the other commonly known as the “West Tower,” as more particularly described on Exhibit A-1, attached hereto.
Requirements: All present and future laws, rules, orders, ordinances, regulations, statutes, requirements, codes and executive orders, extraordinary and ordinary of (i) all Governmental Authorities, including, without limitation, (A) the Americans With Disabilities Act, 42 U.S.C. §12101 (et seq.), and any law of like import, and all rules, regulations and government orders with respect thereto, and (B) any of the foregoing relating to Hazardous Materials, environmental matters, public health and safety matters and landmarks protection, (ii) any applicable fire rating bureau or other body exercising similar functions, affecting the Project or the maintenance, use or occupation thereof, or any street, avenue or sidewalk comprising a part of or in front thereof or any vault in or under the same, (iii) all commercially reasonable requirements of all insurance bodies affecting the Premises, (iv) utility service providers, and (v) all commercially reasonable requirements of Mortgagees or Lessors. “Requirements” shall also include the terms and conditions of any certificate of occupancy issued for the Premises or the Building, and any other covenants, conditions or restrictions affecting the Building and/or the Project from time to time.
Rules and Regulations: The rules and regulations annexed to and made a part of this Lease as Exhibit F, as they may be reasonably modified from time to time by Landlord.
Substantial Completion: As to any construction performed by any party in the Premises, “Substantial Completion” or “Substantially Completed” means that such work has been completed, as reasonably determined by Landlord’s architect, in accordance with (a) the provisions of this Lease applicable thereto, (b) the plans and specifications for such work, and (c) all applicable Requirements, except for minor details of construction, decoration and mechanical adjustments, if any, the non-completion of which does not materially interfere with Tenant’s use of the Premises or which in accordance with good construction practices should be completed after the completion of other work in the Premises or Building.
Superior Lease(s): Any ground or underlying lease of the Project or any part thereof heretofore or hereafter made by Landlord and all renewals, extensions, supplements, amendments, modifications, consolidations, and replacements thereof.
Tenant Delay: Any action or inaction by Tenant in violation of this Lease, which actually delays Landlord in fulfilling any of Landlord’s obligations under this Lease.
Tenant Indemnitees: Tenant and its direct and indirect partners, officers, shareholders, directors, members, managers, trustees, beneficiaries, employees, principals, contractors, servants, agents, and representatives.
Tenant Party: Tenant and any subtenants or occupants of the Premises and their respective agents, contractors, subcontractors, employees, invitees or licensees.
EXHIBIT B

Tenant’s Property: Tenant’s movable fixtures and movable partitions, telephone and other equipment, computer systems, telecommunications, data and other cabling, trade fixtures, furniture, furnishings, and other items of personal property which are removable without material damage to the Building.
Unavoidable Delays: Landlord’s or Tenant’s inability to fulfill or delay in fulfilling any of its obligations under this Lease expressly or impliedly to be performed by Landlord or Tenant or Landlord’s or Tenant’s inability to make or delay in making any repairs, additions, alterations, improvements or decorations or Landlord’s or Tenant’s inability to supply or delay in supplying any equipment or fixtures, if Landlord’s or Tenant’s inability or delay is due to or arises by reason of strikes, or by accident, or by any cause whatsoever beyond Landlord’s or Tenant’s reasonable control, including governmental preemption in connection with a national emergency, Requirements or shortages, or unavailability of labor, fuel, steam, water, electricity or materials, or delays caused by other tenants, Tenant or Landlord, as the case may be, mechanical breakdown, acts of God, acts of war, enemy action, terrorism, bio-terrorism, civil commotion, fire or other casualty; provided, however, an Unavoidable Delay shall in no event excuse or delay Tenant’s or Landlord’s obligations to pay Rent, the Abatement Amount, Landlord’s Contribution, the Renewal Allowance or other charges to be paid by Tenant or Landlord under the Lease or Tenant’s obligations under Article 3 of the Lease.
EXHIBIT B

EXHIBIT C
INTENTIONALLY DELETED
EXHIBIT C

EXHIBIT D
Design Standards
HVAC. The Building HVAC System serving the Premises is designed to maintain average temperatures within the Premises during Ordinary Business Hours of (i) not less than 71ºF dry bulb during the heating season when the outdoor temperature is 45ºF dry bulb and (ii) not more than 76ºF dry bulb during the cooling season, when the outdoor temperature is at 90ºF dry bulb, with, in the case of clauses (i) and (ii), a population load per floor of not more than one person per 200 square feet of rentable area, other than in dining and other special use areas per floor for all purposes, tenant power and light at 3.5 watts per rentable square foot and shades or blinds fully drawn. Use of the Premises, or any part thereof, in a manner exceeding the foregoing design conditions or arrangement of partitioning which interferes with normal operation of the air-conditioning service in the Premises may require changes in the air-conditioning serving the Premises at Tenant’s expense.
EXHIBIT D

EXHIBIT E
Cleaning Specifications
GENERAL CLEANING OF THE PREMISES
NIGHTLY (Monday through Friday)
General Offices, Conference Rooms, Kitchen Areas and Common Areas of Premises:
1.	All hard surfaced flooring to be swept (and mopped, as reasonably determined to be needed by Landlord) using approved dustdown preparation.

2.	Carpet sweep all carpets, moving only light furniture (desks, file cabinets, etc. not to be moved).

3.	Hand dust and wipe clean all furniture, fixtures and window sills.

4.	Empty all waste receptacles and remove wastepaper.

5.	Wash clean all Building water fountains and coolers.

6.	Sweep all private stairways.

7.	Vacuum all carpeting and rugs; provided that Landlord may elect to provide such service on a weekly basis for cost saving purposes.

8.	Spot clean partition glasses.
Lavatories:
1.	Sweep and wash all floors, using proper disinfectants.

2.	Wash and polish all mirrors, shelves, bright work and enameled surfaces.

3.	Wash and disinfect all basins, bowls and urinals.

4.	Wash all toilet seats.

5.	Hand dust and clean all partitions, tile walls, dispensers and receptacles in lavatories and restrooms.

6.	Empty paper receptacles, fill receptacles from tenant supply and remove wastepaper.

7.	Fill toilet tissue holders from tenant supply.

8.	Empty and clean sanitary disposal receptacles.
WEEKLY
1.	Pour water with disinfectant through the drains located in the lavatories.

2.	Dust all door louvers and other ventilating louvers within a person’s normal reach.

3.	Wipe clean all brass and other bright work.
EXHIBIT E

MONTHLY:
1.	Strip and wax all hard surfaced flooring located in the general office area, conference rooms, and common areas of Premises, as reasonably determined to be needed by Landlord.

2.	Clean baseboards located in the Premises.
NOT MORE THAN 3 TIMES PER YEAR
High dust premises complete including the following:
1.	Dust all pictures, frames, charts, graphs and similar wall hangings not reached in nightly cleaning.

2.	Dust all vertical surfaces, such as walls, partitions, doors, door frames and other surfaces not reached in nightly cleaning.

3.	Dust all venetian blinds.
GENERAL CLEANING OF THE BUILDING:
DAILY (Monday through Friday)
1.	Sweep and clean around all ashtrays located in the Common Areas of the Building.

2.	Empty ashtrays and trash cans located at the main entrance to the Building.

3.	Check the Common Area restrooms (three (3) times per day).

4.	Sweep the park area and entrance to the Building.

5.	Dust and mop stairwells.

6.	Clean and wipe all chairs located in the lobby of the Building (as reasonably determined to be needed by Landlord).

7.	Clean and disinfect elevator controls and lobby and restroom handles (as reasonably determined to be needed by Landlord).

8.	Dust all lobby surfaces, including any wall lamps located in the lobby of the Building (as reasonably determined to be needed by Landlord).
WEEKLY:
1.	Clean and wash trash cans located at the main entrance to the Building.
EXHIBIT E

EXHIBIT F
Rules and Regulations
1. Nothing shall be attached to the outside walls of the Building. Other than Building standard blinds, no curtains, blinds, shades, screens or other obstructions shall be attached to or hung in or used in connection with any exterior window or entry door of the Premises, without the prior consent of Landlord, which may be withheld by Landlord in its sole and absolute discretion.
2. No sign, advertisement, notice or other lettering visible from the exterior of the Premises shall be exhibited, inscribed, painted or affixed to any part of the Premises without the prior written consent of Landlord, which may be withheld by Landlord in its sole and absolute discretion. All lettering on doors located on mulit-tenant floors shall be inscribed, painted or affixed in a size, color and style acceptable to Landlord, as determined by Landlord in its sole and absolute discretion.
3. The grills, louvers, skylights, windows and doors that reflect or admit light and/or air into the Premises or Common Areas shall not be covered or obstructed by Tenant, nor shall any articles be placed on the window sills, radiators or convectors.
4. Landlord shall have the right to prohibit any advertising by any Tenant which references the Building (other than the Building address) and which, in Landlord’s opinion, tends to impair the reputation of the Building, and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.
5. Common Areas shall not be obstructed or encumbered by any Tenant or used for any purposes other than ingress or egress to and from the Premises and for delivery of merchandise and equipment in a prompt and efficient manner, using elevators and passageways designated for such delivery by Landlord.
6. Except in those areas designated by Tenant as “security areas,” all locks or bolts of any kind shall be operable by the Building’s Master Key. No locks shall be placed upon any of the doors or windows by Tenant, nor shall any changes be made in locks or the mechanism thereof which shall make such locks inoperable by the Building’s Master Key. Tenant shall, upon the termination of its Lease, deliver to Landlord all keys of stores, offices and lavatories, either furnished to or otherwise procured by Tenant and in the event of the loss of any keys furnished by Landlord, Tenant shall pay to Landlord the cost thereof.
7. Except for entrance doors located on full floors, Tenant shall keep the entrance door to the Premises closed at all times, unless otherwise specifically provided in the Lease.
8. All movement in or out of any freight, furniture, boxes, crates or any other large object or matter of any description must take place during such times and in such elevators as Landlord may prescribe. Landlord reserves the right to inspect all articles to be brought into the Building and to exclude from the Building all articles which violate any of these Rules and Regulations or the Lease. Landlord may require that any person leaving the public areas of the Building with any article to submit a pass, signed by an authorized person, listing each article being removed, but the establishment and enforcement of such requirement shall not impose any responsibility on Landlord for the protection of any Tenant against the removal of property from the Premises.
9. All hand trucks shall be equipped with rubber tires, side guards and such other safeguards as Landlord may require.
10. Subject to Section 29.1(f) and Section 32.1(e), no Tenant Party shall be permitted to have access to the Building’s roof, mechanical, electrical or telephone rooms without permission from Landlord.
EXHIBIT F

11. Tenant shall not permit or suffer the Premises to be occupied or used in a manner offensive or materially objectionable to Landlord or other occupants of the Building by reason of noise, odors, vibrations or materially interfere in any way with other tenants or those having business therein.
12. Tenant shall not employ any person or persons other than the janitor of Landlord for the purpose of cleaning the Premises, unless otherwise agreed to by Landlord. Tenant shall not cause any unnecessary labor by reason of such Tenant’s carelessness or indifference in the preservation of good order and cleanliness.
13. Tenant shall store all its trash and recyclables within its Premises. No material shall be disposed of which may result in a violation of any Requirement. All refuse disposal shall be made only though entryways and elevators provided for such purposes and at such times as Landlord shall designate. Tenant shall use the Building’s hauler.
14. Tenant shall not deface any part of the Building. No boring, cutting or stringing of wires shall be permitted, except with prior consent of Landlord, and as Landlord may direct.
15. The water and wash closets, electrical closets, mechanical rooms, fire stairs and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed and no sweepings, rubbish, rags, acids or other substances shall be deposited therein. All damages resulting from any misuse of the fixtures shall be borne by Tenant where a Tenant Party caused the same.
16. Tenant, before closing and leaving the Premises at any time, shall see that all lights, water faucets, etc. are turned off. All entrance doors in the Premises shall be kept locked by Tenant when the Premises are not in use.
17. No bicycles, in-line roller skates, vehicles or animals of any kind (except for seeing eye dogs) shall be brought into or kept by any Tenant in or about the Premises or the Building.
18. Canvassing or soliciting in the Building is prohibited.
19. Employees of Landlord or Landlord’s Agent shall not perform any work or do anything outside of the regular duties, unless under special instructions from the office of Landlord or in response to any emergency condition.
20. Tenant is responsible for the delivery and pick up of all mail from the United States Post Office.
21. Landlord reserves the right to exclude from the Building during other than Ordinary Business Hours all persons who do not present a valid Building pass. Tenant shall be responsible for all persons for whom a pass shall be issued at the request of Tenant and shall be liable to Landlord for all acts of such persons.
22. Tenant shall not use the Premises for any purpose that may be dangerous to persons or property, nor shall Tenant permit in, on or about the Premises or Building items that may be dangerous to persons or property, including, without limitation, firearms or other weapons (whether or not licensed or used by security guards) or any explosive or combustible articles or materials.
EXHIBIT F

23. Subject to the terms of this Section 23, no smoking shall be permitted in, on or about the Premises, the Building or the Project. Tenant shall comply with the State of California “No-Smoking” law set forth in California Labor Code Section 6404.5, or any successor statute, and any local “No-Smoking” ordinance which may be in effect from time to time and which is not superseded by such State law. In compliance with the Requirements and Landlord’s procedure, Landlord shall, on or before the Commencement Date, designate smoking areas within the Project.
24. Landlord shall not be responsible to Tenant or to any other person or entity for the non-observance or violation of these Rules and Regulations by any other tenant or other person or entity. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition to its occupancy of the Premises.
25. The review/alteration of Tenant drawings and/or specifications by Landlord’s Agent and any of its representatives is not intended to verify Tenant’s engineering or design requirements and/or solutions. The review/alteration is performed to determine compatibility with the Building Systems and lease conditions. Tenant renovations must adhere to the Building’s applicable Standard Operating Procedures and be compatible with all Building Systems.
EXHIBIT F

EXHIBIT G
Notice of Lease Term Dates

To:

Re:	Lease dated , 20 _____, between 4000 Macarthur, L.P., a Delaware limited partnership (“Landlord”), and , a (“Tenant”) concerning that certain Premises (as defined in the Lease) located at , California.
Ladies and Gentlemen:
In accordance with the Lease (the “Lease”), we wish to advise you and/or confirm as follows:
1.	That the Term [shall commence] [commenced] as of for a term of ending on .

2.	That in accordance with the Lease, Rent commenced to accrue on .

3.
If the Commencement Date is other than the first day of the month, the first billing will contain a pro rata adjustment. Each billing thereafter, with the exception of the final billing, shall be for the full amount of the monthly installment as provided for in the Lease.

4.	Rent is due and payable in advance on the first day of each and every month during the Term. Your rent checks should be made payable to at .

5.	The exact number of rentable square feet within the Premises is square feet.

6.	Tenant’s Proportionate Share as adjusted based upon the exact number of rentable square feet within the Premises is %.
[SIGNATURES APPEAR ON THE FOLLOWING PAGE]
EXHIBIT G

“Landlord”:
, a

By:
Name:
Its:

Agreed to and Accepted as
of                      , 20  _____ .

“Tenant”:
                                                                 ,

a

By:

Its:

EXHIBIT G

EXHIBIT H
Form of Subordination, Non-Disturbance and Attornment Agreement
LOAN NO.: 50-9850237
SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT
This SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (the “Agreement”) is dated as of the 23rd day of March, 2010, between U.S. BANK NATIONAL ASSOCIATION, as Successor Trustee for the Registered Holders of Wachovia Large Loan, Inc., Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2006-Whale7 (“Lender”), and MINDSPEED TECHNOLOGIES, INC., a Delaware corporation (“Tenant”).
RECITALS
A. Tenant is the tenant under a certain lease (the “Lease”) dated March 23, 2010, with 4000 MacArthur, L.P., a Delaware limited partnership (“Landlord”) or its predecessor in interest, of premises described in the Lease (the “Premises”) located in a certain office building known as the “East Tower” located at 4000 MacArthur Boulevard, Newport Beach, California and more particularly described in Exhibit A attached hereto and made a part hereof (such office building, including the Premises, is hereinafter referred to as the “Property”).
B. This Agreement is being entered into in connection with a mortgage loan (the “Loan”) previously made to Landlord and currently held by Lender, evidenced and secured by, among other things: (a) a Loan and Security Agreement dated as of March 28, 2006 (the “Loan Agreement”), (b) the Deed of Trust (as defined in the Loan Agreement) previously recorded with the registry or clerk of the county in which the Property is located (the “Registry”); and (c) the Assignment (as defined in the Loan Agreement) previously recorded with the Registry. The Deed of Trust and Assignment are hereinafter collectively referred to as the “Security Documents”.
AGREEMENT
For mutual consideration, including the mutual covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. Tenant agrees that the Lease is and shall be subject and subordinate to the Security Documents and to all present or future advances under the obligations secured thereby and all renewals, amendments, modifications, consolidations and extensions of the secured obligations and the Security Documents, to the full extent of all amounts secured by the Security Documents from time to time. Said subordination is to have the same force and effect as if the Security Documents and such renewals, modifications, consolidations and extensions thereof had been executed, acknowledged, delivered and recorded prior to the Lease, any amendments or modifications thereof and any notice thereof.
2. Lender agrees that, if the Lender exercises any of its rights under the Security Documents, including an entry by Lender pursuant to the Deed of Trust or a foreclosure of the Deed of Trust, Lender shall not disturb Tenant’s right of quiet possession of the Premises under the terms of the Lease so long as Tenant is not in default beyond any applicable grace period of any term, covenant or condition of the Lease.
EXHIBIT H

3. Tenant agrees that, in the event of a foreclosure of the Deed of Trust by Lender or the acceptance of a deed in lieu of foreclosure by Lender or any other succession of Lender to fee ownership, Tenant will attorn to and recognize Lender as its landlord under the Lease for the remainder of the term of the Lease (including all extension periods which have been or are hereafter exercised) upon the same terms and conditions as are set forth in the Lease, and Tenant hereby agrees to pay and perform all of the obligations of Tenant pursuant to the Lease.
4. Tenant agrees that, in the event Lender succeeds to the interest of Landlord under the Lease, Lender shall not be:
(a) liable for any act or omission of any prior Landlord (including, without limitation, the then defaulting Landlord); provided, however, nothing herein shall be deemed to be a waiver of Tenant’s rights or remedies in the event such act or omission is of a continuing nature (such as, for example, Landlord’s failure to fulfill a repair obligation), Lender has been given notice and opportunity to cure as provided in Section 6 below, and such continuing default has not been cured by Lender, or
(b) subject to any defense or offsets which Tenant may have against any prior Landlord (including, without limitation, the then defaulting Landlord), provided, however, nothing herein shall be deemed to be a waiver of Tenant’s defenses or offset rights relating to Landlord defaults of a continuing nature (such as, for example, Landlord’s failure to fulfill a repair obligation), but only to the extent Lender has been given notice and opportunity to cure as provided in Section 6 below and such continuing default has not been cured by Lender, or
(c) bound by any payment of rent or additional rent which Tenant might have paid for more than one month in advance of the due date under the Lease to any prior Landlord (including, without limitation, the then defaulting Landlord), except to the extent such advance rent has been received by Lender, or
(d) bound by any obligation to make any payment to Tenant which was required to be made prior to the time Lender succeeded to any prior Landlord’s interest, other than payments of the Abatement Amount, Landlord’s Contribution and the Renewal Allowance (as such terms are defined in the Lease), but only to the extent Lender is then holding funds in the Reletting Reserve Subaccount and/or Curtailment Reserve Subaccount (as such terms are defined in the Loan Agreement) to cover such payments; or
(e) accountable for any monies deposited with any prior Landlord (including security deposits), except to the extent such monies are actually received by Lender, or
(f) bound by any surrender or termination of the Lease (except to the extent expressly provided for in the Lease) or any amendment or modification of the Lease made without the consent of Lender, to the extent Lender Consent is required pursuant to the Loan Documents (as defined in the Loan Agreement), which consent shall not be unreasonably withheld, conditioned or delayed.
5. Tenant agrees that, notwithstanding any provision hereof to the contrary, the terms of the Deed of Trust shall continue to govern with respect to the disposition of any insurance proceeds or eminent domain awards, and any obligations of Landlord to restore the real estate of which the Premises are a part shall, insofar as they apply to Lender, be limited to insurance proceeds or eminent domain awards received by Lender after the deduction of all costs and expenses incurred in obtaining such proceeds or awards.
EXHIBIT H

6. Tenant hereby agrees to give to Lender copies of all notices of Landlord default(s) under the Lease in the same manner as, and whenever, Tenant shall give any such notice of default to Landlord, and no such notice of default shall be deemed given to Landlord unless and until a copy of such notice shall have been so delivered to Lender. Lender shall have the right to remedy any Landlord default under the Lease, or to cause any default of Landlord under the Lease to be remedied, and for such purpose Tenant hereby grants Lender such additional period of time as may be reasonable to enable Lender to remedy, or cause to be remedied, any such default in addition to the period given to Landlord for remedying, or causing to be remedied, any such default under the Lease, not to exceed thirty (30) additional days for monetary defaults and sixty (60) additional days for non-monetary defaults. Tenant shall accept performance by Lender of any term, covenant, condition or agreement to be performed by Landlord under the Lease with the same force and effect as though performed by Landlord. No Landlord default under the Lease shall exist or shall be deemed to exist (i) as long as Lender, in good faith, shall have commenced to cure such default within the above referenced time period and shall be prosecuting the same to completion with reasonable diligence, subject to force majeure, or (ii) if possession of the Premises is required in order to cure such default, or if such default is not susceptible of being cured by Lender, as long as Lender, in good faith, shall have notified Tenant that Lender intends to institute proceedings under the Security Documents, and, thereafter, as long as such proceedings shall have been instituted and shall be prosecuted with reasonable diligence. Lender shall have the right, without Tenant’s consent, to foreclose the Deed of Trust or to accept a deed in lieu of foreclosure of the Deed of Trust or to exercise any other remedies under the Security Documents. Notwithstanding the provisions of Section 4(d) and this Section 6, Lender agrees that Tenant shall have the right to abate Rent (as defined in the Lease) in accordance with the terms of the Lease in the event the Abatement Amount, the Landlord’s Contribution and/or the Renewal Allowance is not paid to Tenant when due under the Lease, subject to the notice and cure rights provided to the Landlord under the Lease.
7. Tenant hereby consents to the Assignment from Landlord to Lender in connection with the Loan. Tenant acknowledges that the interest of the Landlord under the Lease is to be assigned to Lender solely as security for the purposes specified in said assignments, and Lender shall have no duty, liability or obligation whatsoever under the Lease or any extension or renewal thereof, either by virtue of said assignments or by any subsequent receipt or collection of rents thereunder, unless Lender shall specifically undertake such liability in writing or unless Lender or its designee or nominee becomes, and then only with respect to periods in which Lender or its designee or nominee becomes, the fee owner of the Premises. Tenant agrees that upon receipt of a written notice from Lender of a default by Landlord under the Loan, Tenant will thereafter, if requested by Lender, pay rent to Lender in accordance with the terms of the Lease. Tenant shall be under no obligation to ascertain whether a default by Landlord has occurred under the Loan. Landlord waives any right, claim or demand it may now or hereafter have against Tenant by reason of such direct payment to Lender and agrees that such direct payment to Lender shall discharge all obligations of Tenant to make such payment to Landlord.
8. Subject to Section 4(f) above, the Lease shall not be assigned by Tenant, modified, amended or terminated (except a termination that is permitted in the Lease without Landlord’s consent) without Lender’s prior written consent in each instance which consent shall not be unreasonably withheld, conditioned or delayed.
9. Any notice, election, communication, request or other document or demand required or permitted under this Agreement shall be in writing and shall be deemed delivered on the earlier to occur of (a) receipt or (b) the date of delivery, refusal or nondelivery indicated on the return receipt, if deposited in a United States Postal Service Depository, postage prepaid, sent certified or registered mail, return receipt requested, or if sent via a recognized commercial courier service providing for a receipt, addressed to Tenant or Lender, as the case may be, at the following addresses:
If to Tenant:
Mindspeed Technologies, Inc.
4000 MacArthur Boulevard, East Tower
First Floor
Newport Beach, California 92660
Attn: Brandi R. Steege, Esq.
                     Vice President, Legal
with a copy to:
CresaPartners
610 Newport Center Drive, Suite 500
Newport Beach, California 92660
Attention: Jeff Manley
EXHIBIT H

If to Lender:

U.S. Bank National Association, as Successor Trustee for the Registered
Holders of Wachovia Large Loan, Inc., Commercial Mortgage Trust,
Commercial Mortgage Pass-Through Certificates,
Series 2006-Whale7
c/o Wachovia Bank, National Association
Real Estate Asset Management
NC 1075
201 S. College Street
Charlotte, North Carolina 28244-1075
Attention:	Portfolio Manager
Deal Name: Whale 7

with a copy to:

Alston & Bird LLP Bank of America Plaza 101 South Tryon Street, Suite 4000 Charlotte, NC 28280-4000
Attn. James A. L. Daniel, Jr.
10. The term “Lender” as used herein includes any successor or assign of the named Lender herein, including without limitation, any co-lender at the time of making the Loan, any purchaser at a foreclosure sale and any transferee pursuant to a deed in lieu of foreclosure, and their successors and assigns, and the terms “Tenant” and “Landlord” as used herein include any successor and assign of the named Tenant and Landlord herein, respectively; provided, however, that such reference to Tenant’s or Landlord’s successors and assigns shall not be construed as Lender’s consent to any assignment or other transfer by Tenant or Landlord.
11. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to be enforceable, or if such modification is not practicable, such provision shall be deemed deleted from this Agreement, and the other provisions of this Agreement shall remain in full force and effect.
12. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing executed by the party against which enforcement of the termination, amendment, supplement, waiver or modification is sought.
13. Tenant and Lender hereby acknowledge and agree that the liability of Landlord for Landlord’s obligations under this Agreement shall be limited to Landlord’s interest in the Property (as defined in the Lease) (including any rents, issues, profits, income and all sale, financing, insurance or condemnation proceeds thereof) and neither Tenant nor Lender shall look to any other property or assets of Landlord or the property or assets of any direct or indirect partner, member, manager, shareholder, director, officer, principal, employee or agent of Landlord (collectively, the “Landlord Parties”) in seeking either to enforce Landlord’s obligations under this Agreement or to satisfy a judgment for Landlord’s failure to perform such obligations under this Agreement; and none of the Landlord Parties shall be personally liable for the performance of Landlord’s obligations under this Agreement.
EXHIBIT H

14. This Agreement shall be construed in accordance with the laws of the state of in which the Property is located.
15. The person executing this Agreement on behalf of each party is authorized by such party to do so and execution hereof by each party is the binding act of such party enforceable against such party.
16. This Agreement may be executed in any number of counterparts, each of which counterparts shall for all purposes be deemed to be an original; and all such counterparts shall together constitute but one and the same Agreement.
[signatures appear on following page]
EXHIBIT H

Witness the execution hereof as of the date first above written.

LENDER:	U.S. BANK NATIONAL ASSOCIATION, as Successor Trustee for the Registered Holders of Wachovia Large Loan, Inc., Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2006-Whale7

	By:	WACHOVIA BANK, NATIONAL ASSOCIATION, solely in its capacity as Master Servicer, as authorized under that certain Pooling and Servicing Agreement dated as of September 1, 2006

By:

Name:

Title:

TENANT:	MINDSPEED TECHNOLOGIES, INC., a Delaware corporation

By:

Name:

Title:

The undersigned Landlord hereby consents to the foregoing Agreement and confirms the facts stated in the foregoing Agreement.

LANDLORD:	4000 MACARTHUR, L.P., a Delaware limited partnership

By:

Name:

Title:

EXHIBIT H

STATE OF NORTH CAROLINA	)
	)	SS.
COUNTY OF MECKLENBURG	)
On                                         , 2010, personally appeared the above named                                                                                       , a                                             of WACHOVIA BANK, NATIONAL ASSOCIATION, acting in its authorized capacity as Master Servicer for and on behalf of U.S. Bank National Association, as Successor Trustee for the Registered Holders of Wachovia Large Loan, Inc., Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2006-Whale7 and acknowledged the foregoing to be the free act and deed of said association, before me.

Notary Public
My commission expires:
EXHIBIT H

THE STATE OF CALIFORNIA	)

COUNTY OF	)
On                                         , 2010 before me,                                                                                     , Notary Public, personally appeared                                                                                      who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.
I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.
WITNESS my hand and official seal.

Signature	(Seal)
EXHIBIT H

THE STATE OF CALIFORNIA	)

COUNTY OF LOS ANGELES	)
On                     , 2010 before me,                                                                                     , Notary Public, personally appeared                                                                                        who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.
I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.
WITNESS my hand and official seal.

Signature	(Seal)
EXHIBIT H

EXHIBIT A
Legal Description of Property
The building located within the crossed hatched area set forth on the Site Plan attached hereto as Schedule 1, which is situated on a portion of Parcel 1, as shown on that certain Parcel Map recorded in Book 114, Pages 22, 23, 24 of Parcel Maps, in the City of Newport Beach, County of Orange, State of California.
EXHIBIT H

SCHEDULE 1 TO EXHIBIT A
Site Plan of Project
SCHEDULE 1 TO
EXHIBIT A

EXHIBIT I
Location of Lobby Signs
EXHIBIT I

EXHIBIT I

EXHIBIT I